Form 10KSB, Exhibit 13
ECB BANCORP INC
filed 1999-03-31
CIK 1066254

MISSION STATEMENT

The East Carolina Bank will be operated in a financially sound manner and will achieve its growth and profit objectives through the delivery of select, quality financial products and services to individuals, small business, and agricultural customers in eastern North Carolina.

We will be dedicated to employee development, strive to exceed the public's expectations with our service orientation, and seek to have our corporate values reflect those of the community.

The result shall be a high performance independent bank providing career opportunities for our employees, superior returns for our shareholders, and Excellence in Community Banking for our customers.

                                                               TABLE OF CONTENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries
1998
ANNUAL REPORT

Shareholder Reference ...................................................      3
Letter to Shareholders ..................................................    4-5
The Newman's Own George Award ...........................................      7
Financial Highlights ....................................................    8-9
Consolidated Five Year Financial Summary ................................     10
Independent Auditors' Report ............................................     11
Consolidated Balance Sheets .............................................     12
Consolidated Statements of Income .......................................     13
Consolidated Statements of Shareholders' Equity .........................     14
Consolidated Statements of Cash Flows ...................................     15
Notes to Consolidated Financial Statements ..............................  16-29
Management's Discussion and Analysis ....................................  31-47
Board of Directors and Subsidiary Corporations ..........................     48
Bank Senior Management and Corporate Officers ...........................     49
Bank Officers and Department Managers ...................................     50
Branch Officers .........................................................     51
Attorneys and Correspondent Banks .......................................     52

--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 evidences Congress' determination that the disclosure of forward-looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward-looking statements by Company management. This Annual Report, including the Letter to Shareholders and Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.

The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation and similar matters. Readers of this report are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

--------------------------------------------------------------------------------

SHAREHOLDER REFERENCE
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

ANNUAL MEETING
The Annual Shareholders' Meeting will be held
Wednesday, April 28, 1999 at 11:00 a.m. at the Lodge at Lake Mattamuskeet, Hyde County, North Carolina.

HEADQUARTERS
Post Office Box 337
35080 US Highway 264
Engelhard, North Carolina 27824
(252) 925-9411

FORM 10-KSB
Copies of ECB Bancorp, Inc.'s Annual Report Form 10-KSB to the Securities and Exchange Commission may be obtained without charge by writing to Gary M. Adams, Senior VP & Chief Financial Officer, The East Carolina Bank, P.O. Box 337, Engelhard, North Carolina 27824.

ANNUAL DISCLOSURE STATEMENT
A copy of the Bank's Annual Disclosure Statement may be obtained without charge by contacting Gary M. Adams, Senior VP & Chief Financial Officer, The East Carolina Bank, P.O. Box 337, Engelhard, North Carolina 27824.

STOCK TRANSFER AND REGISTRAR
First Citizens Bank & Trust Company
P.O. Box 151
Raleigh, North Carolina 27602

SHAREHOLDER ACCOUNT INQUIRIES
Communications regarding transfer requirements and lost certificates should be directed to:
The East Carolina Bank
P.O. Box 337
35080 US Highway 264
Engelhard, North Carolina 27824
Attention: Corporate Secretary

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
KPMG LLP
Suite 1200, 150 Fayetteville Street Mall
P.O. Box 29543
Raleigh, North Carolina 27626-0543

INVESTMENT BANKING ADVISOR
Interstate/Johnson Lane
Interstate Tower
P.O. Box 1012
Charlotte, North Carolina 28201-1012

COUNSEL
Davis & Davis
Attorneys at Law
P.O. Box 277
Swan Quarter, North Carolina 27885

BUSINESS PROFILE

     ECB Bancorp, Inc. ("Bancorp") is a bank holding company headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank (the "Bank" or "ECB") (collectively referred to hereafter as the "Company"), is a state-chartered, independent, community bank founded in 1919. At year-end 1998, The East Carolina Bank had 131 full-time employees. ECB is a member of the Federal Deposit Insurance Corporation, the American Bankers Association, the North Carolina Bankers Association, and the Independent Bankers Association of America. The Bank currently operates 15 full-service branches, a loan production office and twelve automated teller machines in eastern North Carolina. Ten of these offices are located in mainland Beaufort, Currituck, Hyde, Pitt, Tyrrell, and Washington counties, and six are on North Carolina's famed Outer Banks, from Ocracoke Island in Hyde County to Southern Shores in Dare County.


--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                                          LETTER TO SHAREHOLDERS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

Dear Shareholder:

This report represents the first annual report of ECB Bancorp, Inc., the new holding company for The East Carolina Bank. To that end, I am also pleased to announce that 1998 was another record-setting year. We continue to be blessed with a strong and diverse economy in our market area. This was once again displayed in 1998 even though we had to deal with hurricane Bonnie in addition to certain other adverse weather conditions for our agri-business segment.

For the year ended December 31, 1998, Bancorp generated a consolidated net income of $1,959,000, or $1.08 per share, which is a 17.1% increase over the $1,673,000, or $.94 per share, earned for the period ended December 31, 1997. Consolidated total assets at year-end 1998 were $210,484,000, an 11.8% increase over total assets of $188,228,000 at December 31, 1997. Deposits of $184,185,000 represented a 7.8% increase over the previous year-end balance of $170,909,000. Loans grew 9.7% to $133,024,000 at December 31, 1998, up from $121,209,000 at
December 31, 1997. Consolidated shareholders' equity for the period-end was $21,852,000, representing a 39.1% increase over the 1997 level.
These financial results equate to a 1.01% return on average assets and an 11.33% return on average equity.

1998 was an exciting and event-filled year for your organization. Much of Senior Management's time in 1998 was devoted to several special projects. Not only was a holding company form of organization put in place, but the Directors also authorized a three-for-one stock split as a display of their confidence in the corporation's future. Both of these actions became effective July 22, 1998, and were matters that were approved for implementation at last year's shareholders' meeting. Moreover, in the fall of 1998, ECB Bancorp, Inc. undertook the sale of additional shares of common stock principally to support the continuation of its growth. We are gratified to report that the offering was over subscribed. Interstate/Johnson Lane Corporation served as underwriter for the offering and we are now listed on Nasdaq's SmallCap Market. For those of you who are first time shareholders, we welcome you to the family of ECB, Bancorp investors.

The organization's overall performance in 1998 was also gratifying, particularly in light of certain increases in expenses associated with the expansion into new markets and the introduction of several new products. We are pleased to report that the new offices in Avon (Dare County) and Barco (Currituck County) continue to perform above expectations. The Bank's home mortgage products introduced earlier last year continue to progress well. To continue this momentum, a new Home Equity product line was introduced in March 1999 which we also anticipate will be a success.

The construction of our new branch location in Manteo, (Dare County) is progressing nicely while in Washington, NC we are well underway in the completion of our 16th full service branch. We hope to open in late spring 1999 and eagerly look forward to bringing our form of community banking to the businesses and consumers of western Beaufort County. We have also announced the closing of our WalMart Branch (Greenville) after three years of effort to reach our goals. The Bank's valued employees and customers will be assigned to one of our other two Greenville locations.

It goes without saying that your Directors and Senior Managers are dedicated to achieving ECB Bancorp's organizational goals of being a "Best Bank" and creating sustainable increases in shareholder value. To that end, we will continue to explore the addition of several new products including those relating to insurance and investment services as well as financial counseling. 1999 will also see a continuation of ECB Bancorp's firm commitment to both product and sales training so that we may continue to maintain our leadership position in each market for "quality customer service". Moreover, we will continue to explore creative uses of technology such as in check statement imaging and home banking via the Internet.


--------------------------------------------------------------------------------
4

LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries


Elsewhere in this report you will find a more detailed explanation of how ECB Bancorp is meeting the challenges surrounding the change in century. Suffice it to say, our "Year 2000" taskforce is tackling all issues, whether they be technical or psychological in nature. Managing the public's apprehension surrounding the "Y2K issue" will be a challenge for all financial institutions. As this effort continues through 1999, our staff will be conducting public seminars for both consumers and businesses with the goal of educating the audiences on how to manage a variety of "millennium" issues. You will be pleased to know that we have a very thorough contingency plan to deal with Y2K issues, including minor interruptions caused by the possible loss of electrical and telephone service.

On the following page, you will find a photo of "The Newman's Own/George Award". In case you have not heard, The East Carolina Bank's philanthropic endeavors were nationally recognized at a dinner in New York in April 1998 hosted by Newman's Own/George Magazine. The Bank was a top ten finalist for the magazine's "Most Generous Company in America" award.

By splitting our stock and issuing additional shares in 1998 (and becoming listed on Nasdaq's SmallCap Market), we believe we have created additional liquidity and visibility for ECB Bancorp investors. Commencing in 1999, it is our intent to pay dividends quarterly rather than once a year as we have done historically. These actions have been part of a plan designed to drive and create sustainable shareholder value. These initiatives will also assist in protecting the organization's ability to be both flexible and responsive to changing market and economic circumstances.

The increased financial results that are being reported are a direct result of the organization's strategic initiatives formulated and implemented since 1996. In February 1999, the Board of Directors and the Senior Management team joined in a retreat to review and update where necessary the organization's current strategic plan. The conference was quite successful and the participants left confident that ECB Bancorp is facing the future in good order.

We have received several requests to close this letter in the first annual report for ECB Bancorp, in the same manner as we have closed the Shareholders' letter for The East Carolina Bank over the last several years, so here goes. I would once again like to thank the Directors for their confidence and to acknowledge the continued display of teamwork throughout the organization, but particularly among the management team. Additionally, I will again thank the employees as I have all year long for their support and dedication to the principles upon which the success of this bank will be built. Lastly, I want to thank the shareholders for their support and patience as we put together a top-performing bank which will handsomely reward their investment over time.

                                                    Sincerely,

                                                    /s/ Arthur H. Keeney, III

                                                    Arthur H. Keeney, III
                                                    President & CEO

March 29, 1999

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries




                                     [LOGO]


                         Excellence in Community Banking






--------------------------------------------------------------------------------

                                    [PHOTO]

                         "The Newman's Own George/Award"








--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                                            FINANCIAL HIGHLIGHTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


                                RETURN ON ASSETS

                              1994            .82%
                              1995            .74%
                              1996            .80%
                              1998           1.01%
                              1997            .93%


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


                                RETURN ON EQUITY

                              1994          10.37%
                              1995           9.16%
                              1996           9.55%
                              1997          11.07%
                              1998          11.33%


--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

                                                                                          Percent
                                                          1998               1997          Change
-------------------------------------------------------------------------------------------------
For the year:
Operating income                                     $ 16,909,358       $ 15,585,282         8.5%
Operating expense                                      14,950,318         13,912,031         7.5%

Net income                                              1,959,040          1,673,251        17.1%
      Per share amounts (basic and diluted)                  1.08                .94        14.7%

Cash dividends declared                                   453,965            415,393         9.3%
      Per share                                      $       .255       $       .233         9.3%
Average number of common shares outstanding             1,817,117          1,780,254        02.1%
=================================================================       ============        =====
At year-end:
Assets                                               $210,483,738       $188,227,722        11.8%
Earning assets                                        191,418,473        168,328,783        13.7%
Loans                                                 133,024,004        121,208,810         9.7%
Investment securities                                  58,394,469         47,119,973        23.9%
Allowance for possible loan losses                      2,750,000          2,660,000         3.4%
Deposits                                              184,184,803        170,908,861         7.8%
Shareholders' equity                                   21,852,346         15,713,293        39.1%
      Book value per share                           $      10.28       $       8.83        16.5%
=================================================================       ============        =====
Averages:
Assets                                               $194,618,000       $180,515,000         7.8%
Earning assets                                        179,290,000        167,269,000         7.2%
Loans                                                 127,650,000        118,185,000         8.0%
Deposits                                              175,857,000        164,363,000         7.0%
Shareholders' equity                                   17,295,000         15,113,000        14.4%


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                   Net Income
                         1998                   $1,959,040
                         1997                   $1,673,251
                         1996                   $1,333,763
                         1994                   $1,247,365
                         1995                   $1,190,183


--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                        CONSOLIDATED FIVE YEAR FINANCIAL SUMMARY
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

ASSETS AND LIABILITIES                                    1998             1997             1996             1995              1994
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Deposits                                          $184,184,803     $170,908,861     $151,335,562     $150,435,845      $141,044,393
      Demand                                        86,197,280       73,153,398       66,263,148       61,617,488        62,631,974
      Savings and time                              97,987,523       97,755,463       85,072,414       88,818,357        78,412,419
Loans                                              133,024,004      121,208,810      112,655,981       94,488,919        85,997,184
Securities:                                         58,394,469       47,119,973       34,588,505       47,771,754        51,160,625
      Taxable                                       41,527,347       33,062,817       25,334,366       38,259,514        41,834,692
      Tax exempt                                    16,867,122       14,057,156        9,254,139        9,512,240         9,325,933
Allowance for possible loan losses                   2,750,000        2,660,000        2,400,000        1,950,000         1,900,000
Shareholders' equity                                21,852,346       15,713,293       14,249,546       13,426,644        11,904,174
Assets                                            $210,483,738     $188,227,722     $167,217,594     $165,407,814      $153,552,839
==============================================================     ============     ============     ============     ==============
OPERATING SUMMARY
Interest income:
      Interest and fees on loans                  $ 12,014,838     $ 10,887,327     $  9,521,265     $  8,754,549      $  7,237,495
      Interest on securities                         2,625,600        2,261,265        2,390,995        2,677,175         2,488,626
      Interest on federal funds sold                   241,595          490,623          301,265          371,806           188,251
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Total interest income                               14,882,033       13,639,215       12,213,525       11,803,530         9,914,372
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Interest expense:
      Interest on deposits                           5,351,026        5,363,757        4,831,397        5,207,179         3,560,886
      Interest on borrowed money                         8,853              786            9,459            8,746             3,261
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Total interest expense                               5,359,879        5,364,543        4,840,856        5,215,925         3,564,147
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Net interest income                                  9,522,154        8,274,672        7,372,669        6,587,605         6,350,225

Provision for possible loan losses                     242,396          353,513          496,914          515,066           396,926

Non-interest income                                  2,027,325        1,946,067        1,718,064        1,669,518         1,580,990

Non-interest expenses                                8,703,043        7,543,975        6,785,056        6,167,874         5,786,924
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Income before taxes and cumulative
      effect of a change in accounting
      for  postretirement benefits                   2,604,040        2,323,251        1,808,763        1,574,183         1,747,365
Income taxes                                           645,000          650,000          475,000          384,000           500,000
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Income before cumulative effect of
      a change in accounting for
      postretirement benefits                        1,959,040        1,673,251        1,333,763        1,190,183         1,247,365
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Cumulative effect for years prior to
      January 1, 1995 of a change in
      accounting for postretirement benefits,
      net of income tax                                     --               --               --         (278,555)               --
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Net income                                        $  1,959,040     $  1,673,251     $  1,333,763     $    911,628      $  1,247,365
==============================================================     ============     ============     ============     ==============
Weighted average outstanding
      shares of common stock                         1,817,117        1,780,254        1,780,254        1,780,254         1,780,254
Per share amounts:
      Income before cumulative effect of
      a change in accounting for
      postretirement benefits                     $       1.08     $       0.94     $       0.75     $       0.67      $       0.70

      Cumulative effect for years prior
      to January 1, 1995 of a change in
      accounting for postretirement benefits                --               --               --            (0.16)               --
--------------------------------------------------------------     ------------     ------------     ------------     --------------
Net income per common share
      (basic and diluted)                         $        1.08    $        .94     $         .75    $        .51      $        .70
==============================================================     ============     ============     ============     ==============


--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries


                          INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS
ECB BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of ECB Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ECB Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                        KPMG LLP

Raleigh, North Carolina
February 5, 1999


--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                                     CONSOLIDATED BALANCE SHEETS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

                                                      December 31, 1998 and 1997
Assets                                                                                                1998                  1997
-------------------------------------------------------------------------------------------------------------         -------------
Non-interest bearing deposits and cash (note 13)                                                $  11,786,543         $   8,280,694
Federal funds sold                                                                                         --             4,425,000
-------------------------------------------------------------------------------------------------------------         -------------
             Total cash and cash equivalents                                                       11,786,543            12,705,694
-------------------------------------------------------------------------------------------------------------         -------------

Investment securities (note 2):
      Available-for-sale (cost: $57,374,975 and
             $46,655,155, respectively)                                                            58,394,469            47,119,973

Loans (note 3)                                                                                    133,024,004           121,208,810
Allowance for possible loan losses (note 4)                                                        (2,750,000)           (2,660,000)
-------------------------------------------------------------------------------------------------------------         -------------
             Loans, net                                                                           130,274,004           118,548,810
-------------------------------------------------------------------------------------------------------------         -------------

Real estate acquired in settlement of loans, net                                                       50,000               340,000
Real estate held for sale, net                                                                             --               150,000
Federal Home Loan Bank common stock, at cost                                                          564,800               503,000
Bank premises and equipment, net (note 5)                                                           7,006,508             6,266,283
Accrued interest receivable                                                                         2,096,424             1,922,814
Other assets (note 6)                                                                                 310,990               671,148
-------------------------------------------------------------------------------------------------------------         -------------
Total                                                                                           $ 210,483,738         $ 188,227,722
=============================================================================================================         =============

Liabilities and Shareholders' Equity
-------------------------------------------------------------------------------------------------------------         -------------
Deposits (note 10):
      Demand, noninterest bearing                                                               $  38,086,062         $  31,897,001
      Demand, interest bearing                                                                     48,111,218            41,256,397
      Savings                                                                                      14,561,072            14,712,835
      Time                                                                                         83,426,451            83,042,628
-------------------------------------------------------------------------------------------------------------         -------------
             Total deposits                                                                       184,184,803           170,908,861
-------------------------------------------------------------------------------------------------------------         -------------

Federal funds purchased                                                                             2,725,000                    --
Accrued interest payable                                                                              829,104               698,997
Other liabilities (note 7)                                                                            892,485               906,571
-------------------------------------------------------------------------------------------------------------         -------------
             Total liabilities                                                                    188,631,392           172,514,429
-------------------------------------------------------------------------------------------------------------         -------------

Shareholders' equity (notes 11, 13 and 16):
      Common stock, par value $3.50 per share; authorized
             10,000,000 shares; issued and outstanding 2,125,254 and
             1,780,254 shares at December 31, 1998 and 1997, respectively                           7,438,389             6,230,889
      Capital surplus                                                                               6,260,392             3,200,000
      Retained earnings                                                                             7,480,699             5,975,624
      Accumulated other comprehensive income                                                          672,866               306,780
-------------------------------------------------------------------------------------------------------------         -------------
             Total shareholders' equity                                                            21,852,346            15,713,293
-------------------------------------------------------------------------------------------------------------         -------------

Commitments and contingencies (notes 12 and 14)

Total                                                                                           $ 210,483,738         $ 188,227,722
=============================================================================================================         =============

--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

                                        Years ended December 31, 1998, 1997 and 1996
                                                                                                1998            1997            1996
------------------------------------------------------------------------------------     -----------     -----------     -----------
Interest income:
      Interest and fees on loans                                                         $12,014,838     $10,887,327     $ 9,521,265
      Interest on investment securities:
            Interest exempt from federal income taxes                                        751,990         511,653         472,206
            Taxable interest income                                                        1,873,610       1,749,612       1,918,789
      Interest on federal funds sold                                                         241,595         490,623         301,265
------------------------------------------------------------------------------------     -----------     -----------     -----------
                  Total interest income                                                   14,882,033      13,639,215      12,213,525
------------------------------------------------------------------------------------     -----------     -----------     -----------
Interest expense:
      Deposits (note 10):
            Demand accounts                                                                  686,085         698,635         699,138
            Savings                                                                          284,094         308,012         328,029
            Time                                                                           4,380,847       4,357,110       3,804,230
      Other                                                                                    8,853             786           9,459
------------------------------------------------------------------------------------     -----------     -----------     -----------
                  Total interest expense                                                   5,359,879       5,364,543       4,840,856
------------------------------------------------------------------------------------     -----------     -----------     -----------
                  Net interest income                                                      9,522,154       8,274,672       7,372,669
Provision for possible loan losses (note 4)                                                  242,396         353,513         496,914
------------------------------------------------------------------------------------     -----------     -----------     -----------
                  Net interest income after provision for possible loan losses             9,279,758       7,921,159       6,875,755
------------------------------------------------------------------------------------     -----------     -----------     -----------
Non-interest income:
      Service charges on deposit accounts                                                  1,334,958       1,391,136       1,102,866
      Other service charges and fees                                                         590,832         524,638         419,128
      Net gain on sale of securities                                                              --              --           5,662
      Net gain on sale of real estate acquired in settlement
            of loans and real estate held for sale                                                --              --         110,960
      Other                                                                                  101,535          30,293          79,448
------------------------------------------------------------------------------------     -----------     -----------     -----------
                  Total non-interest income                                                2,027,325       1,946,067       1,718,064
------------------------------------------------------------------------------------     -----------     -----------     -----------
Non-interest expense:
      Salaries                                                                             3,186,103       2,938,570       2,770,184
      Retirement and other employee benefits (note 7)                                      1,083,843         971,474         939,505
      Occupancy                                                                              720,257         623,134         549,613
      Equipment                                                                              875,232         768,244         563,478
      Deposit insurance premiums                                                              20,532          24,589           1,500
      Professional fees                                                                      318,336         209,038         198,298
      Supplies                                                                               251,076         221,978         183,942
      Telephone                                                                              265,386         216,821         176,034
      Postage                                                                                171,747         150,311         143,458
      Other                                                                                1,810,531       1,419,816       1,259,044
------------------------------------------------------------------------------------     -----------     -----------     -----------
                  Total non-interest expense                                               8,703,043       7,543,975       6,785,056
------------------------------------------------------------------------------------     -----------     -----------     -----------
                  Income before income taxes                                               2,604,040       2,323,251       1,808,763
Income taxes (note 6)                                                                        645,000         650,000         475,000
------------------------------------------------------------------------------------     -----------     -----------     -----------
                  Net income                                                             $ 1,959,040     $ 1,673,251     $ 1,333,763
====================================================================================     ===========     ===========     ===========
Net income per share (basic and diluted)                                                 $      1.08     $      0.94     $      0.75
Weighted average common shares outstanding                                                 1,817,117       1,780,254       1,780,254
====================================================================================     ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

                                                Years ended December 31, 1998, 1997 and 1996


                                                  Common stock                                         Accumulated
                                         ---------------------------                                      other
                                            Number                         Capital        Retained     comprehensive
                                            of shares       Amount         surplus        earnings        income
-------------------------------------    ------------   ------------   ------------   ------------    ------------
Balance at December 31, 1995
      (note 11)                             1,780,254   $  6,230,889   $  3,200,000   $  3,763,791    $    231,964
      Unrealized losses, net of
            income taxes of $67,500                --             --             --             --        (131,073)
      Net income                                   --             --             --      1,333,763              --
      Total comprehensive income

      Cash dividends ($.21 per share)              --             --             --       (379,788)             --
-------------------------------------    ------------   ------------   ------------   ------------    ------------

Balance at December 31, 1996                1,780,254      6,230,889      3,200,000      4,717,766         100,891
      Unrealized gains, net of
            income taxes of $106,000               --             --             --             --         205,889
      Net income                                   --             --             --      1,673,251              --
      Total comprehensive income

      Cash dividends ($.23 per share)              --             --             --       (415,393)             --
-------------------------------------    ------------   ------------   ------------   ------------    ------------

Balance at December 31, 1997                1,780,254      6,230,889      3,200,000      5,975,624         306,780
      Unrealized gains, net of
            income taxes of $188,590               --             --             --             --         366,086
      Net income                                   --             --             --      1,959,040              --

      Total comprehensive income

      Common stock issued (note 11)           345,000      1,207,500      3,060,392             --              --
      Cash dividends ($.255 per share)             --             --             --       (453,965)             --
-------------------------------------    ------------   ------------   ------------   ------------    ------------

Balance at December 31, 1998                2,125,254   $  7,438,389   $  6,260,392   $  7,480,699    $    672,866
=====================================    ============   ============   ============   ============    ============



                                          Comprehensive
                                              income           Total
-------------------------------------     ------------    ------------
Balance at December 31, 1995
      (note 11)                                           $ 13,426,644
      Unrealized losses, net of
            income taxes of $67,500           (131,073)       (131,073)
      Net income                             1,333,763       1,333,763
      Total comprehensive income           $ 1,202,690
                                          ============
      Cash dividends ($.21 per share)                         (379,788)
-------------------------------------     ------------    ------------

Balance at December 31, 1996                                14,249,546
      Unrealized gains, net of
            income taxes of $106,000           205,889         205,889
      Net income                             1,673,251       1,673,251
      Total comprehensive income           $ 1,879,140
                                          ============
      Cash dividends ($.23 per share)                         (415,393)
-------------------------------------     ------------    ------------

Balance at December 31, 1997                                15,713,293
      Unrealized gains, net of
            income taxes of $188,590           366,086         366,086
      Net income                             1,959,040       1,959,040
                                          ------------
      Total comprehensive income           $ 2,325,126
                                          ============
      Common stock issued (note 11)                          4,267,892
      Cash dividends ($.255 per share)                        (453,965)
-------------------------------------     ------------    ------------

Balance at December 31, 1998                              $ 21,852,346
=====================================                     ============

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

                                                     Years ended December 31, 1998, 1997 and 1996

                                                                                          1998             1997             1996
--------------------------------------------------------------------------------     ------------     ------------     ------------
Cash flows from operating activities:
      Net income                                                                     $  1,959,040     $  1,673,251     $  1,333,763
      Adjustments to reconcile net income to net
            cash provided by operating activities:
                  Depreciation                                                            668,383          545,852          445,314
                  Amortization of premium on investment securities, net                    54,862           51,838            9,870
                  Provision for possible loan losses                                      242,396          353,513          496,914
                  Provision for loss on real estate held for sale                              --           50,000           53,800
                  Deferred income taxes                                                    72,000          (33,700)        (128,500)
                  Loss (gain) on sale of available-for-sale securities                         --           25,818           (5,662)
                  Loss (gain) on sale of real estate acquired in settlement
                    of loans and real estate held for sale                                 (6,476)              95         (110,960)
                  Loss on disposal of premises and equipment                                6,285            7,242            8,384
                  Increase in accrued interest receivable                                (173,610)        (403,494)         (74,499)
                  Decrease (increase) in other assets                                      99,568             (914)          (8,989)
                  Increase (decrease) in accrued interest payable                         130,107          115,265          (72,264)
                  Increase in postretirement benefit liability                             20,747           42,000           28,000
                  Increase (decrease) in other liabilities                                (34,833)        (184,183)         106,518
--------------------------------------------------------------------------------     ------------     ------------     ------------
                    Net cash provided by operating activities                           3,038,469        2,242,583        2,081,689
--------------------------------------------------------------------------------     ------------     ------------     ------------
Cash flows from investing activities:
      Proceeds from sales of investment securities classified
            as available-for-sale                                                              --        3,015,439          513,924
      Proceeds from maturities of investment securities
            classified as available-for-sale                                            9,913,543       13,349,710       21,500,092
      Purchases of investment securities classified as available-for-sale             (20,688,225)     (28,662,322)      (9,033,608)
      Purchases of Federal Home Loan Bank common stock                                    (61,800)        (503,000)              --
      Proceeds from disposal of premises and equipment                                     12,063           23,665           21,842
      Purchases of premises and equipment                                              (1,426,956)      (1,304,813)        (592,433)
      Proceeds from disposal of real estate acquired in
            settlement of loans and real estate held for sale                             446,476           50,263          406,653
      Net loan originations                                                           (11,967,590)      (9,075,362)     (18,146,433)
--------------------------------------------------------------------------------     ------------     ------------     ------------
                    Net cash used by investing activities                             (23,772,489)     (23,106,420)      (5,329,963)
--------------------------------------------------------------------------------     ------------     ------------     ------------

Cash flows from financing activities:
      Net increase in deposits                                                         13,275,942       19,573,299          924,642
      Net increase in federal funds purchased                                           2,725,000               --               --
      Dividends paid                                                                     (453,965)        (415,393)        (379,788)
      Proceeds from issuance of common stock                                            4,267,892               --               --
--------------------------------------------------------------------------------     ------------     ------------     ------------
                    Net cash provided by financing activities                          19,814,869       19,157,906          544,854
--------------------------------------------------------------------------------     ------------     ------------     ------------
Decrease in cash and cash equivalents                                                    (919,151)      (1,705,931)      (2,703,420)
Cash and cash equivalents at beginning of year                                         12,705,694       14,411,625       17,115,045
--------------------------------------------------------------------------------     ------------     ------------     ------------
Cash and cash equivalents at end of year                                             $ 11,786,543     $ 12,705,694     $ 14,411,625
================================================================================     ============     ============     ============

Supplemental disclosure of noncash financing and investing activities:
      Unrealized gains (losses) on available-for-sale securities,
            net of deferred taxes                                                    $    366,086     $    205,889     $   (131,073)
================================================================================     ============     ============     ============

See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

                           December 31, 1998 and 1997

(1)  Summary of Significant Accounting and Reporting Policies

     (a)  Consolidation

     The consolidated financial statements include the accounts of ECB bancorp, Inc. ("Bancorp") (see note 11) and its wholly-owned subsidiary, The East Carolina Bank (the "Bank") (collectively referred to hereafter as the "Company"). The Bank has two wholly-owned subsidiaries, Carolina Financial Realty, Inc. and Carolina Financial Courier, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Basis of Financial Statement Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheets and the reported amounts of income and expenses for the periods presented. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties held as collateral for loans.

     (c)  Business

     Bancorp is a bank holding company incorporated in North Carolina. The principal activity of Bancorp is ownership of the Bank. The Bank provides financial services through its branch network located in eastern North Carolina. The Bank competes with other financial institutions and numerous other non-financial services commercial entities offering financial services products. The Bank is further subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Company has no foreign operations, and the Company's customers are principally located in eastern North Carolina.

     (d)  Cash and Cash Equivalents

     Cash and cash equivalents include demand and time deposits (with original maturities of ninety days or less) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     (e)  Investment Securities

     Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation at each reporting date. Securities are classified as held-to-maturity ("HTM") when the Company has both the positive intent and ability to hold the securities to maturity. HTM securities are stated at amortized cost. Securities not classified as HTM are classified as available-for-sale ("AFS"). AFS securities are stated at fair value as determined by reference to published sources, with the unrealized gains and losses, net of income taxes, reported as a separate component of shareholders' equity. The Company has no trading securities.

     The amortized cost of securities classified as HTM or AFS is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

     (f)  Loans Receivable

     Loans are generally stated at their outstanding unpaid principal balances net of any deferred fees or costs. Loan origination fees net of certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual life of the related loans using the level-yield method.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries


(1)  Summary of Significant Accounting and Reporting Policies (continued)

     Interest on loans is recorded based on the principal amount outstanding. The Company ceases accruing interest on loans (including impaired loans) when, in management's judgment, the collection of interest income appears doubtful or the loan is past due 90 days or more. Management may return a loan classified as nonaccrual to accrual status when the obligation has been brought current, has performed in accordance with its contractual terms over an extended period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

     (g)  Allowance for Possible Loan Losses

     The allowance for possible loan losses ("AFLL") is established through provisions for losses charged against income. Loan amounts deemed to be uncollectible are charged against the AFLL, and subsequent recoveries, if any, are credited to the allowance. The AFLL represents management's estimate of the amount necessary to absorb estimated probable losses existing in the loan portfolio. Management believes that the AFLL is adequate. Management's periodic evaluation of the adequacy of the allowance is based on individual loan reviews, past loan loss experience, economic conditions in the Company's market areas, the fair value and adequacy of underlying collateral, and the growth and risk composition of the loan portfolio. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. Thus, future additions to the AFLL may be necessary based on the impact of changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's AFLL. Such agencies may require the Company to recognize additions to the AFLLbased on their judgments about information available to them at the time of their examination.

     Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures" (collectively referred to hereafter as "SFAS No. 114"), the AFLL related to loans that are identified for evaluation in accordance with these standards is based on discounted cash flows using the loan's initial effective interest rate, the loan's observable market price, or the fair value of the collateral for collateral dependent loans.

     (h)  Real Estate Acquired in Settlement of Loans

     Real estate acquired in settlement of loans consists of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Real estate acquired in settlement of loans is recorded initially at the lower of the loan balance plus unpaid accrued interest or estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charged to earnings, if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Costs related to the improvement of the property are capitalized, whereas those related to holding the property are expensed. Such properties are held for sale and, accordingly, no depreciation or amortization expense is recognized. Loans with outstanding principal balances totalling $390,358 were foreclosed on during the years ended December 31, 1997. There were such foreclosures in 1998 or 1996.

     (i)  Membership/Investment in Federal Home Loan Bank Stock

     In 1997, the Company became a member of the Federal Home Loan Bank of Atlanta ("FHLB"). Membership, along with a signed blanket collateral agreement, provides the Company with the ability to draw $13 million of advances from the FHLB. No advances were drawn by the Company in 1998 or 1997.

     As a requirement for membership, the Company invests in stock of the FHLB in the amount of 1% of its outstanding residential loans or 5% of its outstanding advances from the FHLB, whichever is greater. Such stock is pledged as collateral for any FHLB advances drawn by the Company. At December 31, 1998, the Company owned 5,648 shares of the FHLB's $100 par value capital stock. No ready market exists for such stock, which is carried at cost.

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

(1)  Summary of Significant Accounting and Reporting Policies (continued)

     (j)  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets which range from 25 to 50 years for bank premises and 3 to 10 years for furniture and equipment.

     Maintenance, repairs, renewals and minor improvements are charged to expense as incurred. Major improvements are capitalized and depreciated.

     (k)  Income Taxes

     The Company records income taxes using the asset and liability method. Under this method, deferred income taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when such amounts are realized or settled.

     (l)  Employee Benefit Plans

     The Company has in place a postretirement benefit plan covering certain retirees and a defined contribution 401(k) plan that covers all eligible employees. The Company had a noncontributory defined benefit retirement plan that covered substantially all employees which was terminated in 1995 with final pay-out of accrued benefits occurring in 1996 (see note 7).

     (m)  Stock Option Plan

     As discussed in note 8, the Company adopted a stock option plan in 1998. The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB Opinion No.
     25), "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the market price of the underlying stock on the date of grant exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), requires entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of ABP Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     (n)  Net Income/Dividends Per Share

     The Company adopted SFAS No. 128, "Earnings Per Share" (SFAS No. 128) as of December 31, 1997. SFAS No. 128 superseded Accounting Principles Board Opinion No. 15, "Earnings Per Share" (APB No. 15) which the Company had followed until the adoption of SFAS No. 128. For companies that have potentially issuable stock (complex capital structures), such as Bancorp with its stock option plan, SFAS No. 128 requires that two earnings per share amounts be disclosed - 1) Basic Earnings Per Share and 2) Diluted Earnings per Share. Basic Earnings Per Share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted Earnings Per Share is computed by assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. Currently, the Company's only dilutive potential common stock issuances relate to options that have been issued under the Company's stock option plan. In computing Diluted Earnings Per Share, it is assumed that all such dilutive stock options are exercised during the reporting period at their respective exercise prices, with the proceeds from the exercises used by the Company to buy back stock in the open market at the average market price in effect during the reporting period. The difference between the number of shares assumed to be exercised and the

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

(1)  Summary of Significant Accounting and Reporting Policies (continued)

     number of shares bought back is added to the number of weighted average common shares outstanding during the period. The sum is used as the denominator to calculate Diluted Earnings Per Share for the Company.

     Dividends per share are based on the shares outstanding at the time of dividend declaration. All shares and per share amounts have been restated to give effect to the three-for-one stock split on July 22, 1998 (see note
     11).

     (o)  Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. This statement does not change or modify the reporting or display in the income statement. As of and for the periods presented, the sole component of other comprehensive income for the Company has consisted of unrealized gains and losses, net of taxes, of the Company's available-for-sale securities portfolio. Comparative financial statements for earlier periods have been presented to reflect application of this statement.

     During 1997 the net tax effect of $106,000 on unrealized gains was net of a reclassification adjustment of $8,778 for losses on sales of available-for-sale securities included in net income. During 1996 the net tax effect of $67,500 on unrealized losses was net of a reclassification adjustment of $1,925 for gains on sales of available-for-sale securities included in net income.

     (p)  Segment Reporting

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. Adoption of this pronouncement had no effect on the Company's consolidated financial statements as the Company has no operating segments as defined by SFAS No. 131.

     (q)  Disclosures About Pensions

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," ("SFAS No. 132"). This statement standardizes the disclosure requirements of pensions and other postretirement benefits. Adoption of SFAS No. 132 by the Company did not result in changes to any measurement or recognition provisions, but has resulted in altered disclosures relating to postretirement obligations.

     (r)  Reclassifications

     Certain 1996 and 1997 amounts have been reclassified in the financial statements to conform with the 1998 presentation. The reclassifications had no effect on previously reported net income or retained earnings.


--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

(2)  Investment Securities

     The following is a summary of the securities portfolios by major classification:

                                                                                            December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Gross            Gross
                                                                     Amortized        unrealized        unrealized         Fair
                                                                        cost             gains            losses           value
------------------------------------------------------------------------------------------------------------------------------------
Securities available-for-sale:
      U.S. Treasury obligations                                     $19,045,593      $   406,297       $        --       $19,451,890
      Securities of other U.S. government
             agencies and corporations                               20,913,647           70,740           (21,802)       20,962,585
      Obligations of states and political subdivisions               16,867,122          563,438            (5,236)       17,425,324
      Mortgage-backed securities                                        548,613            6,057                --           554,670
-------------------------------------------------------------------------------      -----------       -----------       -----------
                    Total                                           $57,374,975      $ 1,046,532       $   (27,038)      $58,394,469
===============================================================================      ===========       ===========       ===========

                                                                                            December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
Securities available-for-sale:
      U.S. Treasury obligations                                     $25,072,694      $   156,543       $    (1,087)      $25,228,150
      Securities of other U.S. government
             agencies and corporations                                7,041,372           12,509            (2,427)        7,051,454
      Obligations of states and political subdivisions               13,761,077          300,592            (4,513)       14,057,156
      Mortgage-backed securities                                        780,012            3,201                --           783,213
-------------------------------------------------------------------------------      -----------       -----------       -----------
                    Total                                           $46,655,155      $   472,845       $    (8,027)      $47,119,973
===============================================================================      ===========       ===========       ===========

Gross realized gains and losses on sales of securities for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                                          1998             1997              1996
-------------------------------------------------------------------------------      -----------       -----------
Gross realized gains                                                $        --      $        --       $     5,662
Gross realized losses                                                        --          (25,818)               --
-------------------------------------------------------------------------------      -----------       -----------
      Net realized gains (losses)                                   $        --      $   (25,818)      $     5,662
==================================================================================================================

The aggregate amortized cost and fair value of the available-for-sale securities portfolio at December 31, 1998, by remaining contractual maturity are as follows:

                                                                                                   Amortized                 Fair
                                                                                                      cost                   value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury obligations:
      Due in one year or less                                                                     $ 6,002,110            $ 6,024,060
      Due in one year through five years                                                           13,043,483             13,427,830
Securities of other U.S. government agencies and corporations:
      Due in one year or less                                                                       8,670,009              8,665,716
      Due in one year through five years                                                           12,243,638             12,296,869
Obligations of states and political subdivisions:
      Due in one year or less                                                                       1,245,276              1,248,865
      Due in one year through five years                                                            4,601,221              4,742,142
      Due after five through ten years                                                              6,329,528              6,522,994
Due after ten years                                                                                 4,691,097              4,911,323
Mortgage-backed securities                                                                            548,613                554,670
-------------------------------------------------------------------------------------------------------------            -----------
             Total securities                                                                     $57,374,975            $58,394,469
=============================================================================================================            ===========

Securities with a principal amount of approximately $22,620,000 at December 31, 1998 are pledged as collateral for deposits.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

(3)  Loans

     Loans at December 31, 1998 and 1997 classified by type, are as follows:

                                                                                     1998             1997
--------------------------------------------------------------------------------------------     ------------
Commercial, financial and agricultural                                          $ 48,893,329     $ 27,580,080
Real estate loans:
      Construction                                                                 4,560,418        1,490,215
      Mortgage, commercial and residential                                        64,687,018       63,444,502
Installment                                                                       15,033,205       28,838,515
--------------------------------------------------------------------------------------------     ------------
                                                                                 133,173,970      121,353,312
      Less deferred fees and costs, net                                              149,966          144,502
--------------------------------------------------------------------------------------------     ------------
                                                                                $133,024,004     $121,208,810
============================================================================================     ============

Included in the above:
      Nonaccrual loans                                                          $     88,170     $  1,462,831
      Restructured loans                                                        $    620,612     $    522,352
============================================================================================     ============

     In 1998 the Company reclassified loans according to purpose rather than collateral type. The effect was a shifting of loans from Installment to Commerical. The Company did not have the information needed to reclassify 1997 loans to conform to the current year classifications.

     At December 31, 1998, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $46,000 (all on a non-accrual basis), the entire balance of which has been reserved in the AFLL. The average recorded investment in impaired loans during the year ended December 31, 1998 was approximately $354,000. For the year ended December 31, 1998, the Company recognized interest income on those impaired loans of $234,683, all of which was recognized using the cash basis method of income recognition.

     At December 31, 1997, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $797,000 (all on a non-accrual basis). Included in this amount is $112,000 of impaired loans for which the related AFLL is $112,000 and $685,000 of impaired loans that as a result of write-downs and collateral values do not have an AFLL. The average recorded investment in impaired loans during the year ended December 31, 1997 was approximately $810,000. For the year ended December 31, 1997, the Company recognized interest income on those impaired loans of $26,000, all of which was recognized using the cash basis method of income recognition.

     Interest income that would have been recorded on nonaccrual loans for the years ended December 31, 1998, 1997 and 1996 had they performed in accordance with the original terms throughout each of the periods amounted to approximately $3,147, $161,000, and $119,000, respectively. Actual interest income recorded on nonaccrual loans for the years ended December 31, 1998, 1997 and 1996 was $274,000, $25,000 and $23,000, respectively.
     Interest income on restructured loans included in the results of operations for each of the years amounted to approximately $57,000, $53,000 and $41,000, respectively.

     Loans at December 31, 1998 and 1997 include loans to officers and directors and their associates totaling approximately $800,000 and $1,103,000, respectively. During 1998, $431,000 in loans were disbursed to officers, directors and their associates and principal repayments of $734,000 were received on such loans.

     The Company, through its normal lending activity, originates and maintains loans receivable which are substantially concentrated in the Eastern region of North Carolina, where its offices are located. The Company's policy calls for collateral or other forms of repayment assurance to be received from the borrower at the time of loan origination. Such collateral or other form of repayment assurance is subject to changes in economic value due to various factors beyond the control of the Company and such changes could be significant.

     At December 31, 1998 and 1997, included in mortgage, commercial and residential loans were loans collateralized by owner-occupied residential real estate of approximately $21,152,000 and $23,963,000, respectively.

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

(4)  Allowance for Possible Loan Losses

     An analysis of the allowance for possible loan losses for the years ended December 31, 1998, 1997 and 1996 follows:

                                                                                              December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                           1998                     1997                     1996
---------------------------------------------------------------------------------             ------------             -------------
Beginning balance                                                    $  2,660,000             $  2,400,000             $  1,950,000
Provision for possible loan losses                                        242,396                  353,513                  496,914
Recoveries                                                                 78,538                  100,838                  218,843
Loans charged off                                                        (230,934)                (194,351)                (265,757)
---------------------------------------------------------------------------------             ------------             -------------
Ending balance                                                       $  2,750,000             $  2,660,000             $  2,400,000
=================================================================================             ============             =============

(5)  Premises and Equipment

     An analysis of premises and equipment at December 31, 1998 and 1997 follows:

                                                                                               Accumulated             Undepreciated
                                                                           Cost               depreciation                  cost
---------------------------------------------------------------------------------             ------------             -------------
December 31, 1998:
      Land                                                           $  1,787,138             $         --             $  1,787,138
      Land improvements                                                   242,744                  179,286                   63,458
      Buildings                                                         5,599,256                1,739,986                3,859,270
      Furniture and equipment                                           4,594,566                3,297,924                1,296,642
---------------------------------------------------------------------------------             ------------             -------------
             Total                                                   $ 12,223,704             $  5,217,196             $  7,006,508
=================================================================================             ============             =============

December 31, 1997:
      Land                                                           $  1,177,138             $         --             $  1,177,138
      Land improvements                                                   243,541                  161,959                   81,582
      Buildings                                                         5,270,762                1,535,891                3,734,871
      Furniture and equipment                                           4,201,127                2,928,435                1,272,692
---------------------------------------------------------------------------------             ------------             -------------
             Total                                                   $ 10,892,568             $  4,626,285             $  6,266,283
=================================================================================             ============             =============

(6)  Income Taxes

     The components of income tax expense (benefit) are as follows:

                                                                          Current                 Deferred                    Total
---------------------------------------------------------------------------------             ------------             -------------
Year ended December 31, 1998:
      Federal                                                        $    556,700             $     72,000             $    628,700
      State                                                                16,300                       --                   16,300
=================================================================================             ============             =============
                                                                     $    573,000             $     72,000             $    645,000
=================================================================================             ============             =============

Year ended December 31, 1997:
      Federal                                                        $    660,700             $    (33,700)            $    627,000
      State                                                                23,000                       --                   23,000
---------------------------------------------------------------------------------             ------------             -------------
                                                                     $    683,700             $    (33,700)            $    650,000
=================================================================================             ============             =============

Year ended December 31, 1996:
      Federal                                                        $    599,500             $   (128,500)            $    471,000
      State                                                                 4,000                       --                    4,000
---------------------------------------------------------------------------------             ------------             -------------
                                                                     $    603,500             $   (128,500)            $    475,000
=================================================================================             ============             =============


--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

(6)  Income Taxes (continued)

     Total income tax expense was less than the amount computed by applying the federal income tax rate of 34% to income before income taxes. The reasons for the difference were as follows:

                                                                                      Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                          1998                  1997                  1996
--------------------------------------------------------------------------------             ---------             ----------
     Income taxes at statutory rate                                    $ 885,000             $ 790,000             $ 615,000
     Increase (decrease) resulting from:
           Effect of non-taxable interest income                        (268,000)             (187,000)             (179,000)
           Other, net                                                     28,000                47,000                39,000
--------------------------------------------------------------------------------             ---------             ----------
     Applicable income taxes                                           $ 645,000             $ 650,000             $ 475,000
================================================================================             =========             ==========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                                                                    1998         1997
----------------------------------------------------------------------------------------------------------    ---------
 Deferred tax assets:
             Allowance for possible loan losses                                                   $710,600    $680,000
             Writedown of other real estate                                                             --      78,000
             Postretirement benefits                                                               183,500     175,300
             Other                                                                                   3,700       3,200
----------------------------------------------------------------------------------------------------------    ---------
                    Total gross deferred tax assets                                               $897,800    $936,500
==========================================================================================================    =========

Deferred tax liabilities:
             Bank premises and equipment, principally due to differences
                    in depreciation                                                               $280,800    $245,400
             Unrealized holding gains on securities available for sale                             347,000     158,000
             Other                                                                                  30,900      22,000
----------------------------------------------------------------------------------------------------------    ---------
                    Total gross deferred tax liabilities                                           658,700     425,400
----------------------------------------------------------------------------------------------------------    ---------
                    Net deferred tax asset                                                        $239,100    $511,100
==========================================================================================================    =========

     The Company has no valuation allowance at December 31, 1998 or 1997, because management has determined that it has sufficient taxable income in the carryback period to support the realizability of the net deferred tax asset.

     Income taxes paid during each of the three years ended December 31, 1998, 1997 and 1996 were $555,700, $749,400 and $534,100, respectively.

(7)  Retirement Plans and Other Postretirement Benefits

     Net periodic pension cost for 1996 for the Company's defined benefit pension plan consists of the following components:

                                                                                    1996
     ------------------------------------------------------------------------------------
     Service cost-benefits earned during the period                             $      --
     Interest cost on projected benefit obligation                                 69,647
     Actual return on plan assets                                                 (19,084)
     Net amortization and deferral                                                    629
     Effect of change in PBGC rate                                                 53,808
     ------------------------------------------------------------------------------------
           Net periodic pension expense                                         $ 105,000
     ====================================================================================

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries


(7)  Retirement Plans and Other Postretirement Benefits (continued)

     In 1994, the Plan benefits were frozen in anticipation of a complete plan termination. The Company approved termination of the Plan in 1995. The Plan termination was approved by the Internal Revenue Service in 1996 and all Plan benefits were paid to participants.

     On June 1, 1994, the Company implemented a defined contribution 401(k) plan that covers all eligible employees. The Company matches employee contributions up to certain amounts as defined in the plan. Total expense related to this plan was $98,089, $117,355 and $100,588 in 1998, 1997, and
     1996, respectively.

     The Company also has a postretirement benefit plan whereby the Company pays postretirement health care benefits for certain of its retirees that have met minimum age and service requirements.

     The following tables provide information relating to the Company's postretirement benefit plan:

   Postretirement Benefits

---------------------------------------------------------------------------------------
                                                                    1998          1997
---------------------------------------------------------------------------------------
     Reconciliation of Benefit Obligation
     Net benefit obligation, January 1                          $ 449,495       464,524
     Service Cost                                                   5,662         6,478
     Interest cost                                                 31,465        32,517
     Actuarial gain                                               (42,601)      (39,595)
     Benefits paid                                                (16,245)      (14,429)
-------------------------------------------------------------------------       -------
           Net benefit obligation, December 31                    427,776       449,495
=========================================================================       =======

     Fair value of plan assets                                         --            --

     Funded Status
     Funded status, December 31                                   427,776       449,495
     Unrecognized actuarial gain                                   89,032        46,566
-------------------------------------------------------------------------       -------
           Net amount recognized                                $ 516,808       496,061
=========================================================================       =======

     Net periodic postretirement benefit cost for 1998, 1997 and 1996 includes the following components:

                                                                    1998         1997          1996
     ---------------------------------------------------------------------------------       -------
     Service cost                                                 $ 5,662      $ 6,478       $ 4,832
     Interest cost                                                 31,465       32,517        31,966
     ---------------------------------------------------------------------------------       -------
     Net periodic postretirement benefit cost                     $37,127      $38,995       $36,798
     =================================================================================       =======

     The following table presents assumptions relating to the plan at December 31, 1998 and 1997:

                                                                                   1998      1997
     -----------------------------------------------------------------------------------    ------
     Weighted average discount rate in determining benefit obligation               7.0%      7.0%
     Annual health care cost trend rate                                             9.0       9.0
     Ultimate medical trend rate                                                    8.0       8.0
     Medical trend rate period (in years)                                           5.0       5.0
     Effect of 1% increase in assumed health care cost on:
           Service and interest cost                                               16.2%     16.4%
           Benefit obligation                                                      14.6      15.0
     Effect of 1% decrease in assumed health care cost on:
           Service and interest cost                                              (13.3)    (14.0)
           Benefit obligation                                                     (12.0)    (12.3)

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

(8)  Stock Option Plan

     During 1998, the Company adopted an Omnibus Stock Ownership and Long-Term Incentive Plan ("the Omnibus Plan") which was approved by the Company's shareholders at the May 13, 1998 annual meeting and which provides for the issuance of up to an aggregate of 159,000 shares of common stock of the Company pursuant to stock options and other awards granted or issued under its terms. At that time, the Board of Directors also awarded to certain officers of the Bank options to purchase an aggregate of 9,516 shares of the Company's common stock pursuant to the terms of the Omnibus Plan at a price equal to the then current market value of $12.50 per share. These options expire on May 13, 2008, and are all currently outstanding as of December 31, 1998. Beginning January 2001, one-third of the options become exercisable each year.

     If the Company had elected to recognize compensation cost for its stock-based compensation plans in accordance with the fair value based accounting method of SFAS No. 123, net income and earnings per share would have been as follows:

                                                                    1998
     -----------------------------------------------------------------------------
                                                          Pro Forma    As Reported
     -----------------------------------------------------------------------------
     Net income                                         $ 1,951,142      1,959,040
     Basic EPS                                                 1.07           1.08
     Diluted EPS                                               1.07           1.08

(9)  Related Party Transactions

     The Company has banking transactions in the ordinary course of business with several of its directors and officers, and their associates. Such transactions are on the same terms as those prevailing at the time for comparable transactions with others. In the opinion of management, loans made to directors, officers and their associates do not involve more than the normal risk of collectibility or present any other unfavorable features (see note 3).

(10) Deposits

     At December 31, 1998 and 1997, certificates of deposit of $100,000 or more amounted to approximately $26,855,000 and $19,503,067, respectively.

     For the years ended December 31, 1998, 1997 and 1996, interest expense on certificates of deposit of $100,000 or more amounted to approximately $1,254,000, $1,057,000 and $1,038,000, respectively.

     The Company made interest payments of $5,229,772, $5,249,278 and $4,903,660 during the years ended December 31, 1998, 1997 and 1996, respectively.

     Time deposit accounts as of December 31, 1998, mature in the following years and amounts: 1999 - $73,603,766; 2000 - $8,338,967; and 2001 -
     $1,483,718.

(11) Stockholders' Equity and Formation of Holding Company

     On July 22, 1998, and pursuant to a charter amendment, the Bank effected a three-for-one stock split of the Bank's common stock increasing the number of shares of common stock from 593,418 to 1,780,254. Additionally, by way of the same charter amendment, the Bank increased the post-split par value of the common stock from $3.33 per share to $3.50 per share. In connection with the stock split and increase in par value, the Bank increased the capital surplus account in accordance with North Carolina General Statutes
     Section 53-88. All references to the number of common shares and per share amounts in the financial statements have been restated as appropriate to reflect the effect of the split, for all periods presented. Additionally, common stock, capital surplus, and retained earnings have been restated for all periods presented as appropriate to reflect the stock split, the increase in par value, and the increase in the capital surplus account.

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

     On July 22, 1998, the Bank was acquired by Bancorp, which was newly-formed on March 4, 1998, for purposes of such transaction. Each outstanding share of the Bank's common stock was exchanged for one share of Bancorp's common stock with the Bank becoming a wholly-owned subsidiary of Bancorp. Bancorp's primary purpose is to serve as the parent of the Bank. This transaction was accounted for in a manner similar to a pooling-of-interests whereby the historical book values of the Bank's accounts were combined with Bancorp's accounts on the date of the merger.

     On November 23, 1998 the Company issued 345,000 shares of common stock to the public at a price of $14.25 per share. The net proceeds of the offering were approximately $4,268,000.

(12) Leases

     The Company also has several noncancellable operating leases for three branch locations. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 1998 and 1997 was $65,795 and $69,758, respectively.

     Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1998 are as follows:

     Year ending December 31,
     1999                                    $ 65,797
     2000                                      65,797
     2001                                      42,397
     2002                                       9,879
     ------------------------------------------------
     Total minimum lease payments            $183,870
     ================================================

(13) Reserve Requirements

     The aggregate net reserve balances maintained under the requirements of the Federal Reserve, which are noninterest bearing, were approximately $3,157,000 at December 31, 1998.

(14) Commitments and Contingencies

     The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit of $20,411,000 and standby letters of credit of $361,000, at December 31, 1998.

     The Company's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Company uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral, if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral obtained varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, real estate, inventories and accounts receivable. Management does not anticipate any significant losses as a result of these financial instruments and anticipates their funding from normal operations.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

(15) Fair Value of Financial Instruments

     Fair value estimates are made by management at a specific point in time, based on relevant information about the financial instrument and the market. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument nor are potential taxes and other expenses that would be incurred in an actual sale considered. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and/or the methodology used could significantly affect the estimates disclosed. Similarly, the fair values disclosed could vary significantly from amounts realized in actual transactions.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

     The following table presents the carrying values and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997:

                                                                             1998                             1997
     --------------------------------------------------------------------------------------------------------------------------
                                                                   Carrying       Estimated         Carrying         Estimated
                                                                     value        fair value          value          fair value
     --------------------------------------------------------------------------------------------------------------------------
     Financial assets:
           Non-interest bearing deposits and cash               $ 11,723,000     $ 11,723,000     $  8,185,000     $  8,185,000
           Federal funds sold                                             --               --        4,425,000        4,425,000
           Investment securities                                  58,394,000       58,394,000       47,120,000       47,120,000
           FHLB common stock                                         564,800          564,800          503,000          503,000
           Net loans                                             130,274,000      130,770,000      118,549,000      119,094,000

     Financial liabilities:
           Deposits                                             $184,185,000     $175,722,000     $170,909,000     $171,137,000


     The estimated fair values of net loans and deposits at December 31 are based on cash flows discounted at market interest rates. The carrying values of other financial instruments, including various receivables and payables, approximate fair value.

(16) Regulatory Matters

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The Bank, as a North Carolina chartered bank, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes
     Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the Bank.

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

(16) Regulatory Matters (continued)

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts, in thousands, and ratios are presented in the following table:

                                                                                                                       To be well
                                                                                                                      capitalized
                                                                                                                      under prompt
                                                                                                   For capital         corrective
                                                                               Actual           adequacy purposes  action provisions
     -------------------------------------------------------------------------------------------------------------------------------
                                                                       Amount           Ratio         Ratio              Ratio
     -------------------------------------------------------------------------------------------------------------------------------
     As of December 31, 1998:
           Total Capital
                  (to Risk Weighted Assets)                           $22,957           16.25%        >=8.0%            >=10.00%
           Tier I Capital
                  (to Risk Weighted Assets)                            21,179           15.00%        >=4.0%            >=6.00%
           Tier I Capital
                  (to Average Assets)                                  21,179           10.45%        >=4.0%            >=5.00%

     As of December 31, 1997:
           Total Capital
                  (to Risk Weighted Assets)                           $16,973           13.66%        >=8.0%            >=10.00%
           Tier I Capital
                  (to Risk Weighted Assets)                            15,406           12.40%        >=4.0%            >=6.00%
           Tier I Capital
                  (to Average Assets)                                  15,406            8.53%        >=4.0%            >=5.00%

     In May 1995, the Bank Insurance Fund ("BIF") of the FDIC reached its designated ratio of reserves to insured deposits (i.e., 1.25%). For this reason, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $1,500 per year, regardless of deposit size. Beginning in 1997, BIF members were required to begin paying FICO-bond assessments in addition to the $1,500 annual assessment. The FICO bond assessment was $19,032 for the Company in 1998 and $23,089 in 1997.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

(17) ECB Bancorp, Inc. (Parent Company)

     ECB Bancorp, Inc.'s principal asset is its investment in the Bank, and its principal source of income is dividends from the Bank. The Parent Company condensed balance sheet as of December 31, 1998, and the related condensed statements of income and cash flows from the period July 22, 1998 (see note
     11) to December 31, 1998 are as follows:

                             CONDENSED BALANCE SHEET
     Assets
     Investment in subsidiary                                   $ 21,852,346
     -----------------------------------------------------------------------
           Total assets                                         $ 21,852,346
     =======================================================================

     Liabilities and Shareholders' Equity
     Common stock                                                  7,438,389
     Surplus                                                       6,260,392
     Retained earnings                                             7,480,699
     Accumulated other comprehensive income                          672,866
                                                                ------------
           Total liabilities and shareholders' equity           $ 21,852,346
     =======================================================================

                          CONDENSED STATEMENT OF INCOME

     Dividends from bank subsidiary                             $    453,965
     Equity in undistributed net income of subsidiary                603,168
                                                                ------------
           Net income                                           $  1,057,133
     =======================================================================

                        CONDENSED STATEMENT OF CASH FLOWS

     Operating activities:
           Net income                                           $  1,057,133
           Undistributed net income of subsidiary                   (603,168)
                                                                ------------
                  Net cash provided by operating activities          453,965
     =======================================================================

     Investing activities:
           Investment in subsidiary                               (4,267,892)
                                                                ------------
                  Net cash used by investing activities           (4,267,892)
     =======================================================================

     Financing activities:
           Proceeds from issuance of common stock                  4,267,892
           Cash dividends paid                                      (453,965)
                                                                ------------
                  Net cash provided by financing activities        3,813,927
     =======================================================================

     Net change in cash                                         $         --
     =======================================================================

     As discussed in note 11, on July 22, 1998 the Parent Company exchanged its common stock for that of the Bank, resulting in an increase in shareholders' equity at the Parent Company of $16,679,425.

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries



--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

ECB Bancorp, Inc. ("Bancorp") is a bank holding company headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank (the "Bank") (collectively referred to hereafter as the "Company") is a state chartered community bank which was founded in 1919. The Bank offers a full range of banking services through 15 branches serving eastern North Carolina, including the communities of Engelhard, Swan Quarter, Columbia, Creswell, Fairfield, Nags Head, Manteo, Southern Shores, Barco, Avon, Hatteras, Ocracoke and Greenville (three branches). The Bank also operates a loan production facility in Washington, North Carolina and is expected to open its sixteenth branch in this community in the spring of 1999.

The operations of the Company and depository institutions in general are significantly influenced by general economic conditions and by related monetary, fiscal and other policies of depository institution regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina State Banking Commission. The net income of the Bank is dependent, to a large extent, on the differences between interest earned on loans and investments and interest paid on deposits. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Management's discussion and analysis of financial condition and results of operations are presented to assist in understanding the financial condition and results of operations of ECB Bancorp, Inc. and its wholly-owned subsidiary, The East Carolina Bank, for the years of 1998, 1997, and 1996. This discussion and the related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes.

Liquidity is the Bank's ability to generate cash to fund asset growth, to meet deposit withdrawals, to maintain regulatory reserve requirements and to pay operating expenses. The principal sources of liquidity are the Bank's investment portfolio, interest from loans and investments, loan principal repayments, and increases in deposits.

Sufficient levels of capital are necessary to sustain growth and absorb losses. To this end, the FDIC, which regulates The East Carolina Bank, has established capital adequacy guidelines. These guidelines relate to the Bank's Leverage Capital, and Tier 1 and Total Risk Based Capital ("RBC").

For The East Carolina Bank, Leverage Capital consists of total shareholders' equity excluding unrealized gains or losses, net of income taxes, on securities available-for-sale. As of December 31, 1998, the Bank's Leverage Ratio was 10.45% compared to 8.53% and 8.42%, respectively, at year-end 1997 and 1996. For regulatory purposes, a well-capitalized financial institution must have a Tier 1 Leverage Ratio of at least 5.00%.

Within the RBC calculations, The East Carolina Bank's assets, including loan commitments and other off-balance sheet items, are weighted according to Federal regulatory guidelines for risk considered inherent in the assets. The East Carolina Bank's Tier 1 RBC ratio as of December 31, 1998 was 15.00% which is, along with a ratio of 12.40% and 12.49% for 1997 and 1996, respectively, representative of a well-capitalized institution. The calculation of the Total RBC ratio allows, in The East Carolina Bank's circumstances, the inclusion of the allowance for loan losses in capital, but only to the maximum of 1.25% of risk-weighted assets. As of December 31, 1998, the Bank's Total RBC was 16.25% which is representative of a well-capitalized institution. The Total RBC ratios for 1997 and 1996 were 13.66% and 13.75%, respectively, both of which were representative of a well-capitalized financial institution.

As of December 31, 1998, shareholders' equity totaled $21.9 million compared to $15.7 million at December 31, 1997. On November 23, 1998 the Company issued 345,000 shares of common stock to the public at a price of $14.25 per share. The net proceeds of the offering were approximately $4,268,000. Shareholders' equity for 1998 and 1997 included $672,866 and $306,780, respectively, of net unrealized securities gains.


--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

An adequate capital position provides the Company with expansion capabilities. Retention of sufficient earnings to maintain that adequate capital position is an important factor in determining dividends. During 1998, the Company paid $453,965 in dividends, versus $415,393 in 1997 and $379,788 in 1996. As a percentage of net income in 1998, dividends were 23.2% and represented an increase of 9.3% over dividends paid in 1997.

In 1998, the Company had net income of $1,959,040, or $1.08 basic and diluted earnings per share, compared to $1,673,251 or $0.94 basic and diluted earnings per share (as restated for three-for-one stock split effected July 22, 1998), for the year ended December 31, 1997. Net interest income after the provision for possible loan losses increased $1,358,599 as a result of an increase in interest income of $1,242,818 and a decrease in interest expense of $4,664. This increase in the Company's net interest margin is attributable to loans representing a larger portion of the Company's total earning assets and, in part, to interest recoveries on certain non-accrual loans and a lower cost of funds. During 1998, the Bank had interest recoveries on non-accrual loans in the amount of $245,700. The provision for possible loan losses decreased $111,117 when compared to 1997 provision expense of $353,513 due primarily to lower levels of nonperforming assets.

Management continuously analyzes the growth and risk characteristics of the total loan portfolio under current economic conditions in order to evaluate the adequacy of the allowance for possible loan losses. The factors that influence management's judgement in determining the amount charged to operating expense include past loan loss experience, composition of the loan portfolio, evaluation of probable losses inherent in the portfolio and current economic conditions. The Company's watch committee, which includes three members of senior management as well as regional managers and other credit administration personnel, conducts a quarterly review of all credits classified as substandard. This review follows a re-evaluation by the account officer who has primary responsibility for the relationship. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to recognize additions to the allowance for possible loan losses based on their judgments about information available to them at the time of their examination.

Nonperforming assets, which consist of loans not accruing interest, restructured debt and real estate acquired in settlement of loans, were $759,000 and $2,325,000 at December 31, 1998 and 1997, respectively. The decrease in nonperforming assets is primarily due to the pay-off of two large nonperforming lending relationships during the year and the sale of a significant portion of real estate acquired in settlement of loans. Through sales, the Company has liquidated all other real estate owned reducing the balance to $50,000 at December 31, 1998 from $490,000 at December 31, 1997.

Non-interest income, principally charges for the use of the Company's services, is a significant contributor to net earnings. Non-interest income for 1998 increased $81,000 or 4.2% when compared to 1997. Service charges on deposit accounts increased $31,000 or 6.2%, but were offset by a decrease in Non-Sufficient Funds (NSF) service charges of $87,000, resulting in a $56,000 or 4.0% net decrease when compared to 1997. Other service charges and fees increased $66,000 or 12.6% as a result of increased ATM transaction fees of $55,000 that were effected by the Company after the first quarter of 1997. Other non-interest income increased $71,000 principally due to mortgage loan origination fees of $54,000 generated by the Company's new mortgage loan product. Generally, the Company has been able to increase other income by increasing the prices of its services to partially offset increases in other operating expenses.

Non-interest expenses increased by $1,159,000 or 15.4% in 1998 and by 11.2% in 1997. This increase was caused in part by the opening of new full service branches in Avon and Barco, and a loan production office in Washington, North Carolina. A significant component of non-interest expense is salaries and employee benefits. Salary expense increased $247,000 over 1997 partially as a result of opening the aforementioned offices, and employee benefits increased approximately $112,000 as the Company increased cash awards paid to employees participating in the Company's performance based incentive program. When compared to 1997, net occupancy expense increased $97,000 or 15.6% as a result of opening the aforementioned offices and equipment expense increased $107,000 due to the Company upgrading its host processor and continued introduction of branch automation. The Company's telephone expense increased $48,000 over last year as a result of increased usage of the Company's Xpress phone banking system introduced during the second quarter of 1997. Professional fees increased $109,000 in connection with non-recurring legal and accounting fees incurred related to the formation of Bancorp in 1998.

--------------------------------------------------------------------------------
32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

Other non-interest expenses increased $391,000 from $1,420,000 in 1997 to $1,811,000 in 1998. This increase is principally attributable to increases in marketing expense and non-recurring expenses related to the planned closing of the Company's WalMart Supercenter office in March of 1999. Marketing expense increased approximately $182,000 over 1997 as the Company launched a broad range of mortgage products and its new Club 7 Visa Card, a program done in conjunction with a local television station. During December of 1998, the Company expensed approximately $157,000 relating to the closing of the WalMart Supercenter office. These expenses consisted primarily of obligated lease payments of $50,000 and write-off of leasehold improvements of approximately $87,000.

In 1997, the Bank had net income of $1,673,251, an increase of $339,488 compared to 1996 net income. Net interest income after the provision for possible loan losses increased $1,045,404 as a result of an increase in interest income of $1,425,690 mitigated by an increase in interest expense of $523,687. The provision for possible loan losses decreased $143,401 when compared to 1996 provision expense of $496,914.

Non-interest income, principally charges for the use of the Bank's services, is a significant contributor to net earnings. Non-interest income for 1997 increased $228,000 or 13.3% when compared to 1996. Service charges on deposit accounts for 1997 increased $288,000 as a result of an increased collection rate of NSF fees on transaction accounts. Other service charges and fees increased $106,000 or 25.3% as a result of increased ATM transaction fees of $67,000 and merchant discount income net of merchant processing expense of $39,000. Other non-interest income in 1997 decreased $166,000 due principally to gains realized in 1996 on the sale of real estate acquired in settlement of loans totaling $119,000 and other miscellaneous income totaling $22,000 in 1996. Generally, the Bank has been able to increase other income by increasing the prices of its services to partially offset increases in other operating expenses.

Non-interest expenses increased by 11.2% in 1997 and by 10.0% in 1996. A significant component of non-interest expense is salaries and employee benefits. Personnel expense increased $200,000 or 5.4% compared to 1996. This increase was caused in part by the opening of a new branch in Avon and a loan production office in Washington, North Carolina. Net occupancy expense increased $73,000 or 13.3% as a result of opening the aforementioned offices as well as an addition to the Bank's home office. Equipment expense increased $205,000 or 36.4% when compared to 1996. This increase was due in part to opening of new offices but principally to the Bank's 1997 initiative to provide deposit and loan platform automation at its branch locations. During 1997, the Bank installed approximately 50 personal computers and related equipment. In addition, the Bank upgraded its IBM A/S 400 host processor and doubled the number of proof machines used in its item-processing center. Other non-interest expense increased $281,000 principally due to expenses of $80,000 associated with its "BEST" account product offering, increased telephone and data communication cost of approximately $41,000, and stationery and supplies increases of $38,000.


--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

TABLE 1. AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS

                                                                    Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                               1998                             1997                             1996
                                ----------------------------------------------------------------------------------------------------
                                 Average      Yield/    Income/     Average    Yield/   Income/    Average      Yield/   Income/
                                 Balance       Rate     Expense     Balance     Rate    Expense    Balance       Rate    Expense
------------------------------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
Assets
---------------------------
Loans - net (1)                 $124,794       9.63%   $ 12,015    $115,487     9.43%  $ 10,887   $101,950       9.34%  $  9,522
Taxable securities                31,721       5.91%      1,874      29,705     5.89%     1,750     33,672       5.70%     1,919
Non-taxable
      securities (2)              15,318       7.44%      1,139      10,254     7.57%       776      9,279       7.71%       715
Federal funds sold                 4,601       5.26%        242       9,125     5.38%       491      5,750       5.23%       301
---------------------------     --------       ----    --------    --------     ----   --------   --------       ----   --------
Total interest-
      earning assets             176,434       8.66%   $ 15,270     164,571     8.45%    13,904    150,651       8.27%    12,457
Cash and due from
      banks                        9,122                              7,715                          7,472
Bank premises and
      equipment, net               6,542                              5,929                          5,617
Other assets                       2,520                              2,300                          2,229
---------------------------     --------                           --------                       --------
 Total assets                   $194,618                           $180,515                       $165,969
===========================     ========                           ========                       ========

Liabilities and
Shareholders' equity
---------------------------
Interest-bearing
      deposits                  $140,585       3.81%   $  5,351    $135,789     3.95%  $  5,364   $123,986       3.90%  $  4,831
Borrowed funds                       152       5.92%          9          --    --            --        188       5.32%        10
---------------------------     --------       ----    --------    --------     ----   --------   --------       ----   --------
Total interest-
      bearing liabilities        140,737       3.81%      5,360     135,789     3.95%     5,364    124,174       3.90%     4,841
Non-interest-bearing
      deposits                    35,272                             28,574                         26,788
Other liabilities                  1,314                              1,039                          1,035
Shareholders' equity              17,295                             15,113                         13,972
---------------------------     --------                           --------                       --------
Total liabilities and
      shareholders' equity      $194,618                           $180,515                       $165,969
===========================     ========                           ========                       ========
Net interest income
      and net yield on
      interest-earning
      assets (FTE)                             5.62%   $  9,910                 5.19%  $  8,540                  5.06%  $  7,616
===========================                    ====    ========                 ====   ========                  ====   ========
Interest rate spread
(FTE)                                          4.85%                            4.50%                            4.37%

(1) Average loans, net of the allowance for possible loan losses and unearned income. These figures include non-accruing loans, the effect of which is to lower the average rates.
(2) Yields on tax-exempt investments have been adjusted to a fully taxable-equivalent basis (FTE) using the federal income tax rate of 34%.


-------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

Changes in interest income and interest expense can result from variances in both volume and rates. Table 2 below analyzes the effect of variances in volume and rate on taxable-equivalent interest income, interest expense and net interest income.

TABLE 2. VOLUME AND RATE VARIANCE ANALYSIS

------------------------------------------------------------------------------------------------------------------------------------
                                                          1998 compared to 1997                       1997 compared to 1996
                                                Volume (1)      Rate (1)          Net       Volume (1)       Rate (1)          Net
------------------------------------------------------------------------------------------------------------------------------------
                                                                              (dollars in thousands)
Loans                                            $   887        $   241        $ 1,128        $ 1,270        $    95        $ 1,365
Taxable securities                                   119              5            124           (230)            61           (169)
Non-taxable securities (2)                           380            (17)           363             75            (14)            61
Federal funds sold                                  (241)            (8)          (249)           179             11            190
--------------------------------------------------------        -------        -------        -------        -------        -------
Interest income                                    1,145            221          1,366          1,294            153          1,447


Interest-bearing deposits                            186           (199)           (13)           463             70            533
Borrowed funds                                         5              4              9             (5)            (5)           (10)
--------------------------------------------------------        -------        -------        -------        -------        -------
Interest expense                                     191           (195)            (4)           458             65            523
--------------------------------------------------------        -------        -------        -------        -------        -------
Net interest income                              $   954        $   416        $ 1,370        $ 1,835        $   089        $ 1,924)
========================================================        =======        =======        =======        =======        =======

(1) The combined rate/volume variance for each category has been allocated equally between rate and volume variances.

(2) Yields on tax-exempt investments have been adjusted to a taxable-equivalent basis using the federal income tax rate of 34%.

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

Rate sensitivity analysis, an important aspect of achieving satisfactory levels of net interest income, is the management of the composition and maturities of rate-sensitive assets and liabilities. The following table sets forth the Company's interest sensitivity analysis at December 31, and describes, at various cumulative maturity intervals, the gap ratios (ratios of rate-sensitive assets to rate-sensitive liabilities) for assets and liabilities that management considers rate sensitive.

TABLE 3. RATE SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1998

-----------------------------------------------------------------------------------------------------------------------
                                                        3 Months       4 to 12    Total within     Over 12
                                                        Or Less        Months       12 Months      Months       Total
-----------------------------------------------------------------------------------------------------------------------
                                                                             (dollars in thousands)
Earning assets
Loans - gross                                          $  56,517     $  14,745     $  71,262     $  61,762    $ 133,024
Investment securities                                      6,044         8,892        14,936        43,458       58,394
FHLB stock                                                   565            --           565            --          565
----------------------------------------------------------------     ---------     ---------     ---------    ---------
Total earning assets                                   $  63,126     $  23,637     $  86,763     $ 105,220    $ 191,983
================================================================     =========     =========     =========    =========

Percent of total earning assets                             32.9%         12.3%         45.2%         54.8%       100.0%
Cumulative percent of total earning assets                  32.9%         45.2%         45.2%        100.0%

Interest-bearing liabilities
Time deposits of $100,000 or more                      $  10,795     $  13,615     $  24,410     $   2,445    $  26,855
Savings, NOW and Money Market deposits                    62,672            --        62,672            --       62,672
Other time deposits                                       21,339        27,912        49,251         7,320       56,571
Federal funds purchased                                    2,725            --         2,725            --        2,725
----------------------------------------------------------------     ---------     ---------     ---------    ---------
Total interest-bearing liabilities                     $  97,531     $  41,527     $ 139,058     $   9,765    $ 148,823
================================================================     =========     =========     =========    =========

Percent of total interest-bearing liabilities               65.5%         27.9%         93.4%          6.6%       100.0%
Cumulative percent of total interest-bearing
      liabilities                                           65.5%         93.4%         93.4%        100.0%

Ratios
Ratio of earning assets to interest-bearing
      liabilities (gap ratio)                               64.7%         56.9%         62.4%       1077.5%
Cumulative ratio of earning assets to
      interest-bearing liabilities (cumulative
      gap ratio)                                            64.7%         62.4%         62.4%        129.0%
Interest sensitivity gap                               $ (34,405)    $ (17,890)    $ (52,295)    $  95,455    $  43,160
Cumulative interest sensitivity gap                    $ (34,405)    $ (52,295)    $ (52,295)    $  43,160    $  43,160
As a percent of total earning assets                       (17.9%)       (27.2%)       (27.2%)        22.5%        22.5%

In periods of rising interest rates, the Company's rate-sensitive assets cannot be repriced as quickly as its rate-sensitive liabilities. Thus, the Company's net interest income generally will decrease during a period of rising interest rates. In periods of declining interest rates the opposite effect occurs.

As of December 31, 1998, approximately 45.2% of the Company's interest-earning assets could be repriced within one year and approximately 82.3% of interest-earning assets could be repriced within five years. Approximately 93.4% of interest-bearing liabilities could be repriced within one year and substantially all interest-bearing liabilities could be repriced within five years.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

Interest Sensitivity

Deregulation of interest rate and short-term, interest bearing deposits which are more volatile, have created a need for shorter maturities of earning assets. As a result, an increasing percentage of commercial, installment and mortgage loans are being made with variable rates or shorter maturities to increase liquidity and interest rate sensitivity.

The difference between interest sensitive asset and interest sensitive liability repricing within time periods is referred to as the interest rate sensitivity gap. Gaps are identified as either positive (interest sensitive assets in excess of interest sensitive liabilities) or negative (interest sensitive liabilities in excess of interest sensitive assets).

As of December 31, 1998, the Company had a negative one year cumulative gap of 27.2%. The Company has interest earning assets of $87 million maturing or repricing within one year and interest bearing liabilities of $139 million repricing or maturing within one year. This is primarily the result of stable core deposits being used to fund longer term interest earning assets, such as loans and investment securities. A negative gap position implies that interest bearing liabilities (deposits) will reprice at a faster rate than interest earning assets (loans and investments). In a falling rate environment, this position will generally have a positive effect on earnings, while in a rising rate environment this will generally have a negative effect on earnings.

The Company's savings and core time deposits of $119 million include interest bearing checking and savings accounts of $63 million. These deposits are considered as repricing in the earliest period because the rate can be changed weekly. However, history has shown that the decreases in the rates paid on these deposits have little, if any, effect on their movement out of the Company. Therefore, in reality, they are not sensitive to changes in market rates and could be considered in the Non-Rate Sensitive column. If this change were made, the Company's rate sensitive liabilities would be more closely matched at the end of the one year period.

TABLE 4. MARKET RISK

                                                        Principal Maturing in Years ended December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Fair
                                    1999        2000        2001        2002        2003   Thereafter      Total      Value
----------------------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
Assets
     Loans
         Fixed rate             $ 13,111    $ 11,927    $ 12,412    $  9,948    $ 19,470    $ 13,620    $ 80,488    $ 80,984
         Average rate (%)           9.18%       9.52%       9.25%       9.01%       8.53%       8.08%       9.02%

         Variable rate            25,706       4,690       5,147       3,333       4,909       8,751      52,536      52,536
         Average rate (%)           9.00%       8.43%       8.69%       8.42%       8.60%       8.59%       8.78%

Investment securities
         Fixed rate               14,910      12,588       6,532       9,322       2,452      11,571      57,375      58,394
         Average rate (%)           5.47%       6.14%       6.46%       6.13%       5.93%       6.72%       6.11%

Liabilities
     Savings and interest
         bearing checking
         Variable rate            62,672          --          --          --          --          --      62,672      60,458
         Average rate (%)           1.45%         --          --          --          --          --        1.77%

     Certificates of deposits
         Fixed rate               73,327       8,337       1,484          --          --          --      83,148      83,248
         Average rate (%)           4.96%       5.47%       5.18%         --          --          --        5.35%

         Variable rate               276           2          --          --          --          --         278         278
         Average rate (%)           2.96%       3.34%         --          --          --          --        3.34%

     Federal funds purchased
         Variable rate             2,725          --          --          --          --          --       2,725       2,725
         Average rate (%)           5.92%         --          --          --          --          --        5.92%

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

Non-interest income, principally charges for the use of the Company's services, is a significant contributor to net earnings. Non-interest income for 1998 increased $81,000 or 4.2% when compared to 1997. Service charges on deposit accounts increased $31,000 or 6.2% but was offset by a decrease in NSF service charges of $87,000, resulting in a $56,000 or 4.0% net decrease when compared to the same period in 1997. Other service charges and fees increased $66,000 as a result of increased ATM surcharge fees of $55,000 that were effected by the Company after the first quarter of 1997. Other operating income increased $71,000 principally due to mortgage loan origination fees of $54,000 generated by the Company's new mortgage loan product.

TABLE 5. NON-INTEREST INCOME

                                           Year ended December 31,
================================================   ======   ======
                                           1998     1997     1996
------------------------------------------------   ------   ------
                                           (dollars in thousands)
Service charges on deposit accounts       $1,335   $1,391   $1,103
Other service charges and fees               591      525      419
Other                                        101       30      196
------------------------------------------------   ------   ------
Total                                     $2,027   $1,946   $1,718
================================================   ======   ======

Non-interest expenses increased by $1,159,000 or 15.4% in 1998. This increase is principally due to the opening of a new full service branch in Avon and Barco, and a loan production office in Washington, North Carolina. Salaries and related personnel expenses increased $360,000 over 1997 due principally to the opening of these offices. When compared to 1997, net occupancy expense increased $97,000 or 15.6% as a result of opening the aforementioned offices and equipment increased $107,000 due to the Company upgrading its host computer system and the introduction of branch automation. The Company's telephone expense increased $48,000 over last year as a result of increased usage of the Company's Xpress phone banking system introduced during the second quarter of 1997. Professional fees increased approximately $109,000 in connection with non-recurring legal and accounting fees incurred related to the formation of a holding company. Other operating expenses increased $391,000 from $1,420,000 in 1997 to $1,811,000 in 1998. This increase is primarily attributable to increases in marketing expenses and non-recurring expense related to the planned closing of the Company's WalMart Supercenter office in March of 1999. Marketing expense increased approximately $182,000 over 1997 as the Company launched a broad range of mortgage products and its new Club 7 Visa Card, a program done in conjunction with a local television station. During December of 1998, the Company expensed approximately $157,000 relating to the closing of the WalMart Supercenter office. These expenses consisted primarily of obligated lease payments of $50,000 and write-off of leasehold improvements of approximately $87,000.

TABLE 6. NON-INTEREST EXPENSES

                                                       Year ended December 31,
----------------------------------------------------------     ------     ------
                                                     1998       1997       1996
----------------------------------------------------------     ------     ------
                                                       (dollars in thousands)
Salaries                                            $3,186     $2,939     $2,770
Retirement and other employee benefits               1,084        971        940
Occupancy                                              720        623        550
Equipment                                              875        768        563
Deposit insurance premiums                              21         25          2
Professional fees                                      318        209        198
Supplies                                               251        222        184
Telephone                                              265        217        176
Postage                                                172        150        143
Other                                                1,811      1,420      1,259
----------------------------------------------------------     ------     ------
Total                                               $8,703     $7,544     $6,785
==========================================================     ======     ======

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

Management believes the Company's financial condition is sound. The following discussion focuses on the factors considered by management to be important in assessing the Company's financial condition.

The following table sets forth the percentage of significant components of the Company's balance sheets at December 31, 1998 and 1997.

TABLE 7. DISTRIBUTION OF ASSETS AND LIABILITIES

                                                                           December 31,
---------------------------------------------------------------------------------------------------------
                                                                    1998                     1997
---------------------------------------------------------------------------------------------------------
                                                                     (dollars in thousands)
Assets
Loans (net)                                                $130,274      61.9%      $118,549        63.0%
Investment securities                                        58,394      27.7%        47,120        25.0%
FHLB stock                                                      565       0.3%           503         0.3%
Federal funds sold                                               --        --%         4,425         2.4%
-------------------------------------------------------------------     ------      --------        -----
Total earning assets                                        189,233      89.9%       170,597        90.7%

Cash and due from banks                                      11,787       5.6%         8,281         4.4%
Bank premises and equipment, net                              7,007       3.3%         6,266         3.3%
Other assets                                                  2,457       1.2%         3,084         1.6%
-------------------------------------------------------------------     ------      --------        -----
Total assets                                               $210,484     100.0%      $188,228       100.0%

Liabilities and shareholders' equity
Demand deposits                                            $ 38,086      18.1%      $ 31,897        16.9%
Savings, NOW and Money Market deposits                       62,672      29.8%        55,969        29.7%
Time deposits of $100,000 or more                            26,855      12.8%        19,503        10.4%
Other time deposits                                          56,572      26.9%        63,540        33.8%
-------------------------------------------------------------------     ------      --------        -----
Total deposits                                              184,185      87.5%       170,909        90.8%

Federal funds purchased                                       2,725       1.3%            --           --
Accrued expense and other liabilities                         1,722       0.8%         1,606         0.9%
-------------------------------------------------------------------     ------      --------        -----
Total liabilities                                           188,632      89.6%       172,515        91.7%

Shareholders' equity                                         21,852      10.4%        15,713         8.3%
-------------------------------------------------------------------     ------      --------        -----
Total liabilities and shareholders' equity                 $210,484     100.0%      $188,228       100.0%
===================================================================     ======      ========       ======


 [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIALS.]

                                  Total Assets
                                 (In Thousands)
                              1994       $153,553
                              1995       $165,408
                              1996       $167,218
                              1997       $188,228
                              1998       $210,484


 [THE FOLLOWING TABLE WAS REPRESENTED AS A BAR CHART IN THE PRINTED MATERIALS.]

                                 Total Deposits
                                 (In Thousands)
                              1994       $141,044
                              1995       $150,436
                              1996       $151,336
                              1997       $170,909
                              1998       $184,185

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

INVESTMENT PORTFOLIO

The carrying values of investment securities held by the Company at the dates indicated are summarized as follows:

TABLE 8. INVESTMENT PORTFOLIO COMPOSITION

                                                                            December 31,
------------------------------------------------------------------------------------------------------------
                                                                 1998                          1997
------------------------------------------------------------------------------------------------------------
                                                                      (dollars in thousands)
Securities available-for-sale
U.S. Treasury                                           $19,452         33.3%          $25,228         53.6%
U.S. Government agencies                                 20,962         35.9%            7,052         14.9%
Mortgage-backed securities                                  555          1.0%              783          1.7%
State and political subdivisions                         17,425         29.8%           14,057         29.8%
------------------------------------                    -------        -----           -------        -----
Total investments                                       $58,394        100.0%          $47,120        100.0%
------------------------------------                    -------        -----           -------        -----


The following table shows maturities of the carrying values of investment securities held by the Company at December 31, 1998, and the weighted average yields.

TABLE 9. INVESTMENT PORTFOLIO MATURITY SCHEDULES

                                                                   After One Year     After Five Years
                             Within            But Within           But Within             After
                            One Year           Five Years           Ten Years            Ten Years
-------------------------------------------------------------------------------------------------------------------------------
                             Amount   Yield      Amount    Yield      Amount    Yield      Amount     Yield       Total   Yield
-------------------------------------------------------------------------------------------------------------------------------
Available-for-Sale:
U.S. Treasury               $ 6,022    5.95%    $13,430     6.18%         --       --          --        --     $19,452   6.11%
U.S. Government
      agencies                7,671    4.97%     13,291     5.73%         --       --          --        --      20,962   5.48%
Mortgage-backed
      securities                 --      --          --       --          --       --     $   555      6.47%        555   6.47%
State and political
  subdivisions (1)            1,249    6.63%      4,742     7.54%      5,396     6.82%      6,038      6.67%     17,425   6.95%
------------------------    -------    ----     -------     ----     -------     ----     -------      ----     -------   ----
Total                       $14,942    5.50%    $31,463     6.20%    $ 5,396     6.82%    $ 6,593      6.66%    $58,394   6.13%
========================    =======    ====     =======     ====     =======     ====     =======      ====     =======   ====

(1) Yields on tax-exempt investments have been adjusted to a fully taxable-equivalent basis using the federal income tax rate of 34%. The weighted average yields shown are calculated on the basis of cost and effective yields for the scheduled maturity of each security. At December 31, 1998 the market value of the investment portfolio was approximately $1,019,000 above its book value, which is the result of lower market interest rates compared to the interest rates on the investments in the portfolio.


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

LOAN PORTFOLIO

The Company's management believes the loan portfolio is adequately diversified and contains no foreign loans. Real estate loans represent approximately 49% of the Company's loan portfolio. Real estate loans are primarily loans secured by real estate, mortgage, and construction loans. The Company does not have a large portfolio of home mortgage loans. See note (1) below. Commercial loans are spread throughout a variety of industries, with no particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. At December 31, 1998, the ten largest loans of the Company accounted for approximately 7% of the Company's outstanding loans. As of December 31, 1998, the Company had outstanding loan commitments of approximately $20,411,000. The amounts of loans outstanding and the percentage that such loans represented of total loans at the indicated dates are shown in the following table according to loan type.

TABLE 10. LOAN PORTFOLIO COMPOSITION

                                                                   December 31,
------------------------------------------------------------------------------------------------
                                                        1998                        1997
------------------------------------------------------------------------------------------------
                                                             (dollars in thousands)
Real estate (1)                                $ 64,538       48.5%       $ 63,300         52.2%
Installment loans                                11,339        8.5%         25,424         21.0%
Credit cards and related plans                    3,694        2.8%          3,415          2.8%
Commercial and all other loans                   53,453       40.2%         29,070         24.0%
-------------------------------------------------------      -----        --------        -----
Total                                          $133,024      100.0%       $121,209        100.0%
=======================================================      =====        ========        =====

(1) The majority of these loans are various consumer and commercial loans with approval based on cash flow and not the real estate. The majority of the commercial real estate is owner-occupied and operated.


MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

The following table sets forth the maturity distribution of the Company's loans as of December 31, 1998. A significant majority of loans maturing after one year are repriced at two and three year intervals. In addition, approximately 39% of the Company's loan portfolio is comprised of variable rate loans.

TABLE 11. LOAN MATURITIES

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Credit cards   Commercial
                                                               Real                        and related     and all
                                                              estate       Installment         plans      other loans         Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     (dollars in thousands)
Due in 1 year or less                                       $  8,678        $  1,349        $  3,694        $ 25,096        $ 38,817
Due after 1 year through 5 years:
      Floating interest rates                                 10,826             294              --           6,959          18,079
      Fixed interest rates                                    33,153           8,974              --          11,630          53,757
Due after 5 years:
      Floating interest rates                                  2,933              23              --           5,795           8,751
      Fixed interest rates                                     8,948             699              --           3,973          13,620
--------------------------------------------------------    --------        --------        --------        --------        --------
Total                                                       $ 64,538        $ 11,339        $  3,694        $ 53,453        $133,024
========================================================    ========        ========        ========        ========        ========

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

NONPERFORMING ASSETS AND PAST DUE LOANS

A loan is placed on non-accrual status when, in management's judgment, the collection of interest income appears doubtful or the loan is past due 90 days or more. Interest receivable that has been accrued and is subsequently determined to have doubtful collectibility is charged to the appropriate interest income account. Interest on loans that are classified as non-accrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original terms. Foreclosed properties are included in other assets and represent other real estate that has been acquired through loan foreclosures or deeds in lieu of foreclosure. Such properties are initially recorded at the lower of cost or fair value less estimated costs to sell. Thereafter the properties are maintained at the lower of cost or fair value less estimated costs to sell.

The following table summarizes the Company's nonperforming assets and past due loans at the dates indicated.

TABLE 12. NONPERFORMING ASSETS AND PAST DUE LOANS

                                          December 31,
----------------------------------------------------------
                                       1998           1997
----------------------------------------------------------
                                     (dollars in thousands)
Non-accrual loans                    $   88         $1,463
Restructured loans                      621            522
Foreclosed properties                    50            340
-------------------------------------------         ------
Total                                $  759         $2,325
===========================================         ======

As December 31, 1998 and 1997, nonperforming assets and past due loans were approximately 0.57% and 1.92%, respectively, of the loans outstanding at such dates.

SUMMARY OF LOAN LOSS EXPERIENCE

The allowance for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense include past loan loss experience, composition of the loan portfolio, evaluation of estimated probable loan losses and current economic conditions. The Company's loan watch committee, which includes three members of senior management as well as regional managers and other credit administration personnel, conducts a quarterly review of all credits classified as substandard. This review follows a re-evaluation by the account officer who has primary responsibility for the relationship.

The following table sets forth the allowance for possible loan losses at December 31, 1998 and 1997.

TABLE 13. ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                                      December 31,
--------------------------------------------------------------------------------------------------------------
                                                           1998                             1997
--------------------------------------------------------------------------------------------------------------
                                                              Percent of                        Percent of
                                                              Total Loans in                    Total Loans in
                                                  Amount      Each Category       Amount        Each Category
--------------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
Real estate                                       $1,619           48.5%          $1,690             52.2%
Installment loans                                    166            8.5%             389             21.0%
Credit cards and related plans                       160            2.8%             390              2.8%
Commercial and all other loans                       624           40.2%             149             24.0%
---------------------------------------------------------         -----           ------            -----
Total allocated                                    2,569          100.0%           2,618            100.0%
Unallocated                                          181                              42
---------------------------------------------------------                         ------
Total                                             $2,750                          $2,660
=========================================================                         ======


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

Management considers the allowance for possible loan losses adequate to cover estimated probable loan losses on the loans outstanding as of each reporting period. It must be emphasized, however, that the determination of the allowance using the Company's procedures and methods rests upon various judgments and assumptions about economic conditions and other factors affecting loans. No assurance can be given that the Company will not in any particular period sustain loan losses that are sizable in relation to the amount reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for possible loan losses or future charges to earnings.

For 1998, 1997, and 1996, the following table summarizes the Company's balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expense.

TABLE 14. LOAN LOSS AND RECOVERY EXPERIENCE

                                                                                                  Year ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (dollars in thousands)
Total loans outstanding at end of year                                                   $133,024         $121,209         $112,656
=================================================================================================         ========         ========
Average loans outstanding                                                                 127,650          118,185          104,297
=================================================================================================         ========         ========

Allowance for possible loan losses at beginning of year                                  $  2,660         $  2,400         $  1,950
Loans charged off:
       Real estate                                                                             21                6               12
       Installment loans                                                                       89               62               62
       Credit cards and related plans                                                         119              110              111
       Commercial and all other loans                                                           2               17               81
-------------------------------------------------------------------------------------------------         --------         --------
Total charge-offs                                                                             231              195              266

Recoveries of loans previously charged off:
       Real estate                                                                             --               --              118
       Installment loans                                                                       22               22               26
       Credit cards and related plans                                                          23               36               34
       Commercial and all other loans                                                          34               43               41
-------------------------------------------------------------------------------------------------         --------         --------
Total recoveries                                                                               79              101              219

Net charge-offs                                                                               152               94               47
Additions to the allowance charged to expense                                                 242              354              497
-------------------------------------------------------------------------------------------------         --------         --------
Allowance for possible loan losses at end of year                                        $  2,750         $  2,660         $  2,400
=================================================================================================         ========         ========

Ratios
Net charge-offs during year to average loans outstanding during year                         0.12%            0.08%            0.05%
Net charge-offs during year to loans at year-end                                             0.11%            0.08%            0.04%
Allowance for possible loan losses to average loans                                          2.15%            2.25%            2.30%
Allowance for possible loan losses to loans at year-end                                      2.07%            2.19%            2.13%
Net charge-offs to allowance for possible loan losses                                        5.53%            3.53%            1.96%
Net charge-offs to provision for possible loan losses                                       62.81%           26.55%            9.46%

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

DEPOSITS

The average amounts of deposits of the Company for the years ended December 31, 1998, and 1997 are summarized below.

TABLE 15. AVERAGE DEPOSITS
Year ended December 31,

-----------------------------------------------------------------------------------------------------
                                                            1998                         1997
-----------------------------------------------------------------------------------------------------
                                                   Average                       Average
                                                   Balance        Rate           Balance        Rate
-----------------------------------------------------------------------------------------------------
                                                                  (dollars in thousands)
Interest-bearing demand deposits                  $ 42,807        1.60%         $ 40,029        1.75%
Savings deposits                                    14,648        1.94%           14,956        2.06%
Time deposits                                       83,130        5.27%           80,804        5.39%
----------------------------------------------------------        -----         --------        -----
Total interest-bearing deposits                    140,585        3.81%          135,789        3.95%
----------------------------------------------------------        -----         --------        -----

Non-interest-bearing deposits                       35,272          --            28,574          --
----------------------------------------------------------        -----         --------        -----
Total deposits                                    $175,857        3.04%         $164,363        3.26%
==========================================================        =====         ========        =====

The Company has a large, stable base of time deposits with little dependence on volatile deposits of $100,000 or more. The time deposits are principally certificates of deposits and individual retirement accounts obtained from individual customers. Deposits of certain local governments and municipal entities represented approximately 9.7% of the Company's total deposits at December 31, 1998. All such public funds are collateralized by investment securities. The Company does not purchase brokered deposits.

As of December 31, 1998, the Company held approximately $26,855,000 in time deposits of $100,000 or more and time deposits less than $100,000 of $56,571,000. The following table is a maturity schedule of time deposits as of December 31, 1998.

TABLE 16. TIME DEPOSIT MATURITY SCHEDULE

----------------------------------------------------------------------------------------------------------------------
                                                      3 Months        4 to 6      7 to 12        Over 12
                                                      Or Less         Months       Months        Months          Total
----------------------------------------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
Time certificates of deposit of
      $100,000 or more                                $10,795         $5,925       $7,690         2,445        $26,855
Time certificates of deposit less
      than $100,000                                    21,339         14,635       13,277         7,320         56,571
-------------------------------------------------------------        -------      -------        ------        -------
Total time deposits                                   $32,134        $20,560      $20,967        $9,765        $83,426
=============================================================        =======      =======        ======        =======

RETURN ON ASSETS AND EQUITY

The following table shows return on assets (net income divided by average assets), return on equity (net income divided by average shareholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the years presented.

TABLE 17. RETURN ON ASSETS AND EQUITY

Year ended December 31,
----------------------------------------------------------------------
                                          1998       1997        1996
----------------------------------------------------------------------
Return on assets                          1.01%      0.93%       0.80%
Return on equity                         11.33%     11.07%       9.55%
Dividend payout                          23.64%     24.82%      28.44%
Shareholders' equity to assets            8.89%      8.37%       8.42%


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

ACCOUNTING AND OTHER MATTERS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application of all of the provisions of this statement is encouraged. The Company plans to adopt this statement at January 1, 2000 and does not anticipate any material effect on its consolidated financial statements.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This statement allows mortgage banking firms to account for certain securities and other interests retained after securitizing mortgage loans that were held for sale based on the ability and intent to hold or sell such investments, consistent with the guidance contained in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This statement is effective for the first fiscal quarter beginning after December 15, 1998. The Company plans to adopt this statement on January 1, 1999 and does not anticipate any material effect on its consolidated financial statements.

The FASB also issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to issued exposure drafts and to proposed effective dates.

Year 2000 Issue

GENERAL. The year 2000 ("Y2K") issue confronting the Company and its suppliers, customers, customers' suppliers and competitors centers on the potential inability of certain computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

Financial institution regulators recently have increased their focus upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Y2K Project Management Awareness. These statements require financial institutions to, among other things, examine the Y2K implications of their reliance on vendors and with respect to data exchange and the potential impact of the Y2K issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the Y2K issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Y2K problems. The federal banking agencies have asserted that Y2K testing and certification is a key safety and soundness issue in conjunction with regulatory exams and, thus, that an institution's failure to address appropriately the Y2K issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

RISKS. Like most financial service providers, the Company and its operations may be significantly affected by the Y2K issue due to its dependence on technology and date-sensitive data. Computer software and hardware and other equipment, both within and outside the Company's direct control, and third parties with whom the Company electronically or operationally interfaces (including without limitation its customers and third party vendors) may be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and the Company would experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances, a failure to adequately address the Y2K issue could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

adequately addressed, the Y2K issue could result in a significant adverse impact on the Company's operations and, in turn, its financial condition and results of operations.

STATE OF READINESS. During November 1997, the Company formulated its plan to address the Y2K issue. Since that time, the Company has taken the following steps:

Established senior management advisory and review responsibilities;

Completed a company-wide inventory of applications and system software;

Built an internal tracking database for application and vendor software;

Developed compliance plans and schedules for all lines of business;

Begun computer code testing;

Initiated vendor compliance verification;

Begun awareness and education activities for employees through existing internal communication channels; and

Developed a process to respond to customer inquiries as well as help educate customers on the Y2K issue.

The following paragraphs summarize the phases of the Company's Y2K plan:

AWARENESS PHASE. The Company formally established a Y2K plan headed by a senior manager, and a project team was assembled for management of the Y2K project. The project team created a plan of action that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This phase is substantially complete.

ASSESSMENT PHASE. The Company's strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was made to quantify the extent of the Company's Y2K exposure. A corporate inventory (which is periodically updated as new technology is acquired and as systems progress through subsequent phases) was developed to identify and monitor Y2K readiness for information systems (hardware, software, utilities, and vendors) as well as environmental systems (security systems, facilities, etc.). Systems were prioritized based on business impact and available alternatives. Mission critical systems supplied by vendors were researched to determine Y2K readiness. If Y2K-ready versions were not available, the Company began identifying functional replacements which were either upgradable or currently Y2K-ready, and a formal plan was developed to repair, upgrade or replace all mission critical systems. This phase is substantially complete.

In August 1997, the Company began Y2K discussions with its larger borrowers at the time of the annual review of their loans. Beginning in January 1998, all credits greater than $250,000 were evaluated for Y2K exposure by the relationship account officer using a questionnaire developed by the Company's credit administration staff. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk. During the course of these evaluations, Company personnel have met individually with each of its larger borrowers to discuss and obtain information regarding each borrower's dependence on information technology and third party vendors and the nature of steps being taken by the borrowers to address their Y2K risk. While the Company will continue to monitor the progress being made by its larger borrowers in addressing their own Y2K issues, to date the Company is generally satisfied with these customers' responses to the Company's inquiries and their progress in addressing their Y2K risk.

RENOVATION PHASE. The Company's corporate inventory revealed that Y2K upgrades were available for all vendor supplied mission critical systems, and all these Y2K-ready versions have been delivered and placed into production and have entered the validation process.

VALIDATION PHASE. The validation phase is designed to test the ability of hardware and software to accurately process date sensitive data. The Company currently is in the process of validation testing of each mission critical system, with the degree of completion of such testing ranging from 25% to 100%. The Company has created a test environment comprised of an IBM Model 170 dedicated to Y2K testing which is virtually insulated from production and development environments. The Company anticipates that the validation phase will absorb approximately 50% of the total Y2K resources (computer and personnel) over the life cycle of the project. The Company has increased staff in anticipation of that work effort. The Company's validation phase is subs-

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

tantially complete for all mission critical systems (with the exception of the Company's automated teller machine network as to which validation testing will be completed during the first quarter of 1999). During the validation testing process to date, no significant Y2K problems have been identified relating to any modified or upgraded mission critical systems.

IMPLEMENTATION PHASE. The Company's plan calls for putting Y2K-ready code into production before having actually completed Y2K validation testing. Y2K-ready modified or upgraded versions have been installed and placed into production with respect to all mission critical systems.

COMPANY RESOURCES INVESTED. The Company's Y2K project team has been assigned the task of ensuring that all systems across the Company are identified, analyzed for Y2K compliance, corrected if necessary, tested, and changes put into service. The Y2K project team members represent all functional areas of the Company, including branches, data processing, loan administration, accounting, item processing and operations, compliance, internal audit, human resources, and marketing. The team is headed by a vice president who reports directly to a member of the Company's senior management team. The Company's Board of Directors oversees the Y2K plan and provides guidance and resources to, and receives quarterly updates from, the Y2K project team.

The Company is expensing all costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the Y2K conversion project for the Company is estimated to be $200,000. Expenses of approximately $47,000 were incurred and expensed by the Company in 1998 and the Company life-to-date has expensed approximately $54,000. The Company does not expect significant increases in future data processing costs relating to Y2K compliance.

CONTINGENCY PLANS. During the assessment phase, the Company began to develop back-up or contingency plans for each of its mission critical systems. The Company's contingency plans are based upon its most reasonably likely worst-case scenario of failure or interruptions of service from electrical and telephone providers. Virtually all of the Company's mission critical systems are dependent upon third party vendors or service providers, therefore, contingency plans include selecting a new vendor or service provider and converting to their system. In the event a current vendor's system fails during the validation phase and it is determined that the vendor is unable or unwilling to correct the failure, the Company will convert to a new system from a pre-selected list of prospective vendors. In each case, realistic trigger dates have been established to allow for orderly and successful conversions. For some systems, contingency plans consist of using spreadsheets software or reverting to manual systems until system problems can be corrected.

The majority of the Company's mission critical systems fall into the categories of its core-banking software, its proof of deposit system, and its automated teller machine network. The Company has received warranties from vendors to the effect that the proof of deposit and automated teller machine network software is Y2K-ready. While no warranty has been received with respect to the core-banking system, that system is used by a number of banking institutions and has been reviewed by the Federal Reserve Bank of Atlanta for year 2000 readiness.

With respect to each third party with whom the Company interfaces electronically or from whom it obtains services or supplies (such as the Company's credit and debit card processors, its correspondent bank, the Federal Reserve Bank of Richmond, its electric and telephone companies, and its suppliers of business forms), the Company has requested information regarding that party's preparations and state of preparedness with respect to Y2K issues. While, in general, no such third parties will give warranties or guarantees with respect to Y2K issues, the Company has received from each third party in writing an acknowledgment of that party's awareness of the Y2K issues, information regarding its plan for addressing Y2K concerns, and an assurance that steps are being taken to prevent service interruptions. While these assurances do not give the Company any specific legal rights or remedies, the Company generally is satisfied with the responses it has received. In the case of third parties with whom the Company interfaces electronically, testing of those interfaces is being conducted or is scheduled and interruptions in the services provided by such third parties have been taken into account in the Company's contingency plans (which, for example, provide for increased inventories of business forms and supplies, increased levels of cash on hand, use of a generator to operate the Company's main computer system and operations function, manual processing of branch transactions, direct clearing of checks through the Federal Reserve rather than through a correspondent bank, and, where possible, a change to a different third party supplier).

Management is not aware of any known trends, events, uncertainties, or current recommendations by regulatory authorities that will or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or other operations.

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                  BOARD OF DIRECTORS AND SUBSIDIARY CORPORATIONS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries

Board of Directors

George Thomas Davis, Jr.
Vice Chairman of the Board
Attorney at Law
Davis & Davis Attorneys
Swan Quarter, North Carolina

C. Gilbert Gibbs
Farmer and Merchant
C.G. Gibbs Hardware
Engelhard, North Carolina

Gregory C. Gibbs
Student
NC State University
Raleigh, North Carolina

John F. Hughes, Jr.
Region Manager
North Carolina Power
Manteo, North Carolina

Arthur H. Keeney, III
President and CEO
The East Carolina Bank
Engelhard, North Carolina

J. Bryant Kittrell, III
President and Owner
Kittrell & Associates, Inc.
Greenville, North Carolina

Joseph T. Lamb, Jr.
President
Joe Lamb, Jr. & Associates, Inc.
Real Estate Sales
Nags Head, North Carolina

B. Martelle Marshall
Restaurant Owner
Martelle's Bar-B-Q
Engelhard, North Carolina

Robert L. Mitchell
Barber and Retired Magistrate
Mitchell's Barber Shop
Columbia, North Carolina

R.S. Spencer, Jr.
Chairman of the Board
President, R.S. Spencer, Inc.
Merchant
Engelhard, North Carolina

Ray Mitchell Spencer
Retired Farmer
Swan Quarter, North Carolina



Jo Ellen G. Cutrell
Corporate Secretary


The East Carolina Bank Subsidiary Corporations
--------------------------------------------------------------------------------
CAROLINA FINANCIAL REALTY, INC.
-------------------------------

Gregory C. Gibbs
President

B. Martelle Marshall
Vice President

Arthur H. Keeney, III
Corporate Secretary and Treasurer

CAROLINA FINANCIAL COURIER, INC.
--------------------------------

Gregory C. Gibbs
President

B. Martelle Marshall
Vice President

Arthur H. Keeney, III
Corporate Secretary and Treasurer

--------------------------------------------------------------------------------

BANK SENIOR MANAGEMENT and CORPORATE OFFICERS
-------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries

Bank Senior Management

*     Arthur H. Keeney, III
      President and
      Chief Executive Officer

*     J. Dorson White, Jr.
      Executive Vice President
      Branch Administration

*     Gary M. Adams
      Senior Vice President
      Chief Financial Officer

*     William F. Plyler, II
      Senior Vice President
      Chief Credit Officer

*     Sarah M. Stephens
      Senior Vice President
      Human Resources

      Jo Ellen G. Cutrell
      Corporate Secretary

* Denotes Policy-making Officers of the Bank


--------------------------------------------------------------------------------

Corporate Officers

      Arthur H. Keeney, III
      President and
      Chief Executive Officer


      Gary M. Adams
      Senior Vice President
      Chief Financial Officer


     Jo Ellen G. Cutrell
     Corporate Secretary

--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                           BANK OFFICERS AND DEPARTMENT MANAGERS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries


Bank Officers


Accounting

Judith C. Tomlinson
Vice President

Agri-Business

Arthur R. "Buck" Spruill, III
Vice President
Agri-Business Officer

Jeffrey B. Williamson
Assistant Vice President
Agri-Business Officer

Walter T. "Tom" Felton
Banking Officer
Agri-Business Officer


Audit/COMPLIANCE

Thomas B. Heggie, III
Vice President

Vincent L. Midgette
Banking Officer


BANK CARD SERVICES

T. Ann Williams
Vice President


BANK OPERATIONS

Edna H. Sukeforth
Vice President


CREDIT ADMINISTRATION

Marla C. Gibbs
Vice President

Matthew J. Byrne
Vice President



MANAGEMENT INFORMATION SYSTEMS

Edward H. Heflin
Vice President


MARKETING

Mimi W. Van Nortwick
Assistant Vice President

Elizabeth C. Stanley
Assistant Vice President


--------------------------------------------------------------------------------


Bank Department Managers


CENTRAL PURCHASING

Denise L. Gibbs


DATA ENTRY

Jean M. Raczenski-Clarke


DATA PROCESSING

C. Todd Mason


FACILITIES MAINTENANCE

Jerry W. Gibbs


ITEM PROCESSING

Devonda Howard


TECHNICAL SUPPORT

Candis L. Castellow

--------------------------------------------------------------------------------

BRANCH OFFICERS
-------------------------------------------------------------------------[LOGO]
The East Carolina Bank and Subsidiaries


Bank Senior Management


CENTRAL REGION

COLUMBIA

David W. Noell
Branch Manager

Dawn L. Harrell
Branch Operations Manager


CRESWELL

Betty B. Cabarrus
Vice President
Branch Manager

Eloise F. Hassell
Branch  Operations Manager


ENGELHARD

Beverly B. Meekins
Branch Manager

Lori G. Cahoon
Branch Operations Manager


FAIRFIELD

Faye C. Sadler
Vice President
Branch Manager


SWAN QUARTER

Faye C. Sadler
Vice President
Branch Manager


WASHINGTON

John E. Wojcik
Vice President
Branch Manager*

--------------------------------------------------------------------------------

EASTERN REGION

T. Olin Davis
Vice President
Eastern Region Manager

Richard N. "Skipper" Hines, III
Vice President
Business Development Officer


AVON

Roberta L. Midgett
Assistant Vice President
Branch Manager


BARCO/CURRITUCK

Lewis G. Barnett
Assistant Vice President
Branch Manager


HATTERAS

R. Drew Pullen
Vice President
Branch Manager

Cora A. Simmons
Assistant Vice President
Loan Officer


MANTEO
T. Olin Davis
Vice President
Branch Manager

Susan H. Berry
Vice President
Loan Officer

Roy O. "Chip" Phillips, Jr.
Banking Officer


NAGS HEAD

Richard N. "Skipper" Hines, III
Vice President
Branch Manager

Linda H. Algood
Assistant Vice President
Loan Officer


OCRACOKE

R. Drew Pullen
Vice President
Branch Manager

Agnes G. Garrish
Banking Officer

Judith G. Garrish
Banking Officer
Branch Operations Manager


SOUTHERN SHORES

Thomas J. Kern
Assistant Vice President
Branch Manager*

--------------------------------------------------------------------------------

WESTERN REGION

Edwin J. "Jerry" Brett
Vice President
Western Region Manager


GREENVILLE


RED BANKS ROAD

Barry G. Allen
Assistant Vice President
Branch Manager


UNIVERSITY MEDICAL CENTER

Mary M. Lawrence
Branch Manager


--------------------------------------------------------------------------------

                                                 Excellence in Community Banking

                                               ATTORNEYS AND CORRESPONDENT BANKS
[LOGO]--------------------------------------------------------------------------
                                         The East Carolina Bank and Subsidiaries


ATTORNEYS

Davis & Davis
Attorneys at Law
Swan Quarter, North Carolina

Ward and Smith, P.A.
Attorneys at Law
New Bern, North Carolina

Charles W. Ogletree
Attorney at Law
Columbia, North Carolina

--------------------------------------------------------------------------------

CORRESPONDENT BANKS

Centura Bank
Rocky Mount, North Carolina

Federal Home Loan Bank of Atlanta
Atlanta, Georgia

Federal Reserve Bank of Richmond
Charlotte Branch
Charlotte, North Carolina

Federal Reserve Bank of Richmond
Richmond, Virginia

First Citizens Bank & Trust Company
Raleigh, North Carolina

Bank of America
Charlotte, North Carolina

SunTrust Bank
Atlanta, Georgia

Wachovia Bank & Trust Company
Winston-Salem, North Carolina


--------------------------------------------------------------------------------

52