Form 10KSB, Exhibit 13
period 1999-12-31
ECB BANCORP INC
filed 2000-03-28
CIK 1066254

[LOGO] THE EAST CAROLINA BANK                            EXCELLENCE IN
             ECB                                       COMMUNITY BANKING
          SINCE 1920











                                ECB BANCORP, INC.

                               1999 ANNUAL REPORT

                                COMMUNITY BANKING
                             AS YOU WANT IT TO BE...



                                    [GRAPHIC]
                                       15
                                   Convenient
                                     Branch
                                    Locations

           Avon o Barco o Columbia o Creswell o Engelhard o Fairfield
              Greenville o Hatteras o Manteo o Nags Head o Ocracoke
                   Southern Shores o Swan Quarter o Washington



                                    [GRAPHIC]
                                Automated Teller
                                    Machines



                                    [GRAPHIC]
                               www.ecbbancorp.com


                                    [GRAPHIC]
                                     XPRESS
                                  PHONE BANKING


[LOGO]EQUAL
      HOUSING
      LENDER                                                         Member FDIC

(ECB BANCORP, INC. LOGO)                                       TABLE OF CONTENTS
--------------------------------------------------------------------------------

1999
ANNUAL REPORT

Shareholder Reference ......................................    3
Letter to Shareholders .....................................  4-5
Mission Statement ..........................................    7
Financial Highlights .......................................  8-9
Consolidated Five Year Financial Summary ...................   10
Independent Auditors' Report ...............................   11
Consolidated Balance Sheets ................................   12
Consolidated Statements of Income ..........................   13
Consolidated Statements of Shareholders' Equity ............   14
Consolidated Statements of Cash Flows ......................   15
Notes to Consolidated Financial Statements .................16-28
Management's Discussion and Analysis .......................29-43
Board of Directors and Subsidiary Corporations .............   44
Bank Senior Management and Corporate Officers ..............   45
Bank Officers and Department Managers ......................   46
Branch Officers ............................................   47
Attorneys and Correspondent Banks ..........................   48
--------------------------------------------------------------------------------

FORWARD-LOOKING STATEMENTS

This discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," "anticipate," or other statements concerning opinions or judgment of Bancorp and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorp's customers, actions of government regulators, the level of market interest rates, and general economic conditions.

--------------------------------------------------------------------------------

SHAREHOLDER REFERENCE                                   (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

ANNUAL MEETING
The Annual Shareholders' Meeting will be held
Wednesday, April 19, 2000 at 11:00 a.m. at the Lodge at
Lake Mattamuskeet, Hyde County, North Carolina.

HEADQUARTERS
35080 US Highway 264
Post Office Box 337
Engelhard, North Carolina 27824
(252) 925-9411

FORM 10-KSB
Copies of ECB Bancorp, Inc.'s Annual Report on Form 10-KSB to the Securities and Exchange Commission may be obtained without charge by writing to Gary M. Adams, Senior VP & Chief Financial Officer, The East Carolina Bank, P.O. Box 337, Engelhard, North Carolina 27824.

ANNUAL DISCLOSURE STATEMENT
A copy of the Bank's Annual Disclosure Statement may be obtained without charge by contacting Gary M. Adams, Senior VP & Chief Financial Officer, The East Carolina Bank, P.O. Box 337, Engelhard, North Carolina 27824.

STOCK TRANSFER AND REGISTRAR
First-Citizens Bank & Trust Company
P.O. Box 29522
Raleigh, North Carolina 27626

SHAREHOLDER ACCOUNT INQUIRIES
Communications regarding transfer requirements and lost certificates should be directed to:
The East Carolina Bank
35080 US Highway 264
P.O. Box 337
Engelhard, North Carolina 27824
Attention: Corporate Secretary

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
KPMG LLP
Suite 1200, 150 Fayetteville Street Mall
P.O. Box 29543
Raleigh, North Carolina 27626-0543

INVESTMENT BANKING ADVISOR
Wachovia/IJL
IJL Financial Center
201 N. Tryon Street
Charlotte, North Carolina 28202

COUNSEL
Davis & Davis
Attorneys at Law
P.O. Box 277
Swan Quarter, North Carolina 27885

BUSINESS PROFILE
   ECB Bancorp, Inc. ("Bancorp") is a bank holding company headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank (the "Bank" or "ECB") (collectively referred to hereafter as the "Company"), is a state-chartered, independent, community bank founded in 1919. At year-end 1999, The East Carolina Bank had 143 full-time employees. ECB is a member of the Federal Deposit Insurance Corporation, the American Bankers Association, the North Carolina Bankers Association, and the Independent Bankers Association of America. The Bank currently operates 15 full-service branches, a mortgage office and 14 automated teller machines in eastern North Carolina. Nine of these offices are located in mainland Beaufort, Currituck, Hyde, Pitt, Tyrrell, and Washington counties, and six are on North Carolina's famed Outer Banks, from Ocracoke Island in Hyde County to Southern Shores in Dare County.

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)                                  LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------

Dear Shareholder:

Well we made it! As I write this letter early in the year 2000, I am pleased to report that we came through the Y2K adventure absolutely unscathed. All of our systems worked flawlessly and we joined the rest of the world in a large, collective sigh of relief! We learned quite a bit about ourselves and our organization through the process of creating a thorough contingency plan to deal with Y2K. We liked what we found, and the knowledge gleaned during this planning process will help us be a better bank going forward.

The year 2000 also represents our 80th year of delivering quality community bank services to communities in northeastern North Carolina. We have come a long way since the doors of the Bank of Engelhard (located in a former barbershop) first opened on January 20, 1920. It is our intent to have several events during the year commemorating this anniversary and inviting the general public to participate.

I am pleased to report that for the year-ended December 31, 1999, ECB Bancorp, Inc. generated a consolidated net income of $2,143,000 or $1.01 per share, which is a 9.4% increase over the $1,959,000, or $1.08 per share earned for the period ended December 31, 1998, (the per share results include the full year's effect of a 345,000 share stock offering in the 4th quarter of 1998). Consolidated total assets at year-end 1999 were $233,113,000 or a 10.5% increase over total assets of $210,902,000 at December 31, 1998. Deposits of $203,301,000 at
December 31, 1999, represented a 10.3% increase over the previous year-end balance of $184,267,000. Loans grew 11.0% to $147,676,000 at December 31, 1999, up from $133,024,000 at December 31, 1998. These financial results equate to a
 .97% return on average assets and a 9.71% return on average equity and again reflect the effect of the aforementioned 1998 stock offering.

We are quite satisfied with these results and proud that the organization earned more than $2 million for the first time in its history. This was achieved in spite of the fact that significant organizational energy and attention (and expense) were paid to Y2K and its related issues. That is now behind us and management and bank employees can again focus their time and energies on the core strategic initiatives of the company.

I am pleased to report that several of our goals were achieved in 1999. In April we organized the ECB Mortgage Company under the leadership of Staton Martin who was formerly with Dare Mortgage Company. Satisfactory progress was made in growing this business, notwithstanding the increased rate environment in which we functioned, as we moved through the year. The Bank has decided to accelerate this progress and, in that regard, has recently hired Edith Corbman primarily to cover the Washington and Greenville markets.

In addition to the continued growth of our Avon and Currituck branches which opened in 1998, we opened the Bank's 15th full-service branch in Washington, NC in June 1999. Steady progress has been achieved in this competitive market and we are pleased to bring our style of community banking to Beaufort County. In August 1999, we also completed the move of our Manteo Branch to a more visible location on Highway 64/264. In early March 2000, the Town of Manteo completed the renovation of our previous facility and proudly moved into its new municipal offices. As this letter goes to press, we are also finalizing plans to move our Currituck branch from its temporary location in Barco to a new permanent location approximately six miles north in the Town of Currituck. Management feels this move, which is expected to occur later this year, will only accelerate our steady market penetration in that corner of North Carolina.

At the same time we were dealing with Y2K issues in 1999, we also were making substantial progress on ECB's technology strategic plan. As this is being written, the finishing touches are being put on our wide area network (WAN) which is comprised of a series of smaller local area networks (LAN's) and will link all the Bank's facilities. In addition, all departments and branches will have access to the Internet. We are also close to completion of many major improvements to our telephone system. The net result of all this will be an enhanced, state of the art ability to communicate by moving both voice and data simultaneously and rapidly throughout the system. This has significant implications for enhanced product delivery, customer satisfaction and efficiency issues.

In November 1999, we installed a Check Image Processing system. After several months of testing, we rolled out a redesigned and improved bank statement to our retail and commercial customers in late February 2000. In our opinion, check imaging has changed from being a luxury to an absolute necessity in order to achieve improved efficiency and a higher level of customer service. Switching from microfilm to digital imaging can be compared to the technological changes that have been made in the way consumers listen to music - it's the difference between listening to your favorite songs on cassette or compact disc. With check imaging (like a CD), the quality is higher and crisper.

--------------------------------------------------------------------------------

LETTER TO SHAREHOLDERS                                  (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

One of the drivers of ECB's future success will be the ability to increase fee income as we add to our product base. To that end, (and in the very near future), we will be introducing a leasing product, a new accounts receivable financing product, various insurance products marketed through ECB Financial Services, and an array of products designed to appeal to and facilitate the management of small businesses, under the banner "ECB Best Business Solutions."

In the fall of 1999, we also began the design and construction of a WEB page as the precursor of taking the East Carolina Bank into the world of Internet banking. I am pleased to report that this project is almost complete and, by the time of the annual meeting, our WEB site (www.ecbbancorp.com) should be functional. We welcome you to visit it and give us your feedback. The next stage
(goal) of this technology initiative is to bring home banking and small business banking (principally cash management services) via the Internet to our customers by the end of the third quarter 2000.

The idea of introducing an ECB-style community bank Internet service is to give customers the choice of banking in person, on the phone, or on the Internet, thus keeping their loyalty and hopefully broadening their relationship with the Bank. We anticipate that the ECB branded approach, together with our theme of "Excellence in Community Banking," will generate high recognition by putting quality customer service and a friendly face on Internet technology. We think this is currently lacking in the marketplace. It is our intent to actually deliver "high tech and high touch."

While the Company ended the past century on a high note, our thoughts and prayers continue to go out to all individuals and families throughout eastern North Carolina, but particularly to those in our market area that were heavily impacted by the floods and tidal surge wrought by Hurricanes Dennis and Floyd. While contributing along with many others to the Governor's Hurricane Relief Fund to help all flood victims, ECB spent the majority of its limited resources on our friends and neighbors from Greenville to the East. Hyde County was particularly hard hit. The Bank played a key role in gathering public donations throughout all its branches for the Hyde County Relief Fund and donating the use of a building in Swan Quarter as the centralized point for food, clothing, and other essentials for those hardest hit.

I am also saddened to report the passing of Lewis Combs of Creswell, an East Carolina Bank Director from 1969 to 1996. Mr. Combs was a member of the Executive Committee when I came to the Bank. Although he elected not to stand for reelection in 1996, his comments and observations for the months we worked together were always well reasoned and on target with common sense. His friends within The East Carolina Bank family will miss him but will also be thankful that he gave his talents to the governance of the organization for so many years.

The year 1999 was also highlighted by three increases in interest rates by the Federal Reserve. It is believed that the year 2000 will see the Feds continue its bias toward tightening in its effort to cool the economy and contain any potential signs of inflation. Management believes that the East Carolina Bank will be minimally impacted in this environment given our current asset/liability mix.

We are obviously disappointed in the weak performance of our stock during 1999. For a variety of reasons including the interest rate increases mentioned above, most bank stocks were under severe pressure this past year and did poorly regardless of how well the banks themselves were performing. Investors were simply not focusing on value during the year. We hope to see a reversal of this trend in 2000.

In closing, I would once again like to thank the directors for their confidence and contributions and to acknowledge the continued display of teamwork throughout the organization, particularly among the management team. Additionally, I will again thank the employees as I try to do all year long for their support and dedication to the principles upon which the successes of this Bank are being built. Lastly I want to thank the shareholders for their support and patience as we put together a top-performing bank which will reward their investment over time. Watch for our new series of advertisements featuring a renewed emphasis on our customers and their ECB banking relationship. While we will continue with the theme of "Excellence in Community Banking (ECB), we will also be guided by the following: "The East Carolina Bank, community banking as you want it to be, the excellence of ECB."

                                                      Sincerely,


                                                      /s/ Arthur H. Keeney, III
                                                      Arthur H. Keeney, III
                                                      President and CEO
March 20, 2000

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

                                     [LOGO]
                             THE EAST CAROLINA BANK
                                       ECB
                                   SINCE 1920


                         EXCELLENCE IN COMMUNITY BANKING

--------------------------------------------------------------------------------

                                                        (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)                                    FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                   NET INCOME

(Bar graph appears here with the following plot points.)

     1995           1996           1997           1998           1999
   $1,190,183    $1,333,763     $1,673,251     $1,959,040     $2,143,390


MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Bancorp's Common Stock was first issued on July 22, 1998, when it became the Bank's parent holding company. The Common Stock was listed on the Nasdaq Small Cap Market on November 23, 1998, under the trading symbol "ECBE." Previously, it had been traded on the Nasdaq Bulletin Board.

The following table sets forth the high and low published prices of the Common Stock during each calendar quarter since the listing date on the Nasdaq Small Cap Market, and the amounts of dividends declared on the Common Stock during each calendar quarter for the past two calendar years.


                                                     PRICE(1)
                                         -------------------------------
             QUARTER                         HIGH               LOW              DIVIDENDS DECLARED
-----------------------------------------------------------------------------------------------------
1998
         First                                 -                  -                         -
         Second                                -                  -                         -
         Third                                 -                  -                         -
         Fourth(1)                           $17.125            $14.25                     $0.255*

1999
         First                               $16.25             $11.00                     $0.0725
         Second                              $15.75             $11.50                     $0.0725
         Third                               $12.625            $10.50                     $0.0725
         Fourth                              $12.50             $ 9.125                    $0.0725

(1) Beginning November 23, 1998, which was the date the Common Stock was listed on the Nasdaq Small Cap Market.

Bancorp's sole source of funds for the payment of dividends on its Common Stock is dividends paid to it by the Bank on the shares of the Bank's Common Stock held by the Bancorp, and the declaration and payment of future dividends by the Bank will continue to depend on its earnings and financial condition, capital requirements, general economic conditions, compliance with regulatory requirements generally applicable to North Carolina banks, and other factors. Bancorp's ability to pay dividends also is subject to its own separate factors, including its earnings and financial condition, capital requirements and regulatory restrictions applicable to bank holding companies.

*Historically, the Company has paid its dividends on an annual basis. In 1998, the annual dividend was 25.5 cents per share. On an annualized basis, the 1999 quarterly per share dividend represents a 13.7% increase over the 1998 dividend.

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS                                    (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

                                                                                                  PERCENT
                                                           1999                   1998             CHANGE
----------------------------------------------------------------------------------------------------------

FOR THE YEAR:
Operating income                                       $  17,957,609          $  16,909,358          6.2%
Operating expense                                         15,814,219             14,950,318          5.8%

Net income                                                 2,143,390              1,959,040          9.4%
     Per share (basic and diluted)                              1.01                   1.08         (6.4)%

Cash dividends declared                                      616,119                453,965         35.7%
     Per share                                         $        .290          $        .255         13.7%
Average number of common shares outstanding                2,122,354              1,817,117         16.8%
----------------------------------------------------------------------------------------------------------

AT YEAR END:
Assets                                                 $ 233,113,296          $ 210,901,939         10.5%
Earning assets                                           213,887,681            191,418,473         11.7%
Loans                                                    147,675,538            133,024,004         11.0%
Investment securities                                     58,939,340             58,394,469          0.9%
Allowance for probable loan losses                         2,700,000              2,750,000         (1.8)%
Deposits                                                 203,301,393            184,266,912         10.3%
Shareholders' equity                                      22,062,399             21,852,346          1.0%
     Book value per share                              $       10.40          $       10.28          1.2%
----------------------------------------------------------------------------------------------------------

AVERAGES:
Assets                                                 $ 221,598,000          $ 194,618,000         13.9%
Earning assets                                           203,300,000            179,290,000         13.4%
Loans, gross                                             141,564,000            127,650,000         10.9%
Deposits                                                 194,609,000            175,857,000         10.7%
Shareholders' equity                                      22,066,000             17,295,000         27.6%



            (Bar graphs appear here with the following plot points.)

               RETURN ON ASSETS                             RETURN ON EQUITY

 1995   1996    1997   1998    1999                1995     1996     1997     1998     1999
 .74%   .80%    .93%   1.01%   *.97%               9.16%    9.55%   11.07%   11.33%   *9.71%

*Results include the full year's effect of a 345,000 share stock offering in the 4th quarter of 1998.


--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)                CONSOLIDATED FIVE YEAR FINANCIAL SUMMARY
--------------------------------------------------------------------------------

ASSETS AND LIABILITIES                           1999              1998             1997              1996             1995
-----------------------------------------------------------   --------------   --------------   ---------------   ------------
Deposits                                     $ 203,301,393     $ 184,266,912    $ 170,908,861    $  151,335,562  $ 150,435,845
     Demand                                    104,261,971        86,375,845       73,153,398        66,263,148     61,617,488
     Savings and time                           99,039,422        97,891,067       97,755,463        85,072,414     88,818,357
Loans                                          147,675,538       133,024,004      121,208,810       112,655,981     94,488,919
Securities:                                     58,939,340        58,394,469       47,119,973        34,588,505     47,771,754
     Taxable                                    44,438,517        40,969,145       33,062,817        25,334,366     38,259,514
     Tax exempt                                 14,500,823        17,425,324       14,057,156         9,254,139      9,512,240
Allowance for probable loan losses               2,700,000         2,750,000        2,660,000         2,400,000      1,950,000
Shareholders' equity                            22,062,399        21,852,346       15,713,293        14,249,546     13,426,644
Assets                                       $ 233,113,296     $ 210,901,939    $ 188,227,722    $  167,217,594  $ 165,407,814
===========================================================   ==============   ==============   ===============   ============

OPERATING SUMMARY
Interest income:
     Interest and fees on loans              $  12,512,479     $  12,104,838    $  10,887,327    $    9,521,265  $   8,754,549
     Interest on securities                      3,079,605         2,625,600        2,261,265         2,390,995      2,677,175
     Interest on federal funds sold                302,071           241,595          490,623           301,265        371,806
-----------------------------------------------------------   --------------   --------------   ---------------   -------------
Total interest income                           15,894,155        14,882,033       13,639,215        12,213,525     11,803,530
Interest expense:
     Interest on deposits                        5,542,047         5,351,026        5,363,757         4,831,397      5,207,179
     Interest on short-term borrowings              30,201             8,853              786             9,459          8,746
     Interest on long-term obligations             130,609                 -                -                 -              -
-----------------------------------------------------------   --------------   --------------   ---------------   ------------
Total interest expense                           5,702,857         5,359,879        5,364,543         4,840,856      5,215,925
-----------------------------------------------------------   --------------   --------------   ---------------   -------------
Net interest income                             10,191,298         9,522,154        8,274,672         7,372,669      6,587,605
Provision for probable loan losses                 242,319           242,396          353,513           496,914        515,066
Non-interest income                              2,063,454         2,027,325        1,920,249         1,718,064      1,669,518
Non-interest expenses                            9,169,043         8,703,043        7,518,157         6,785,056      6,167,874
-----------------------------------------------------------   --------------   --------------   ---------------   ------------
Income before taxes and cumulative
     effect of a change in accounting for
     postretirement benefits                     2,843,390         2,604,040        2,323,251         1,808,763      1,574,183
Income taxes                                       700,000           645,000          650,000           475,000        384,000
-----------------------------------------------------------   --------------   --------------   ---------------   -------------
Income before cumulative effect of
     a change in accounting for
     postretirement benefits                     2,143,390         1,959,040        1,673,251         1,333,763      1,190,183
-----------------------------------------------------------   --------------   --------------   ---------------   ------------
Cumulative effect for years prior to
     January 1, 1995 of a change in
     accounting for postretirement benefits,
     net of income tax                                   -                 -                -                 -       (278,555)
-----------------------------------------------------------   --------------   --------------   ---------------   ------------
Net income                                   $   2,143,390     $   1,959,040    $   1,673,251    $    1,333,763  $     911,628
===========================================================   ==============   ==============   ===============   ============
Weighted average outstanding
     shares of common stock                      2,122,354         1,817,117        1,780,254         1,780,254      1,780,254
Per share amounts:
     Income before cumulative effect of
     a change in accounting for
     postretirement benefits                 $        1.01     $        1.08    $        0.94    $         0.75  $       0.67

     Cumulative effect for years prior to
     January 1, 1995 of a change in
     accounting for postretirement benefits                           -                -                 -              (0.16)
-----------------------------------------------------------   --------------   --------------   ---------------   ------------
Net income per common share
     (basic and diluted)                     $        1.01     $        1.08    $         .94    $          .75   $       .51
===========================================================   ==============   ==============   ===============   ============

INDEPENDENT AUDITORS' REPORT                            (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------



                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
ECB BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of ECB Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ECB Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


Raleigh, North Carolina
February 4, 2000



                                    KPMG LLP



--------------------------------------------------------------------------------
                                                Excellence in Community Banking

(ECB BANCORP, INC. LOGO)                             CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                           DECEMBER 31, 1999 AND 1998
ASSETS                                                                                        1999                  1998
-------------------------------------------------------------------------------------------------------     -----------------
Non-interest bearing deposits and cash (note 13)                                       $   11,138,810        $  11,965,108
Federal funds sold                                                                          6,650,000                    -
-------------------------------------------------------------------------------------------------------     -----------------
       Total cash and cash equivalents                                                     17,788,810           11,965,108
-------------------------------------------------------------------------------------------------------     -----------------

INVESTMENT SECURITIES (NOTE 2)
Available-for-sale (cost: $59,797,382 and
       $57,374,975, respectively)                                                          58,939,340           58,394,469

LOANS (NOTE 3)                                                                            147,675,538          133,024,004
Allowance for probable loan losses (note 4)                                                (2,700,000)          (2,750,000)
-------------------------------------------------------------------------------------------------------     ----------------
     Loans, net                                                                           144,975,538          130,274,004
-------------------------------------------------------------------------------------------------------     ----------------

Real estate acquired in settlement of loans, net                                              182,672               50,000
Federal Home Loan Bank stock, at cost                                                         632,800              564,800
Bank premises and equipment, net (note 5)                                                   6,727,460            7,006,508
Accrued interest receivable                                                                 2,259,371            2,096,424
Other assets (note 6)                                                                       1,607,305              550,626
-------------------------------------------------------------------------------------------------------     ----------------
Total                                                                                  $  233,113,296        $ 210,901,939
=======================================================================================================     ================

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------     ----------------
DEPOSITS (NOTE 10):
     Demand, noninterest bearing                                                       $   43,638,449        $  38,264,627
     Demand, interest bearing                                                              60,623,522           48,111,218
     Savings                                                                               14,822,699           14,561,072
     Time                                                                                  84,216,723           83,329,995
-------------------------------------------------------------------------------------------------------     ----------------
       Total deposits                                                                     203,301,393          184,266,912
-------------------------------------------------------------------------------------------------------     ----------------

Short-term borrowings                                                                       2,737,649            2,725,000
Accrued interest payable                                                                      816,980              829,104
Long-term obligations                                                                       3,000,000                    -
Other liabilities (note 7)                                                                  1,194,875            1,228,577
-------------------------------------------------------------------------------------------------------     ----------------
       Total liabilities                                                                  211,050,897          189,049,593
-------------------------------------------------------------------------------------------------------     ----------------

SHAREHOLDERS' EQUITY (NOTES 11, 13 AND 16):
     Common stock, par value $3.50 per share; authorized
       10,000,000 shares; issued and outstanding 2,121,529 and
       2,125,254 shares at December 31, 1999 and 1998, respectively                         7,425,352            7,438,389
     Capital surplus                                                                        6,229,452            6,260,392
     Retained earnings                                                                      9,008,846            7,480,699
     Deferred compensation - restricted stock                                                 (34,945)                   -
     Accumulated other comprehensive (loss) income                                           (566,306)             672,866
-------------------------------------------------------------------------------------------------------     ----------------
       Total shareholders' equity                                                          22,062,399           21,852,346
=======================================================================================================     ================

COMMITMENTS AND CONTINGENCIES (NOTES 12 AND 14)

Total                                                                                  $  233,113,296        $ 210,901,939
-------------------------------------------------------------------------------------------------------     -----------------

See accompanying notes to consolidated financial statements.
-----------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME                       (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                                        1999                 1998                 1997
----------------------------------------------------------------------------------     ----------------     --------------
INTEREST INCOME:
     Interest and fees on loans                                     $ 12,512,479        $  12,014,838         $ 10,887,327
     Interest on investment securities:
       Interest exempt from federal income taxes                         760,243              751,990              511,653
       Taxable interest income                                         2,319,362            1,873,610            1,749,612
     Interest on federal funds sold                                      302,071              241,595              490,623
----------------------------------------------------------------------------------     ----------------     --------------
         Total interest income                                        15,894,155           14,882,033           13,639,215
----------------------------------------------------------------------------------     ----------------     --------------

INTEREST EXPENSE:
     Deposits (note 10):
       Demand accounts                                                 1,253,138              686,085              698,635
       Savings                                                           223,373              284,094              308,012
       Time                                                            4,065,536            4,380,847            4,357,110
     Short-term borrowings                                                30,201                8,853                  786
     Long-term obligations                                               130,609                    -                    -
----------------------------------------------------------------------------------     ----------------     --------------
         Total interest expense                                        5,702,857            5,359,879            5,364,543
----------------------------------------------------------------------------------     ----------------     --------------
         NET INTEREST INCOME                                          10,191,298            9,522,154            8,274,672
Provision for probable loan losses (note 4)                              242,319              242,396              353,513
----------------------------------------------------------------------------------     ----------------     --------------
         NET INTEREST INCOME AFTER PROVISION
             FOR PROBABLE LOAN LOSSES                                  9,948,979            9,279,758            7,921,159
----------------------------------------------------------------------------------     ----------------     --------------
NON-INTEREST INCOME:
     Service charges on deposit accounts                               1,316,222            1,334,958            1,391,136
     Other service charges and fees                                      600,623              590,832              524,638
     Net loss on sale of securities                                      (27,122)                   -              (25,818)
     Other                                                               173,731              101,535               30,293
----------------------------------------------------------------------------------     ----------------     --------------
         Total non-interest income                                     2,063,454            2,027,325            1,920,249
----------------------------------------------------------------------------------     ----------------     --------------
NON-INTEREST EXPENSE:
     Salaries                                                          3,541,511            3,186,103            2,938,570
     Retirement and other employee benefits (note 7)                   1,073,039            1,083,843              971,474
     Occupancy                                                           718,356              720,257              623,134
     Equipment                                                           992,213              875,232              768,244
     Professional fees                                                   333,159              318,336              209,038
     Supplies                                                            239,925              251,076              221,978
     Telephone                                                           285,828              265,386              216,821
     Postage                                                             172,759              171,747              150,311
     Other                                                             1,812,253            1,831,063            1,418,587
----------------------------------------------------------------------------------     ----------------     --------------
         Total non-interest expense                                    9,169,043            8,703,043            7,518,157
----------------------------------------------------------------------------------     ----------------     --------------
         INCOME BEFORE INCOME TAXES                                    2,843,390            2,604,040            2,323,251
INCOME TAXES (NOTE 6)                                                    700,000              645,000              650,000
----------------------------------------------------------------------------------     ----------------     --------------
         NET INCOME                                                 $  2,143,390        $   1,959,040         $  1,673,251
==================================================================================     ================     ==============
NET INCOME PER SHARE (BASIC AND DILUTED)                            $       1.01        $        1.08         $       0.94
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                             2,122,354            1,817,117            1,780,254
==================================================================================     ================     ==============

See accompanying notes to consolidated financial statements.
--------------------------------------------------------------------------------------------------------------------------
                                                                                          Excellence in Community Banking

(ECB BANCORP, INC. LOGO)         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                                ACCUMULATED
                                                                                  DEFERRED         OTHER
                                         COMMON STOCK                            COMPENSATION-  COMPREHENSIVE
                                     NUMBER                 CAPITAL     RETAINED RESTRICTED        (LOSS)     COMPREHENSIVE
                                   OF  SHARES   AMOUNT      SURPLUS     EARNINGS    STOCK          INCOME        INCOME      TOTAL
--------------------------------------------- ---------  ----------   ---------- ------------   ---------    ----------   ----------
BALANCE AT DECEMBER 31, 1996      1,780,254  $6,230,889  $3,200,000   $4,717,766        -        $100,891           -   $14,249,546
  Unrealized gain, net of
    income taxes of $106,000              -           -           -            -        -         205,889     205,889       205,889
  Net income                              -           -           -    1,673,251        -               -   1,673,251     1,673,251
  Total comprehensive income                                                                              $ 1,879,140
  Cash dividends ($.23 per share)         -           -           -     (415,393)       -               -   =========      (415,393)
--------------------------------------------- ---------  ----------   ---------- ------------   ---------                  ---------
BALANCE AT DECEMBER 31, 1997      1,780,254   6,230,889   3,200,000    5,975,624        -         306,780                15,713,293
  Unrealized gain, net of
    income taxes of $188,590              -           -           -            -        -         366,086     366,086       366,086
  Net income                              -           -           -    1,959,040        -               -   1,959,040     1,959,040
  Total comprehensive income                                                                              $ 2,325,126
  Common stock issued (note 11)     345,000   1,207,500   3,060,392            -        -               -   =========     4,267,892
  Cash dividends ($.255 per share)        -           -           -     (453,965)       -               -                  (453,965)
--------------------------------------------- ---------  ----------   ---------- ------------   ---------    ----------  ----------
BALANCE AT DECEMBER 31, 1998      2,125,254   7,438,389   6,260,392    7,480,699                  672,866                21,852,346
  Unrealized losses, net of
    income taxes of $638,364              -           -           -            -        -      (1,239,172) (1,239,172)   (1,239,172)
  Net income                              -           -           -    2,143,390        -              -    2,143,390     2,143,390
  Total comprehensive income                                                                                $ 904,218
  Deferred compensation -                                                                                   ==========
    restricted stock issuance         3,575      12,513      28,599            -  (41,112)             -                          -
  Recognition of deferred stock
    compensation - restricted stock       -           -           -            -    6,167              -                      6,167
  Repurchase of common stock         (7,300)    (25,550)    (59,539)           -        -              -                    (85,089)

  Cash dividends ($.29 per share)         -           -           -     (615,243)       -              -                   (615,243)
--------------------------------------------- ---------  ----------   ---------- ------------   ---------                ----------
BALANCE AT DECEMBER 31, 1999      2,121,529  $7,425,352  $6,229,452   $9,008,846 $(34,945)     $(566,306)               $22,062,399
============================================= =========  ==========   ========== ============   =========                ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                   (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            1999                 1998                 1997
--------------------------------------------------------------------------------------     ----------------     -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                          $  2,143,390        $   1,959,040         $  1,673,251
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation                                                         660,762              668,383              545,852
         Amortization of premium on investment securities, net                 41,651               54,862               51,838
         Provision for probable loan losses                                   242,319              242,396              353,513
         Provision for loss on real estate held for sale                            -                    -               50,000
         Deferred income taxes                                                 61,500               72,000              (33,700)
         Loss on sale of available-for-sale securities                         27,122                    -               25,818
         Loss on disposal of premises and equipment                            47,486                6,285                7,242
         Deferred compensation - restricted stock                               6,167                    -                    -
         Increase in accrued interest receivable                             (162,947)            (173,610)            (403,494)
         Decrease (increase) in other assets                                 (612,487)              93,092                 (819)
         Increase (decrease) in accrued interest payable                      (12,124)             130,107              115,265
         Increase in postretirement benefit liability                          12,739               20,747               42,000
         Increase (decrease) in other liabilities                            (200,289)             (34,833)            (184,183)
--------------------------------------------------------------------------------------     ----------------     -----------------
           Net cash provided by operating activities                        2,255,289            3,038,469            2,242,583
--------------------------------------------------------------------------------------     ----------------     -----------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sales of investment securities classified
       as available-for-sale                                                3,346,458                    -            3,015,439
     Proceeds from maturities of investment securities
       classified as available-for-sale                                    18,818,876            9,913,543           13,349,710
     Purchases of investment securities classified as
       available-for-sale                                                 (24,656,514)         (20,688,225)         (28,662,322)
     Purchases of Federal Home Loan Bank stock                                (68,000)             (61,800)            (503,000)
     Proceeds from disposal of premises and equipment                       2,286,397               12,063               23,665
     Purchases of premises and equipment                                   (2,715,597)          (1,426,956)          (1,304,813)
     Proceeds from disposal of real estate acquired in
       settlement of loans and real estate held for sale                            -              446,476               50,263
     Net loan originations                                                (14,943,853)         (11,967,590)          (9,075,362)
--------------------------------------------------------------------------------------     ----------------     -----------------
           Net cash used by investing activities                          (17,932,233)         (23,772,489)         (23,106,420)
--------------------------------------------------------------------------------------     ----------------     -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits                                              19,034,481           13,454,507           19,573,299
     Net increase in short-term borrowings                                     12,649            2,725,000                    -
     Proceeds from long-term borrowings                                     3,000,000                    -                    -
     Dividends paid                                                          (461,395)            (453,965)            (415,393)
     Proceeds from issuance of common stock                                         -            4,267,892                    -
     Repurchase of common stock                                               (85,089)                   -                    -
--------------------------------------------------------------------------------------     ----------------     ----------------
         Net cash provided by financing activities                         21,500,646           19,993,434           19,157,906
--------------------------------------------------------------------------------------     ----------------     -----------------
Increase (decrease) in cash and cash equivalents                            5,823,702             (740,586)          (1,705,931)
Cash and cash equivalents at beginning of year                             11,965,108           12,705,694           14,411,625
--------------------------------------------------------------------------------------     ----------------     ----------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $ 17,788,810        $  11,965,108         $ 12,705,694
======================================================================================     ================     ================

Supplemental disclosure of noncash financing and investing activities:
     Unrealized gains (losses) on available-for-sale securities,
       net of deferred taxes                                             $ (1,239,172)       $     366,086         $    205,889
======================================================================================     ================     ================
     Dividends declared but not paid                                     $    153,848                    -                    -
======================================================================================     ================     ================

See accompanying notes to consolidated financial statements.
-------------------------------------------------------------------------------------------------------------------
                                                                                    Excellence in Community Banking

(ECB BANCORP, INC. LOGO)              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
      --------------------------------------------------------

      (a) CONSOLIDATION
          -------------

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

      (b) BASIS OF FINANCIAL STATEMENT PRESENTATION
         ------------------------------------------

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

      Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for probable loan losses. In connection with the determination of the allowance for probable loan losses, management obtains independent appraisals for significant properties held as collateral for loans.

      (c) BUSINESS
         ---------

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

      (d) CASH AND CASH EQUIVALENTS
          -------------------------

      Cash and cash equivalents include demand and time deposits (with original maturities of ninety days or less) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

      (e) INVESTMENT SECURITIES
          ---------------------

      Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation at each reporting date. Securities are classified as held-to-maturity ("HTM") when the Company has both the positive intent and ability to hold the securities to maturity. HTM securities are stated at amortized cost. Securities not classified at HTM are classified as available-for-sale ("AFS"). AFS securities are stated at fair value as determined by reference to published sources, with the unrealized gains and losses, net of income taxes, reported as a separate component of shareholders' equity. The Company has no trading securities.

      The amortized cost of securities classified as HTM or AFS is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary, are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

      (f) LOANS RECEIVABLE
          ----------------

      Loans are generally stated at their outstanding unpaid principal balances net of any deferred fees or costs. Loan origination fees net of certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual life of the related loans using the level-yield method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)
      --------------------------------------------------------------------


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

      (g) ALLOWANCE FOR PROBABLE LOAN LOSSES
          ----------------------------------

      The allowance for probable loan losses ("AFLL") is established through provisions for losses charged against income. Loan amounts deemed to be uncollectible are charged against the AFLL, and subsequent recoveries, if any, are credited to the allowance. The AFLL represents management's estimate of the amount necessary to absorb estimated probable losses in the loan portfolio. Management believes that the AFLL is adequate. Management's periodic evaluation of the adequacy of the allowance is based on individual loan reviews, past loan loss experience, economic conditions in the Company's market areas, the fair value and adequacy of underlying collateral, and the growth and risk composition of the loan portfolio. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. Thus, future additions to the AFLL may be necessary based on the impact of changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the company's AFLL. Such agencies may require the Company to recognize additions to the AFLL based on their judgments about information available to them at the time of their examination.

      Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
      - Income Recognition and Disclosures" (collectively referred to hereafter as "SFAS No. 114"), the AFLL related to loans that are identified for evaluation in accordance with these standards is based on discounted cash flows using the loan's initial effective interest rate, the loan's observable market price, or the fair value of the collateral for collateral dependent loans.

      (h) REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS
          -------------------------------------------

      Real estate acquired in settlement of loans consists of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Real estate acquired in settlement of loans is recorded initially at the lower of the loan balance plus unpaid accrued interest or estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charged to earnings, if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Costs related to the improvement of the property are capitalized, whereas those related to holding the property are expensed. Such properties are held for sale and, accordingly, no depreciation or amortization expense is recognized. Loans with outstanding principal balances totalling $132,672 and $390,358 were foreclosed on during the years ended December 1999 and 1997, respectively. There were no such foreclosures in 1998.

      (i) MEMBERSHIP/INVESTMENT IN FEDERAL HOME LOAN BANK STOCK
          -----------------------------------------------------

      The Company is a member of the Federal Home Loan Bank of Atlanta ("FHLB"). Membership, along with a signed blanket collateral agreement, provides the Company with the ability to draw $13 million of advances from the FHLB. At December 31, 1999, the Company had advances totaling $3 million from the FHLB. These advances, which are classified as long-term borrowings, mature in January 2004 and carry an interest rate of 4.7 percent at December 31, 1999. No advances were drawn by the Company in 1998.

      As a requirement for membership, the Company invests in stock of the FHLB in the amount of 1% of its outstanding residential loans or 5% of its outstanding advances from the FHLB, whichever is greater. Such stock is pledged as

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)


      collateral for any FHLB advances drawn by the Company. At December 31, 1999, the Company owned 6,328 shares of the FHLB's $100 par value capital stock. No ready market exists for such stock, which is carried at cost.

      (j) PREMISES AND EQUIPMENT
          ----------------------

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

      (k) INCOME TAXES
          ------------

      The Company records income taxes using the asset and liability method. Under this method, deferred income taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when such amounts are realized or settled.

      (l) EMPLOYEE BENEFIT PLANS
          ----------------------

      The Company has in place a postretirement benefit plan covering certain retirees and a defined contribution 401(k) plan that covers all eligible employees.

      (m) STOCK OPTION PLAN
          -----------------

      As discussed in note 8, the Company adopted a stock option plan in 1998. The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB Opinion No.
      25), "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the market price of the underlying stock on the date of grant exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), requires entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provision of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

      (n) NET INCOME/DIVIDENDS PER SHARE
          ------------------------------

      Basic Earnings Per Share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted Earnings Per Share is computed by assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. Currently, the Company's only dilutive potential common stock issuances relate to options that have been issued under the Company's stock option plan. In computing Diluted Earnings Per Share, it is assumed that all such dilutive stock options are exercised during the reporting period at their respective exercise prices, with the proceeds from the exercises used by the Company to buy back stock in the open market at the average market price in effect during the reporting period. The difference between the number of shares assumed to be exercised and the number of shares bought back is added to the number of weighted average common shares outstanding during the period. The sum is used as the denominator to calculate Diluted Earnings Per Share for the Company.

      Dividends per share are based on the shares outstanding at the time of dividend declaration. All shares and per share amounts have been restated to give effect to the three-for-one stock split on July 22, 1998 (see note
      11).

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

      (o) COMPREHENSIVE INCOME
          --------------------

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

                                                                         1999                1998                  1997
---------------------------------------------------------------------------------     ----------------     -----------------

      Unrealized (losses) gains arising during the period           $ (1,904,655)       $     554,676         $    286,071
      Tax benefit (expense)                                              647,582             (188,590)             (97,222)
      Reclassification to realized losses                                 27,119                    -               25,818
      Tax benefit                                                         (9,218)                   -               (8,778)
---------------------------------------------------------------------------------     ----------------     -----------------
           Other comprehensive (loss) income                        $ (1,239,172)       $     366,086         $    205,889
=================================================================================     ================     =================

      (p) RECLASSIFICATIONS
      ---------------------

      Certain prior year amounts have been reclassified in the financial statements to conform with the current year presentation. The reclassifications had no effect on previously reported net income or retained earnings.

(2)   INVESTMENT SECURITIES
      ---------------------

      The following is a summary of the securities portfolios by major classification:
                                                                                DECEMBER 31, 1999
-----------------------------------------------------------------------------------------------------------------------------
                                                                               GROSS             GROSS
                                                           AMORTIZED        UNREALIZED        UNREALIZED          FAIR
                                                             COST              GAINS            LOSSES            VALUE
-----------------------------------------------------------------------------------------------------------------------------
      SECURITIES AVAILABLE-FOR-SALE:
         U.S. Treasury obligations                         $16,005,692    $    21,821      $   (70,011)      $  15,957,502
         Securities of other U.S. government
            agencies and corporations                       26,279,605              -         (356,839)         25,922,766
         Obligations of states and political subdivisions   14,875,182         67,157         (441,516)         14,500,823
         Mortgage-backed securities                          2,636,903              -          (78,654)          2,558,249
----------------------------------------------------------------------   -------------   --------------   -------------------
               Total                                     $  59,797,382    $    88,978      $  (947,020)      $  58,939,340
======================================================================   =============   ==============   ===================
                                                                                DECEMBER 31, 1998
-----------------------------------------------------------------------------------------------------------------------------
      SECURITIES AVAILABLE-FOR-SALE:
         U.S. Treasury obligations                       $ 19,045,593     $   406,297      $         -       $  19,451,890
         Securities of other U.S. government
            agencies and corporations                      20,913,647          70,740          (21,802)         20,962,585
         Obligations of states and political subdivisions  16,867,122         563,438           (5,236)         17,425,324
         Mortgage-backed securities                           548,613           6,057                -             554,670
----------------------------------------------------------------------   -------------   ---------------   -----------------
               Total                                     $ 57,374,975     $ 1,046,532      $   (27,038)      $  58,394,469
======================================================================   =============   ===============   =================

      Gross realized gains and losses on sales of securities for the years ended
      December 31, 1999, 1998 and 1997 were as follows:
                                                                                1999              1998              1997
-----------------------------------------------------------------------------------------     ------------     --------------
      Gross realized gains                                                   $       -          $     -          $       -
      Gross realized losses                                                    (27,122)               -            (25,818)
-----------------------------------------------------------------------------------------     ------------     --------------
         Net realized gains (losses)                                         $ (27,122)         $     -          $ (25,818)
=========================================================================================     ============     ==============

-----------------------------------------------------------------------------------------------------------------------------
                                                                                              Excellence in Community Banking

(ECB BANCORP, INC. LOGO)              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(2)   INVESTMENT SECURITIES (continued)

      The aggregate amortized cost and fair value of the available-for-sale securities portfolio at December 31, 1999, by remaining contractual maturity are as follows:

                                                                                       AMORTIZED                   FAIR
                                                                                         COST                      VALUE
--------------------------------------------------------------------------------------------------       ------------------
      U.S. Treasury obligations:
         Due in one year or less                                                    $  5,997,194             $   6,006,889
         Due in one year through five years                                           10,008,498                 9,956,812
      Securities of other U.S. government agencies and corporations:
         Due in one year or less                                                       3,998,759                 3,976,560
         Due in one year through five years                                           22,280,846                21,946,206
      Obligations of states and political subdivisions:
         Due in one year or less                                                       1,815,500                 1,819,314
         Due in one year through five years                                            3,392,103                 3,418,137
         Due after five through ten years                                              6,619,071                 6,360,426
         Due after ten years                                                           3,048,508                 2,902,947
      Mortgage-backed securities                                                       2,636,903                 2,558,249
-------------------------------------------------------------------------------------------------        ------------------
            Total securities                                                        $ 59,797,382             $  58,939,340
=================================================================================================        ==================

      Securities with an amortized cost of approximately $25,531,000 at December
      31, 1999 are pledged as collateral for deposits.

(3)  LOANS
     -----

      Loans at December 31, 1999 and 1998 classified by type, are as follows:
                                                                                             1999                   1998
------------------------------------------------------------------------------------------------------     -----------------
      Commercial, financial and agricultural                                          $    56,343,257       $   48,893,329
      Real estate loans:
         Construction                                                                       1,865,625            4,560,418
         Mortgage, commercial and residential                                              74,248,848           64,687,018
         Installment                                                                       15,379,233           15,033,205
------------------------------------------------------------------------------------------------------     -----------------
                                                                                          147,836,963          133,173,970
         Less deferred fees and costs, net                                                    161,425              149,966
------------------------------------------------------------------------------------------------------     -----------------
                                                                                      $   147,675,538       $  133,024,004
======================================================================================================     =================
      Included in the above:
         Nonaccrual loans                                                             $       407,649       $       88,170
         Restructured loans                                                           $       127,774       $       92,000
======================================================================================================     =================

      At December 31, 1999, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $366,631 (all on a non-accrual basis), which had a related allowance for probable loan losses of approximately $55,000. The average recorded investment in impaired loans during the year ended December 31, 1999 was approximately $192,220. For the year ended December 31, 1999, the Company recognized interest income on those impaired loans of $30,510, all of which was recognized using the cash basis method of income recognition.

      At December 31, 1998, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $46,000 (all on a non-accural basis), the entire balance of which has been reserved in the AFLL. The average recorded investment in impaired loans during the year ended December 31, 1998 was approximately $354,000. For the year ended December 31, 1998, the Company recognized interest on those impaired loans of $234,683, all of which was recognized using the cash basis method of income recognition.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

(3)  LOANS (continued)

      Loans at December 31, 1999 and 1998 include loans to officers and directors and their associates totaling approximately $656,000 and $800,000, respectively. During 1999, $783,163 in loans were disbursed to officers, directors and their associates and principal repayments of $927,004 were received on such loans.

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

      At December 31, 1999, and 1998, included in mortgage, commercial, and residential loans were loans collateralized by owner-occupied residential real estate of approximately $21,877,000 and $21,152,000, respectively.

(4)   ALLOWANCE FOR PROBABLE LOAN LOSSES
      ----------------------------------

      An analysis of the allowance for probable loan losses for the years ended December 31, 1999, 1998 and 1997 follows:

                                                                                         DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                          1999               1998                  1997
----------------------------------------------------------------------------------     ----------------     ----------------
      Beginning balance                                             $  2,750,000        $   2,660,000         $  2,400,000
      Provision for probable loan losses                                 242,319              242,396              353,513
      Recoveries                                                          74,046               78,538              100,838
      Loans charged off                                                 (366,365)            (230,934)            (194,351)
-----------------------------------------------------------------------------------    -----------------    ----------------
      Ending balance                                                $  2,700,000        $   2,750,000         $  2,660,000
===================================================================================    =================    ================

(5)   PREMISES AND EQUIPMENT
      ----------------------

      An analysis of premises and equipment at December 31, 1999 and 1998 follows:


                                                                                         ACCUMULATED          UNDEPRECIATED
                                                                         COST            DEPRECIATION             COST
---------------------------------------------------------------------------------     ------------------   ------------------
      DECEMBER 31, 1999:
         Land                                                       $  1,431,212        $           -         $  1,431,212
         Land improvements                                               191,842              106,242               85,600
         Buildings                                                     5,453,747            1,546,467            3,907,280
         Furniture and equipment                                       4,737,681            3,434,313            1,303,368
---------------------------------------------------------------------------------     ------------------   ------------------
            Total                                                   $ 11,814,482        $   5,087,022         $  6,727,460
=================================================================================     ==================    =================

      DECEMBER 31, 1998:
         Land                                                       $  1,787,138        $           -         $  1,787,138
         Land improvements                                               242,744              179,286               63,458
         Buildings                                                     5,599,256            1,739,986            3,859,270
         Furniture and equipment                                       4,594,566            3,297,924            1,296,642
---------------------------------------------------------------------------------     -----------------     -----------------
            Total                                                   $ 12,223,704        $   5,217,196         $  7,006,508
=================================================================================     =================     =================

-----------------------------------------------------------------------------------------------------------------------------
                                                                                             Excellence in Community Banking

(ECB BANCORP, INC. LOGO)              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(6)   INCOME TAXES
      ------------

      The components of income tax expense (benefit) are as follows:

                                                                     CURRENT              DEFERRED                 TOTAL
-----------------------------------------------------------------------------------------------------------------------------
      Year ended December 31, 1999:
         Federal                                                    $    638,500        $      61,500         $    700,000
         State                                                                 -                    -                    -
-----------------------------------------------------------------------------------     ----------------     ----------------
                                                                    $    638,500        $      61,500         $    700,000
===================================================================================     ================     ================

      Year ended December 31, 1998:
         Federal                                                    $    556,700        $      72,000         $    628,700
         State                                                            16,300                    -               16,300
-----------------------------------------------------------------------------------     ----------------     ---------------
                                                                    $    573,000        $      72,000        $     645,000
===================================================================================     ================     ===============

      Year ended December 31, 1997:
         Federal                                                    $    660,700        $     (33,700)        $    627,000
         State                                                            23,000                    -               23,000
-----------------------------------------------------------------------------------     ----------------     ---------------
                                                                    $    683,700        $     (33,700)        $    650,000
===================================================================================     ================     ===============

      Total income tax expense was less than the amount computed by applying the federal income tax rate of 34% to income before income taxes. The reasons for the difference were as follows:
                                                                                       YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                          1999                1998                 1997
----------------------------------------------------------------------------------        -------------        --------------
      Income taxes at statutory rate                                  $  967,000           $  885,000           $  790,000
      Increase (decrease) resulting from:
         Effect of non-taxable interest income                          (256,000)            (268,000)            (187,000)
         Other, net                                                      (11,000)              28,000               47,000
----------------------------------------------------------------------------------        -------------        --------------
      APPLICABLE INCOME TAXES                                         $  700,000           $  645,000           $  650,000
==================================================================================        =============        ==============

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at
      December 31, 1999 and 1998 are presented below:
                                                                                              1999                 1998
------------------------------------------------------------------------------------------------------        --------------
      Deferred tax assets:
         Allowance for probable loan losses                                             $     693,600           $  710,600
         Unrealized losses on securities available for sale                                   295,000                    -
         Postretirement benefits                                                              186,200              183,500
         Other                                                                                 13,400                3,700
------------------------------------------------------------------------------------------------------        --------------
            Total gross deferred tax assets                                             $   1,188,200           $  897,800
======================================================================================================        ==============

      Deferred tax liabilities:
         Bank premises and equipment, principally due to differences
            in depreciation                                                             $     325,700           $  280,800
         Unrealized gains on securities available for sale                                          -              347,000
         Other                                                                                 36,000               30,900
------------------------------------------------------------------------------------------------------        --------------
            Total gross deferred tax liabilities                                              361,700              658,700
------------------------------------------------------------------------------------------------------        --------------
            Net deferred tax asset included in other assets                             $     826,500           $  239,100
======================================================================================================        ==============

      The Company has no valuation allowance at December 31, 1999 or 1998, because management has determined that it has sufficient taxable income in the carryback period to support the realizability of the net deferred tax asset.

      Income taxes paid during each of the three years ended December 31, 1999, 1998 and 1997 were $654,500, $555,700 and $749,400, respectively.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

(7)   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS
      --------------------------------------------------

      The Company has a defined contribution 401(k) plan that covers all eligible employees. The Company matches employee contributions up to certain amounts as defined in the plan. Total expense related to this plan was $136,242, $98,089 and $117,355 in 1999, 1998 and 1997, repectively.

      The Company also has a postretirement benefit plan whereby the Company pays postretirement health care benefits for certain of its retirees that have met minimum age and service requirements.

      The following tables provide information relating to the Company's postretirement benefit plan:

                                                                                                POSTRETIREMENT BENEFITS
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              1999                 1998
----------------------------------------------------------------------------------------------------------     ----------------
      RECONCILIATION OF BENEFIT OBLIGATION
      Net benefit obligation, January 1                                                    $  427,776           $  449,495
      Service Cost                                                                              4,815                5,662
      Interest cost                                                                            29,944               31,465
      Actuarial gain                                                                            2,341              (42,601)
      Benefits paid                                                                           (18,165)             (16,245)
----------------------------------------------------------------------------------------------------------     ----------------
         Net benefit obligation, December 31                                                  446,711              427,776
==========================================================================================================     ================

      FAIR VALUE OF PLAN ASSETS                                                                     -                    -

      FUNDED STATUS
      Funded status, December 31                                                              446,711              427,776
      Unrecognized actuarial gain                                                              82,836               89,032
---------------------------------------------------------------------------------------------------------     ----------------
         Net amount recognized, included in other liabilities                              $  529,547           $  516,808
=========================================================================================================     =================

      Net periodic postretirement benefit cost for 1999, 1998 and 1997 includes the following components:
                                                                          1999                1998                 1997
------------------------------------------------------------------------------------     ----------------     ----------------
      Service cost                                                     $   4,815           $    5,662           $    6,478
      Interest cost                                                       29,944               31,465               32,517
------------------------------------------------------------------------------------     ----------------     ----------------
         NET PERIODIC POSTRETIREMENT BENEFIT COST                      $  34,759           $   37,127           $   38,995
====================================================================================     ================     ================

      The following table presents assumptions relating to the plan at December
31, 1999 and 1998:
                                                                                                   1999             1998
----------------------------------------------------------------------------------------------------------     ---------------
      Weighted average discount rate in determining benefit obligation                              7.0%             7.0%
      Annual health care cost trend rate                                                            9.0              9.0
      Ultimate medical trend rate                                                                   8.0              8.0
      Medical trend rate period (in years)                                                          5                5
      Effect of 1% increase in assumed health care cost on:
         Service and interest cost                                                                 15.8%            16.2%
         Benefit obligation                                                                        14.3             14.6
      Effect of 1% decrease in assumed health care cost on:
         Service and interest cost                                                                (12.9)           (13.3)
         Benefit obligation                                                                       (11.8)           (12.0)

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(8)   STOCK OPTION PLAN
      -----------------

      During 1998, the Company adopted an Omnibus Stock Ownership and Long-Term Incentive Plan ("the Omnibus Plan") which was approved by the Company's shareholders at the May 13, 1998 annual meeting and which provides for the issuance of up to an aggregate of 159,000 shares of common stock of the Company pursuant to stock options and other awards granted or issued under its terms. At that time, the Board of Directors also awarded to certain officers of the Bank options to purchase an aggregate of 9,516 shares of the Company's common stock pursuant to the terms of the Omnibus Plan at a price equal to the then current market value of $12.50 per share. These options expire on May 13, 2008, and are all currently outstanding as of December 31, 1999. Beginning January 2001, one-third of the options become exercisable each year.

      If the Company had elected to recognize compensation cost for its stock-based compensation plans in accordance with the fair value based accounting method of SFAS No. 123, net income and earnings per share would have been as follows:

                                                           1999
--------------------------------------------------------------------------------
                                                PRO FORMA           AS REPORTED
--------------------------------------------------------------------------------
      Net Income                             $   2,135,492         $  2,143,390
      Basic and diluted EPS                           1.01                 1.01

(9)   RELATED PARTY TRANSACTIONS
      --------------------------

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

(10)  DEPOSITS
      --------

      At December 31, 1999 and 1998, certificates of deposit of $100,000 or more amounted to approximately $32,588,000 and $26,855,000, respectively.

      Time deposit accounts as of December 31, 1999, mature in the following years and amounts: 2000 - $78,202,969; 2001 - $4,559,352; and 2002 -
      $1,454,402.

      For the years ended December 31, 1999, 1998 and 1997, interest expense on certificates of deposit of $100,000 or more amounted to approximately $1,460,000, $1,254,000 and $1,057,000, respectively.

      The Company made interest payments of $5,714,981, $5,229,772 and $5,249,278 during the years ended December 31, 1999, 1998 and 1997, respectively.


(11)  STOCKHOLDERS' EQUITY AND FORMATION OF HOLDING COMPANY
      -----------------------------------------------------

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

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

(11)  STOCKHOLDERS' EQUITY AND FORMATION OF HOLDING COMPANY (continued)

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

(12)  LEASES
      ------

      The Company also has several noncancellable operating leases for three branch locations. These leases generally contain renewal options for periods ranging from three to twenty years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 1999, 1998, and 1997 was $94,107, $65,795 and $69,758, respectively.

      Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are as follows:

           Year ending December 31,
           2000                                            $   172,417
           2001                                                149,017
           2002                                                116,499
           2003                                                106,620
           2004                                                106,620
           Thereafter                                        1,545,990
--------------------------------------------------------------------------------
              Total minimum lease payments                 $ 2,197,163
================================================================================

(13)  RESERVE REQUIREMENTS
      --------------------

      The aggregate net reserve balances maintained under the requirements of the Federal Reserve, which are noninterest bearing, were approximately $3,498,000 at December 31, 1999.

(14)  COMMITMENTS AND CONTINGENCIES
      -----------------------------

      The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of $23,346,000 and standby letters of credit of $264,000, at December 31, 1999.

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

      The Company is not involved in any legal proceedings which, in management's opinion, could have a material effect on the consolidated financial position of the Company.

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS
      -----------------------------------

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

      The following table presents the carrying values and estimated fair values of the Company's financial instruments at December 31, 1999 and 1998:

                                                                      1999                               1998
----------------------------------------------------------------------------------------------------------------------------
                                                           CARRYING          ESTIMATED         CARRYING         ESTIMATED
                                                             VALUE          FAIR VALUE           VALUE         FAIR VALUE
----------------------------------------------------------------------------------------------------------------------------
      Financial assets:
         Non-interest bearing deposits and cash       $   11,030,000    $  11,030,000     $  11,787,000     $   11,787,000
         Federal funds sold                                6,650,000        6,650,000                 -                  -
         Investment securities                            58,939,000       58,939,000        58,394,000         58,394,000
         FHLB common stock                                   632,800          632,800           564,800            564,800
         Accrued interest receivable                       2,259,000        2,259,000         2,096,000          2,096,000
         Net loans                                       144,975,000      151,708,000       130,274,000        130,770,000

      Financial liabilities:
         Deposits                                     $  203,211,000    $ 205,542,000     $ 184,088,000     $  175,722,000
         Short-term borrowings                             2,738,000        2,741,000         2,725,000          2,725,000
         Accrued interest payable                            816,980          816,980           829,104            829,104
         Long-term borrowings                              3,000,000        2,796,000         2,725,000          2,725,000

      The estimated fair values of net loans and deposits at December 31 are based on cash flows discounted at market interest rates. The carrying values of other financial instruments, including various receivables and payables, approximate fair value.

(16)  REGULATORY MATTERS
      ------------------

      The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

(16)  REGULATORY MATTERS (continued)

      The Bank, as a North Carolina chartered bank, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the Bank.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

      Based on the most recent notification from the Federal Deposit Insurance Corporation ("FDIC"), the Bank is well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

      The Bank's actual capital amounts, in thousands, and ratios are presented in the following table:

                                                                                                            TO BE WELL
                                                                                                            CAPITALIZED
                                                                                                           UNDER PROMPT
                                                                                     FOR CAPITAL            CORRECTIVE
                                                           ACTUAL                 ADEQUACY PURPOSES      ACTION PROVISIONS
-----------------------------------------------------------------------------------------------------------------------------
                                                AMOUNT               RATIO              RATIO                  RATIO
-----------------------------------------------------------------------------------------------------------------------------
      As of December 31, 1999:
         Total Capital
            (to Risk Weighted Assets)           $24,626             15.48%              > 8.0%                 >10.00%
         Tier I Capital                                                                 -                      -
            (to Risk Weighted Assets)            22,628             14.22%              > 4.0%                 >6.00%
         Tier I Capital                                                                 _                      -
            (to Average Assets)                  22,268              9.75%              > 4.0%                 >5.00%
                                                                                        -                      -
      As of December 31, 1998:
         Total Capital
            (to Risk Weighted Assets)           $22,957             16.25%              >8.0%                 >10.00%
         Tier I Capital                                                                 -                     -
            (to Risk Weighted Assets)            21,179             15.00%              >4.0%                 >6.00%
         Tier I Capital                                                                 -                     -
            (to Average Assets)                  21,179             10.45%              >4.0%                 >5.00%
                                                                                        -                     -
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              Excellence in Community Banking

(ECB BANCORP, INC. LOGO)              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(17)  ECB BANCORP, INC. (PARENT COMPANY)

      ECB Bancorp, Inc.'s principal asset is its investment in the Bank, and its principal source of income is dividends from the Bank. The Parent Company condensed balance sheet as of December 31, 1999 and 1998, and the related condensed statements of income and cash flows from the year ended December 31, 1999 and for the period July 22, 1998 (see note 11) to December 31, 1998 are as follows:

                            CONDENSED BALANCE SHEETS

                                                                                              1999                 1998
------------------------------------------------------------------------------------------------------       ------------------
      ASSETS
      Receivable from subsidiary                                                        $     153,848        $           -
      Investment in subsidiary                                                             22,062,399           21,852,346
------------------------------------------------------------------------------------------------------       ------------------
         Total assets                                                                   $  22,216,247        $  21,852,346
======================================================================================================       ==================
      LIABILITIES AND SHAREHOLDERS' EQUITY
      Dividends payable                                                                 $     153,848        $           -
      Total shareholders' equity                                                           22,062,399           21,852,346
------------------------------------------------------------------------------------------------------       ------------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $  22,216,247        $  21,852,346
======================================================================================================       ==================
                         CONDENSED STATEMENTS OF INCOME

      Dividends from bank subsidiary                                                    $     540,317        $     453,965
      Equity in undistributed net income of subsidiary                                      1,603,073              603,168
------------------------------------------------------------------------------------------------------       ------------------
         Net income                                                                     $   2,143,390        $   1,057,133
======================================================================================================       ==================
                       CONDENSED STATEMENTS OF CASH FLOWS
                                                                                              1999                 1998
------------------------------------------------------------------------------------------------------       ------------------
      Operating activities:
         Net income                                                                     $   2,143,390        $   1,057,133
         Undistributed net income of subsidiary                                            (1,603,073)            (603,168)
         Deferred compensation - restricted stock                                               6,167                    -
------------------------------------------------------------------------------------------------------       ------------------
            Net cash provided by operating activities                                         546,484              453,965
------------------------------------------------------------------------------------------------------       ------------------

      Investing activities:
         Investment in subsidiary                                                                   -           (4,267,892)
------------------------------------------------------------------------------------------------------       ------------------
            Net cash used by investing activities                                                   -           (4,267,892)
======================================================================================================       ==================

      Financing activities:
         Proceeds from issuance of common stock                                                     -            4,267,892
         Repurchase of common stock                                                           (85,089)                   -
         Cash dividends paid                                                                 (461,395)            (453,965)
------------------------------------------------------------------------------------------------------       ------------------
            Net cash (used) provided by financing activities                                 (546,484)           3,813,927
======================================================================================================       ==================

      Net change in cash                                                                $           -        $           -
======================================================================================================       ==================

      As discussed in note 11, on July 22, 1998 the Parent Company exchanged its common stock for that of the Bank, resulting in an increase in shareholders' equity at the Parent Company of $16,679,425.
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

ECB Bancorp, Inc. ("Bancorp") is a bank holding company headquartered in Engelhard, North Carolina. Bancorp's wholly-owned subsidiary, The East Carolina Bank (the "Bank") (collectively referred to hereafter as the "Company"), is a state-chartered community bank which was founded in 1919. As part of the Bank's growth strategy, management of the Bank perceived that the formation of a holding company likely would result in certain advantages, including additional flexibility in expansion of the Bank's business through the acquisition of other financial institutions or of branch offices of other institutions, in the raising of additional capital through borrowing (if needed) and provide the flexibility to engage in other financial services activities through newly formed subsidiaries or through the acquisition of existing companies.

The Bank offers a full range of banking services through 15 branches serving eastern North Carolina, including the communities of Engelhard, Swan Quarter, Columbia, Creswell, Fairfield, Nags Head, Manteo, Southern Shores, Barco, Avon, Hatteras, Ocracoke, Washington and Greenville (two branches).

Management's discussion and analysis of financial condition and results of operations are presented to assist in understanding the financial condition and results of operations of ECB Bancorp, Inc. and its wholly-owned subsidiary, The East Carolina Bank, for the years 1999, 1998, and 1997. This discussion and the related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes.

The operations of the Company and depository institutions in general are significantly influenced by general economic conditions and by related monetary, fiscal and other policies of depository institution regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina State Banking Commission. The net income of the Company is dependent, to a large extent, on the differences between interest earned on loans and investments and interest paid on deposits. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Liquidity is the Bank's ability to generate cash to fund asset growth, to meet deposit withdrawals, to maintain regulatory reserve requirements and to pay operating expenses. The principal sources of liquidity are the Bank's investment portfolio, interest from loans and investments, loan principal repayments, and increases in deposits.

Sufficient levels of capital are necessary to sustain growth and absorb losses. To this end, the FDIC has established capital adequacy guidelines. These guidelines relate to the Bank's Leverage Capital, Tier 1 and Total Risk Based Capital ("RBC").

For The East Carolina Bank, Leverage Capital consists of total shareholders' equity less unrealized gains or losses, net of income taxes, on securities available-for-sale. As of December 31, 1999, the Bank's Leverage Ratio was 9.75% compared to 10.45% and 8.53%, respectively, at year-end 1998 and 1997. For regulatory purposes, a well-capitalized financial institution must have a Tier 1 Leverage Ratio of at least 5.00%.

Within the RBC calculations, The East Carolina Bank's assets, including loan commitments and other off-balance sheet items, are weighted according to Federal regulatory guidelines for risk considered inherent in the assets. The East Carolina Bank's Tier 1 RBC ratio as of December 31, 1999 was 14.22% which is, along with a ratio of 15.00% and 12.40% for 1998 and 1997, respectively, representative of a well-capitalized institution. The calculation of the Total RBC ratio allows, in The East Carolina Bank's circumstances, the inclusion of the allowance for loan losses in capital, but only to the maximum of 1.25% of risk-weighted assets. As of December 31, 1999, The Bank's Total RBC was 15.48% which is representative of a well-capitalized institution. The Total RBC ratios for 1998 and 1997 were 16.25% and 13.66%, respectively, both of which were representative of a well-capitalized financial institution.

As of December 31, 1999, shareholders' equity totaled $22.1 million compared to $21.9 million at December 31, 1998. On November 23, 1998 the Company issued 345,000 shares of common stock to the public at a price $14.25 per share. The net proceeds of the offering were approximately $4,268,000. Shareholders' equity included net unrealized securities losses of $566,306 in 1999 and $672,866 of net unrealized securities gains in 1998.

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
(ECB BANCORP, INC. LOGO)           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

An adequate capital position provides the Company with expansion capabilities. Retention of sufficient earnings to maintain that adequate capital position is an important factor in determining dividends. During 1999, the Company declared $615,243 in dividends, versus $453,965 in 1998 and $415,393 in 1997. As a percentage of net income in 1999, dividends were 28.7%. On a per share basis, dividends declared in 1999 represented an increase of 13.7% over dividends per share paid in 1998.

In 1999, the Company had net income of $2,143,390, or $1.01 basic and diluted earnings per share, compared to $1,959,040 or $1.08 basic and diluted earnings per share (as restated for three-for-one stock split effected July 22, 1998), for the year ended December 31, 1998. Net interest income after the provision for probable loan losses increased $669,221 as a result of an increase in interest income of $1,012,122 and an increase in interest expense of $342,978. This increase in the Company's net interest margin is attributable to loans representing a larger portion of the Company's total earning assets and a lower cost of funds. During 1998, the Bank collected interest on non-accrual loans in the amount of $245,700.

Management continuously analyzes the growth and risk characteristics of the total loan portfolio under current economic conditions in order to evaluate the adequacy of the allowance for probable loan losses. The factors that influence management's judgment in determining the amount charged to operating expense include past loan loss experience, composition of the loan portfolio, evaluation of probable loan losses and current economic conditions. The Company's watch committee, which includes three members of senior management as well as regional managers and other credit administration personnel, conducts a quarterly review of all credits classified as substandard. This review follows a re-evaluation by the account officer who has primary responsibility for the relationship. Following hurricanes Dennis and Floyd, management reviewed and assessed its larger credits to determine to what extent the storms may have had on certain borrower's ability to repay. No significant adverse effects are expected on the portfolio. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for probable loan losses. Such agencies may require the Company to recognize additions to the allowance for probable loan losses based on their judgments about information available to them at the time of their examination.

Nonperforming assets, which consist of loans not accruing interest, restructured loans and real estate acquired in settlement of loans, were $706,000 and $230,000 at December 31, 1999 and 1998, respectively. The increase in nonperforming assets is primarily due to a large farm credit of approximately $365,000 placed on non-accrual status and foreclosure on two properties that totaled $129,000 during the fourth quarter of 1999. At December 31, 1999, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $366,631 compared to $46,000 at December 31, 1998.

Non-interest income, principally charges for the use of the Company's services, is a significant contributor to net earnings. Non-interest income for 1999 increased $37,000 or 1.8% when compared to 1998. Service charges on deposit accounts increased $23,000 or 4.6%, but were offset by a decrease in Non-Sufficient Funds (NSF) service charges of $46,000, resulting in a $19,000 or 1.4% net decrease when compared to 1998. Other service charges and fees increased $10,000 as a result of increased mortgage loan origination fees of $52,000 generated by the Company's new mortgage loan product and payment processing fee income of $38,000. These increases were offset by decreases in net merchant discount fees of $47,000, decreased credit-life loan insurance fees of $19,000 and decreased ATM transaction fees of $15,000. Other non-interest operating income increased $72,000 over the prior period. This increase is principally the result of a net gain on the sale of fixed assets of approximately $42,000. Generally, the Company has been able to increase other income by increasing the prices of its services to partially offset increases in other operating expenses. During 1999, the Company had a net loss on the sale of securities of $27,000 and had no such losses in 1998.

Non-interest expenses increased by $466,000 or 5.4% to $9,169,000 in 1999. This increase is principally due to general increases in salary and employee benefits expense of $344,000. The opening of the Washington office in mid-year 1999 accounted for approximately $112,000 of the personnel expense increase while additional staffing within the Company's home offices accounted for an additional $145,000 of personnel expense. Occupancy expense decreased slightly during 1999 as the result of the Company closing the Greenville Wal-Mart office at the end of the first quarter of 1999. The opening of the new Washington office offset this reduction in occupancy expense. Equipment expense increased $117,000 as the Company continues to upgrade its branch platform automation. Professional fees increased $15,000 to $333,000 for 1999. This increase in professional fees is a combination of increased loan-related legal fees of approximately $65,000 resulting from a home equity loan campaign during the first half of 1999 partially offset by decreases in consultant fees of $30,000 and other non-loan-related fees of approximately $29,000. Telephone expense increased approximately $21,000 during 1999 as the Company continues to implement its technology plan to provide the Company a wide area communications network.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

In 1998, the Company had net income of $1,959,040, or $1.08 basic and diluted earnings per share, compared to $1,673,251 or $0.94 basic and diluted earnings per share (as restated for three-for-one stock split effected July 22, 1998), for the year ended December 31, 1997. Net interest income after the provision for probable loan losses increased $1,358,599 as a result of an increase in interest income of $1,242,818 and a decrease in interest expense of $4,664. This increase in the Company's net interest margin is attributable to loans representing a larger portion of the Company's total earning assets and, in part, to interest recoveries on certain non-accrual loans and a lower cost of funds. During 1998, the Bank had interest recoveries on non-accrual loans in the amount of $245,700. The provision for probable loan losses decreased $111,117 when compared to 1997 provision expense of $353,513 due primarily to lower levels of nonperforming assets.

Nonperforming assets, which consist of loans not accruing interest, restructured debt and real estate acquired in settlement of loans, were $230,000 and $2,325,000 at December 31, 1998 and 1997, respectively. The decrease in nonperforming assets was primarily due to the pay-off of two large nonperforming lending relationships during the year and the sale of a significant portion of real estate acquired in settlement of loans. Through sales, the Company liquidated all other real estate owned reducing the balance to $50,000 at December 31, 1998 from $490,000 at December 31, 1997.

Non-interest income, principally charges for the use of the Company's services, is a significant contributor to net earnings. Non-interest income for 1998 increased $107,000 or 5.6% when compared to 1997. Service charges on deposit accounts increased $31,000 or 6.2%, but were offset by a decrease in Non-Sufficient Funds (NSF) service charges of $87,000, resulting in a $56,000 or 4.0% net decrease when compared to 1997. Other service charges and fees increased $66,000 or 12.6% as a result of increased ATM transaction fees of $55,000 that were effected by the Company after the first quarter of 1997. Other non-interest operating income increased $71,000 principally due to mortgage loan origination fees of $54,000 generated by the Company's new mortgage loan product. Generally, the Company has been able to increase other income by increasing the prices of its services to partially offset increases in other operating expenses.

Non-interest expenses increased by $1,185,000 or 15.8% in 1998 and by 11.2% in 1997. This increase was caused in part by the opening of new full service branches in Avon and Barco, and a loan production office in Washington, North Carolina. A significant component of non-interest expense is salaries and employee benefits. Salary expense increased $247,000 over 1997 partially as a result of opening the aforementioned offices, and employee benefits increased approximately $112,000 as the Company increased cash awards paid to employees participating in the Company's performance based incentive program. When compared to 1997, net occupancy expense increased $97,000 or 15.6% as a result of opening the aforementioned offices, and equipment expense increased $107,000 due to the Company upgrading its host processor and continued introduction of branch automation. The Company's telephone expense increased $48,000 over last year as a result of increased usage of the Company's Xpress phone banking system introduced during the second quarter of 1997. Professional fees increased $109,000 in connection with non-recurring legal and accounting fees incurred related to the formation of Bancorp in 1998. Other non-interest expenses increased $412,000 from $1,419,000 in 1997 to $1,831,000 in 1998. This increase is principally attributable to increases in marketing expense and non-recurring expenses related to the planned closing of the Company's Wal-Mart Supercenter office in March of 1999. Marketing expense increased approximately $182,000 over 1997 as the Company launched a broad range of mortgage products and its new Club 7 Visa Card, a program done in conjunction with a local television station. During December of 1998, the Company expensed approximately $157,000 relating to the closing of the Wal-Mart Supercenter office. These expenses consisted primarily of obligated lease payments of $50,000 and write-off of leasehold improvements of approximately $87,000.

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
(ECB BANCORP, INC. LOGO)           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

TABLE 1. AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS

                                                                YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                         1999                            1998                            1997
----------------------------------------------------------------------------------------------------------------------------
                              AVERAGE   YIELD/    INCOME/      AVERAGE   YIELD/   INCOME/      AVERAGE   YIELD/   INCOME/
                              BALANCE    RATE     EXPENSE      BALANCE    RATE    EXPENSE      BALANCE    RATE    EXPENSE
----------------------------------------------------------------------------------------------------------------------------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS
----------------------
Loans - net (1)                $138,837   9.01%    $12,512     $124,794    9.63%   $12,015     $115,487    9.43%   $10,887
Taxable securities               39,712   5.84%      2,320       31,721    5.91%     1,874       29,705    5.89%     1,750
Non-taxable
   securities (2)                15,940   7.22%      1,152       15,318    7.44%     1,139       10,254    7.57%       776
Federal funds sold                6,084   4.96%        302        4,601    5.26%       242        9,125    5.38%       491
-----------------------      -----------  -------  ---------   ---------  --------  --------    --------  -------   ---------
Total interest-
   earning assets               200,573   8.12%     16,286      176,434    8.66%    15,270      164,571    8.45%    13,904
Cash and due from
   banks                         10,918                           9,122                           7,715
Bank premises and
   equipment, net                 7,282                           6,542                           5,929
Other assets                      2,825                           2,520                           2,300
-----------------------      -----------                       ---------                        --------

   TOTAL ASSETS                $221,598                        $194,618                        $180,515
========================     ===========                       =========                       =========
LIABILITIES AND
SHAREHOLDERS' EQUITY
-------------------------
Interest-bearing
   deposits                    $154,668   3.58%    $ 5,542     $140,585    3.81%   $ 5,351     $135,789    3.95%   $ 5,364
Short-term borrowings               711   4.22%         30          152    5.92%         9            -        -         -
Long-term obligations             2,827   4.63%        131            -        -         -            -        -         -
-----------------------      -----------  -------  ---------   ---------  --------  --------    --------  -------   ---------
Total interest-
   bearing liabilities          158,206   3.60%      5,703      140,737    3.81%     5,360      135,789    3.95%     5,364
Non-interest-bearing
   deposits                      39,941                          35,272                          28,574
Other liabilities                 1,385                           1,314                           1,039
Shareholders' equity             22,066                          17,295                          15,113
-----------------------      -----------                       ---------                        --------
Total liabilities and
   SHAREHOLDERS' EQUITY        $221,598                        $194,618                        $180,515
========================     ===========                       =========                       =========
Net interest income
   and net yield on
   interest-earning
   assets (FTE)                           5.28%    $10,583                 5.62%   $ 9,910                 5.19%   $ 8,540
========================                 ======    =======                 =====   =======                 =====   =======
Interest rate spread
(FTE)                                     4.52%                            4.85%                           4.50%

(1) Average loans, net of the allowance for probable loan losses and unearned income. These figures include non-accruing loans, the effect of which is to lower the average rates.

(2) Yields on tax-exempt investments have been adjusted to a fully taxable-equivalent basis (FTE) using the federal income tax rate of 34%.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

Changes in interest income and interest expense can result from variances in both volume and rates. Table 2 below analyzes the effect of variances in volume and rate on taxable-equivalent interest income, interest expenses and net interest income.

TABLE 2. VOLUME AND RATE VARIANCE ANALYSIS

---------------------------------------------------------------------------------------------------------------------------
                                                           1999 COMPARED TO 1998                 1998 COMPARED TO 1997
                                                    VOLUME (1)   RATE (1)      NET         VOLUME (1)   RATE (1)     NET
---------------------------------------------------------------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
Loans                                                 $  1,309   $ (812)    $   497           $  887     $  241   $ 1,128
Taxable securities                                         469      (23)        446              119          5       124
Non-taxable securities (2)                                  46      (33)         13              380        (17)      363
Federal funds sold                                          76      (16)         60             (241)        (8)     (249)
---------------------------------------------------------------   -------   ----------      ----------   --------   -------
Interest income                                          1,900     (884)      1,016            1,145        221     1,366


Interest-bearing deposits                                  520     (329)        191              186       (199)      (13)
Short-term borrowings                                       28       (7)         21                5          4         9
Long-term obligations                                       66       65         131                -          -         -
---------------------------------------------------------------   -------   ----------      ----------   --------   -------
Interest expense                                           614     (271)        343              191       (195)       (4)
---------------------------------------------------------------   -------   ----------      ----------   --------   -------
Net interest income                                   $  1,286   $ (613)    $   673           $  954     $  416   $ 1,370
===============================================================   =======   ==========      ==========   ========  ========

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

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
(ECB BANCORP, INC. LOGO)           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

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

TABLE 3. RATE SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1999

---------------------------------------------------------------------------------------------------------------------------
                                                        3 MONTHS        4 TO 12    TOTAL WITHIN     OVER 12
                                                         OR LESS        MONTHS       12 MONTHS      MONTHS         TOTAL
---------------------------------------------------------------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
EARNING ASSETS
Loans-gross                                           $   58,650      $   8,096     $  66,746     $  80,930     $ 147,676
Investment securities                                      5,087          6,715        11,802        47,127        58,929
FHLB stock                                                   633              -           633             -           633
Federal funds sold                                         6,650              -         6,650             -         6,650
-----------------------------------------------------------------    -----------    ----------    ----------    ------------
Total earning assets                                  $   71,020      $  14,811     $  85,831     $ 128,057     $ 213,888
=================================================================    ===========    ==========    ==========    ============

Percent of total earning assets                             33.2%           6.9%         40.1%         59.9%        100.0%
Cumulative % of total earnings assets                       33.2%          40.1%         40.1%        100.0%

INTEREST-BEARING LIABILITIES
Time deposits of $100,000 or more                     $   14,139      $  17,936     $  32,075     $     513     $  32,588
Savings, NOW and Money Market deposits                    75,447              -        75,447             -        75,447
Other time deposits                                       18,149         27,954        46,103         5,526        51,629
Short-term borrowings                                      2,738              -         2,738             -         2,738
Long-term obligations                                          -              -             -         3,000         3,000
-----------------------------------------------------------------    -----------    ----------    ----------    ------------
Total interest-bearing liabilities                    $  110,473      $  45,890     $ 156,363     $   9,039     $ 165,402
=================================================================    ===========    ==========    ==========    ============

Percent of total interest-bearing liabilities               66.8%          27.7%         94.5%          5.5%        100.0%
Cumulative percent of total interest-bearing
   liabilities                                              66.8%          94.5%         94.5%        100.0%

RATIOS
Ratio of earning assets to interest-bearing
   liabilities (gap ratio)                                  64.3%          32.3%         54.9%       1416.8%
Cumulative ratio or earning assets to
   interest-bearing liabilities (cumulative
   gap ratio)                                               64.3%          54.9%         54.9%        129.3%
Interest sensitivity gap                              $  (39,453)     $ (31,079)    $ (70,532)    $ 119,028     $  48,496
Cumulative interest sensitivity gap                   $  (39,453)     $ (70,532)    $ (70,532)    $  48,496     $  48,496
As a percent of total earning assets                       (18.4)%        (33.0)%       (33.0)%        22.7%         22.7%

In periods of rising interest rates, the Company's rate-sensitive assets cannot be repriced as quickly as its rate-sensitive liabilities. Thus, the Company's net interest income generally will decrease during a period of rising interest rates. In periods of declining interest rates the opposite effect occurs.

As of December 31, 1999, approximately 40.1% of the Company's interest-earning assets could be repriced within one year and approximately 87.2% of interest-earning assets could be repriced with in five years. Approximately 94.5% of interest-bearing liabilities could be repriced within one year and substantially all interest-bearing liabilities could be repriced within five years.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

INTEREST SENSITIVITY

Deregulation of interest rates and short-term, interest bearing deposits which are more volatile, have created a need for shorter maturities of earning assets. As a result, an increasing percentage of commercial, installment and mortgage loans are being made with variable rates or shorter maturities to increase liquidity and interest rate sensitivity.

The difference between interest sensitive asset and interest sensitive liability repricing within time periods is referred to as the interest rate sensitivity gap. Gaps are identified as either positive (interest sensitive assets in excess of interest sensitive liabilities) or negative (interest sensitive liabilities in excess of interest sensitive assets).

As of December 31, 1999 the Company had a negative one year cumulative gap of 33.0%. The Company has interest earning assets of $86 million maturing or repricing within one year and interest bearing liabilities of $156 million repricing or maturing within one year. This is primarily the result of stable core deposits being used to fund longer term interest earning assets, such as loans and investment securities. A negative gap position implies that interest bearing liabilities (deposits) will reprice at a faster rate than interest earning assets (loans and investments). In a falling rate environment, this position will generally have a positive effect on earnings, while in a rising rate environment this will generally have a negative effect on earnings.

The Company's savings and core time deposits of $127 million include interest bearing checking and savings accounts of $75 million. These deposits are considered as repricing in the earliest period because the rate can be changed weekly. However, history has shown that the decreases in the rates paid on these deposits have little, if any, effect on their movement out of the Company. Therefore, in reality, they are not sensitive to changes in market rates and could be considered in the Non-Rate Sensitive column. If this change were made, the Company's rate sensitive liabilities would be more closely matched at the end of the one year period.

TABLE 4. MARKET RISK
                                                   Principal Maturing in Years ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     FAIR
                                 2000        2001       2002        2003        2004       THEREAFTER     TOTAL      VALUE
-------------------------------------------------------------------------------------------------------------------------------
                                                               (DOLLARS IN THOUSANDS)
Assets
   Loans
      Fixed rate               $12,304     $10,942     $11,116      $18,684    $23,633      $16,555      $93,234     $99,966
      Average rate (%)            8.89%       9.39%       8.98%        8.58%      8.40%        7.74%        8.57%

      Variable rate             26,548       4,421       3,343        4,823      8,656        6,651       54,442      54,442
      Average rate (%)            9.33%       8.43%       8.69%        8.42%      8.60%        8.59%        9.12%

   Investment securities
      Fixed rate                11,811      12,267      14,524        6,369      1,980       12,846       59,797      58,939
      Average rate (%)            6.13%       6.27%       6.08%        6.02%      7.13%        6.54%        6.25%

Liabilities
   Savings and interest
      bearing checking
      Variable rate             75,447           -           -            -          -            -       75,447      75,447
      Average rate (%)            2.01%          -           -            -          -            -         2.01%

   Certificates of deposits
      Fixed rate                77,874       4,580      1,459             -          -            -       83,913      86,243
      Average rate (%)            5.15%       5.12%      5.63%            -          -            -         5.16%

      Variable rate                304           -           -            -          -            -          304         304
      Average rate (%)            3.92%          -           -            -                       -         3.92%

   Short-term borrowings
      Variable rate              2,738           -           -            -          -            -        2,738       2,741
      Average rate (%)            4.24%          -           -            -          -            -         4.24%
   Long-term obligations
      Fixed rate                     -           -           -            -      3,000            -        3,000       2,796
      Average rate (%)               -           -           -            -       4.70%           -         4.70%


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
(ECB BANCORP, INC. LOGO)           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Non-interest income, principally charges for the use of the Company's services, is a significant contributor to net earnings. Non-interest income for 1999 increased $37,000 or 1.8% when compared to 1998. Service charges on deposit accounts increased $23,000 or 4.6% but was offset by a decrease in NSF service charges of $46,000, resulting in a $19,000 or 1.4% net decrease when compared to the same period in 1998. Other service charges and fees increased $10,000 as a result of increased mortgage loan origination fees of $52,000 generated by the Company's new mortgage loan product and payment processing fee income of $38,000. These increases were offset by decreases in net merchant discount fees of $47,000, decreased credit-life loan insurance fees of $19,000 and decreased ATM fees of $15,000. Other operating income increased $72,000 over the prior year period. This increase is primarily the result of a net gain on the sale of fixed assets of approximately $42,000.

TABLE 5. NON-INTEREST INCOME
                                                   YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
                                              1999          1998         1997
--------------------------------------------------------------------------------
                                                   (DOLLARS IN THOUSANDS)

Service charges on deposit accounts           $1,316       $1,335       $1,391
Other service charges and fees                   601          591          525
Net loss on sale of securities                  (27)            -          (26)
Other                                            174          101           30
-------------------------------------------------------    ---------   ---------
Total                                         $2,064       $2,027       $1,920
=======================================================    =========   =========

Non-interest expense increased by $466,000 or 5.4% to $9,169,000 in 1999. This increase is principally due to general increases in salary and employee benefits expense of $344,000. The opening of the Washington office in mid-year 1999 accounted for approximately $112,000 of the personnel expense increase while additional staffing within the Company's home offices accounted for an additional $145,000 of personnel expense. Occupancy expense decreased slightly during 1999 as the result of the Company closing the Greenville Wal-Mart office at the end of the first quarter of 1999. This reduction in occupancy expense offset the opening on the new Washington office. Equipment expense increased $117,000 as the Company continues to upgrade its branch platform automation. Professional fees increased $15,000 to $333,000 for 1999. This increase in professional fees is a combination of increased loan-related legal fees of approximately $65,000 resulting from a home equity loan campaign during the first half of 1999 partially offset by decreases in consultant fees of $30,000 and other non-loan-related legal fees of approximately $29,000. Telephone expense increased approximately $21,000 during 1999 as the Company continues to implement its technology plan to provide the Company a wide area communications network.

TABLE 6. NON-INTEREST EXPENSE
                                                  YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
                                             1999          1998         1997
--------------------------------------------------------------------------------
                                                  (DOLLARS IN THOUSANDS)

Salaries                                     $3,542       $3,186       $2,939
Retirement and other employee benefits        1,073        1,084          971
Occupancy                                       718          720          623
Equipment                                       992          875          768
Professional fees                               333          318          209
Supplies                                        240          251          222
Telephone                                       286          265          217
Postage                                         173          172          150
Other                                         1,812        1,832        1,419
-----------------------------------------------------     --------     ---------
Total                                        $9,169       $8,703       $7,518
=====================================================     ========     =========

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------


ANALYSIS OF FINANCIAL CONDITION

Management believes the Company's financial condition is sound. The following discussion focuses on the factors considered by management to be important in assessing the Company's financial condition.

The following table sets forth the percentage of significant components of the Company's balance sheets at December 31, 1999, 1998 and 1997.

TABLE 7. DISTRIBUTION OF ASSETS AND LIABILITIES
                                                                              DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                       1999                       1998                         1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Loans (net)                                   $144,976        62.2%       $130,274        61.9%       $118,549       63.0%
Investment securities                           58,939        25.3%         58,394        27.7%         47,120       25.0%
FHLB stock                                         633         0.3%            565         0.3%            503        0.3%
Federal funds sold                               6,650         2.8%              -            -          4,425        2.4%
-------------------------------------------------------     --------     ----------     --------     ----------     ----------
Total earning assets                           211,198        90.6%        189,233        89.9%        170,597       90.7%

Cash and due from banks                         11,139         4.7%         11,965         5.6%          8,281        4.4%
Bank premises and equipment, net                 6,727         2.9%          7,007         3.3%          6,266        3.3%
Other assets                                     4,049         1.8%          2,697         1.2%          3,084        1.6%
-------------------------------------------------------     --------     ----------     --------     ----------     ----------
Total assets                                  $233,113       100.0%       $210,902       100.0%       $188,228      100.0%
=======================================================     ========     ==========     ========     ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits                               $ 43,637        18.7%       $ 38,265        18.1%       $ 31,897       16.9%
Savings, NOW and Money market deposits          75,447        32.4%         62,672        29.7%         55,969       29.7%
Time deposits of $100,000 or more               32,588        14.0%         26,855        12.7%         19,503       10.4%
Other time deposits                             51,629        22.1%         56,475        26.8%         63,540       33.8%
-------------------------------------------------------     --------     ----------     --------     ----------     ----------
Total deposits                                 203,301        87.2%        184,267        87.3%        170,909       90.8%

Short-term borrowings                            2,738         1.2%          2,725         1.3%              -           -
Accrued expense and other liabilities            2,012         0.8%          2,058         1.0%          1,606        0.9%
Long-term obligations                            3,000         1.3%              -            -              -           -
-------------------------------------------------------     --------     ----------     --------     ----------     ----------
Total liabilities                              211,051        90.5%        189,050        89.6%        172,515       91.7%

Shareholders' equity                            22,062         9.5%         21,852        10.4%         15,713        8.3%
-------------------------------------------------------     --------     ----------     --------     ----------     ----------
Total liabilities and shareholders' equity    $233,113       100.0%       $210,902       100.0%       $188,228      100.0%
=======================================================     ========     ==========     ========     ==========     ==========

(Bar graphs appear here with the following plot points.)

In Thousands                     TOTAL ASSETS

     1995          1996          1997          1998          1999
  $165,408      $167,218      $188,228      $210,902      $233,113


In Thousands                     TOTAL DEPOSITS

     1995          1996          1997          1998          1999
  $150,436      $151,336      $170,909      $184,267      $203,301

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
(ECB BANCORP, INC. LOGO)           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INVESTMENT PORTFOLIO

The carrying values of investment securities held by the Company at the dates indicated are summarized as follows:

TABLE 8. INVESTMENT PORTFOLIO COMPOSITION
                                                                           DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
                                                1999                           1998                            1997
-------------------------------------------------------------------------------------------------------------------------
                                                                      (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE-FOR-SALE
U.S. Treasury                          $15,958        27.1%            $19,452         33.3%           $25,228       53.6%
U.S. Government agencies                25,922        44.0%             20,962         35.9%             7,052       14.9%
Mortgage-backed securities               2,559         4.3%                555          1.0%               783        1.7%
State and political subdivisions        14,500        24.6%             17,425         29.8%            14,057       29.8%
----------------------------------     --------     --------          ---------     ---------          --------     -------
Total investments                      $58,939       100.0%            $58,394        100.0%           $47,120      100.0%
----------------------------------     --------     --------          ---------     ---------          --------     -------


The following table shows maturities of the carrying values of investment securities held by the Company at December 31, 1999, and the weighted average yields.
TABLE 9. INVESTMENT PORTFOLIO MATURITY SCHEDULES

                                       AFTER ONE YEAR     AFTER FIVE YEARS
                        WITHIN           BUT WITHIN          BUT WITHIN              AFTER
                       ONE YEAR          FIVE YEARS           TEN YEARS            TEN YEARS
------------------------------------------------------------------------------------------------------------------------
                        AMOUNT    YIELD    AMOUNT     YIELD    AMOUNT      YIELD    AMOUNT     YIELD     TOTAL    YIELD
------------------------------------------------------------------------------------------------------------------------
                                            (DOLLARS IN THOUSANDS)

AVAILABLE-FOR-SALE:
U.S. Treasury          $ 6,007     6.21%   $ 9,951     6.01%          -         -         -        -   $15,958     6.09%
U.S. Government
   agencies              3,976     5.35%    21,946     6.05%          -         -         -        -    25,922     5.95%
Mortgage-backed
   securities                -         -     1,581     7.07%      $ 978     6.99%         -        -     2,559     7.04%
State and political
   subdivisions (1)      1,819     7.57%     3,418     7.64%      6,360     6.24%     2,903    6.89%    14,500     6.86%
-------------------------------   -------  --------   -------   --------   -------   -------   ------   -------   ------
TOTAL                  $11,802     6.13%   $36,896     6.23%     $7,338     6.34%    $2,903    6.89%   $58,939     6.25%
===============================   =======  ========   =======   ========   =======   =======   ======  ========   ======

(1) Yields on tax-exempt investments have been adjusted to a fully taxable-equivalent basis using the federal income tax rate of 34%. The weighted average yields shown are calculated on the basis of cost and effective yields for the scheduled maturity of each security. At December 31, 1999 the market value of the investment portfolio was approximately $858,000 below its book value, which is the result of higher market interest rates compared to the interest rates on the investments in the portfolio.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

LOAN PORTFOLIO

The Company's management believes the loan portfolio is adequately diversified and contains no foreign loans. Real estate loans represent approximately 57.4% of the Company's loan portfolio. Real estate loans are primarily loans secured by real estate, mortgage, and construction loans. The Company does not have a large portfolio of home mortgage loans. See note (1) below. Commercial loans are spread throughout a variety of industries, with no particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. At December 31, 1999, the ten largest loans of the Company accounted for approximately 6.4% of the Company's outstanding loans. As of December 31, 1999, the Company had outstanding loan commitments of approximately $23,346,000. The amounts of loans outstanding at the indicated dates are shown in the following table according to loan type.

TABLE 10. LOAN PORTFOLIO COMPOSITION


                                                                                     DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
                                                             1999          1998          1997          1996          1995
--------------------------------------------------------------------------------------------------------------------------
                                                                                (DOLLARS IN THOUSANDS)

Real estate (1)                                             $ 83,116    $  64,538      $ 63,300      $ 65,253     $ 58,095
Installment loans                                             11,622       11,339        25,424        18,472       13,353
Credit cards and related plans                                 3,817        3,694         3,415         3,183        3,017
Commercial and all other loans                                49,121       53,453        29,070        25,748       20,024
---------------------------------------------------------------------   ----------    ----------    ----------    ---------
Total                                                       $147,676     $133,024      $121,209      $112,656     $ 94,489
=====================================================================   ==========    ==========    ==========    =========

(1) The majority of these loans are various consumer and commercial loans with approval based on cash flow and not the real estate. The majority of the commercial real estate is owner-occupied and operated.

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

The following table sets forth the maturity distribution of the Company's loans as of December 31, 1999. A significant majority of loans maturing after one year are repriced at two and three year intervals. In addition, approximately 36.9% of the Company's loan portfolio is comprised of variable rate loans.

TABLE 11. LOAN MATURITIES
---------------------------------------------------------------------------------------------------------------------------
                                                                                CREDIT CARDS     COMMERCIAL
                                                     REAL                        AND RELATED       AND ALL
                                                    ESTATE       INSTALLMENT        PLANS        OTHER LOANS        TOTAL
---------------------------------------------------------------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)
Due in 1 year or less                               $10,012         $ 1,313         $3,595         $23,933        $ 38,853
Due after 1 year through 5 years:
   Floating interest                                 14,352             394            156           8,188          23,090
   Fixed interest rates                              45,725           9,692              -          13,192          68,609
Due after 5 years:
   Floating interest rates                            3,135               9             66           1,594           4,804
   Fixed interest rates                               9,892             214              -           2,214          12,320
-------------------------------------------------------------     -----------     ----------     -----------     ----------
Total                                               $83,116         $11,622         $3,817         $49,121        $147,676
=============================================================     ===========     ==========     ===========     ==========

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
(ECB BANCORP, INC. LOGO)           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

NONPERFORMING ASSETS AND PAST DUE LOANS

A loan is placed on non-accrual status when, in management's judgment, the collection of interest income appears doubtful or the loan is past due 90 days or more. Interest receivable that has been accrued and is subsequently determined to have doubtful collectibility is charged to the appropriate interest income account. Interest on loans that are classified as non-accrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original terms. Foreclosed properties are included in other assets and represent other real estate that has been acquired through loan foreclosures or deeds in lieu of foreclosure. Such properties are initially recorded at the lower of cost or fair value less estimated costs to sell. Thereafter the properties are maintained at the lower of cost or fair value.

The following table summarizes the Company's nonperforming assets and past due loans at the dates indicated.

TABLE 12. NONPERFORMING ASSETS AND PAST DUE LOANS

                                                                                          DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                     1999         1998        1997        1996        1995
----------------------------------------------------------------------------------------------------------------------------
                                                                                     (DOLLARS IN THOUSANDS)

Non-accrual loans                                                     $408        $ 88       $1,463      $1,017        $531
Loans past due 90 or more days still accruing                           34           -            -          35           -
Restructured loans                                                      81          92           49          57          65
Foreclosed properties                                                  183          50          340           -         296
---------------------------------------------------------------------------     --------     -------     --------     -------
Total                                                                 $706        $230       $1,852      $1,109        $892
===========================================================================     ========     =======     ========     =======

As of December 31, 1999 and 1998, nonperforming assets and past due loans were approximately 0.48% and 0.17%, respectively, of the loans outstanding at such dates.

SUMMARY OF LOAN LOSS EXPERIENCE

The allowance for probable loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense include past loan loss experience, composition of the loan portfolio, evaluation of estimated probable loan losses and current economic conditions. The Company's loan watch committee, which includes three members of senior management as well as regional managers and other credit administration personnel, conducts a quarterly review of all credits classified as substandard. This review follows a re-evaluation by the account officer who has primary responsibility for the relationship.

The following table sets forth the allocation of allowance for probable loan losses and percent of total loans in each loan for each of the years presented.

TABLE 13. ALLOCATION OF ALLOWANCE FOR PROBABLE LOAN LOSSES
                                                                         DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
                                       1999               1998               1997             1996               1995
                                  AMOUNT   PERCENT  AMOUNT    PERCENT  AMOUNT   PERCENT  AMOUNT   PERCENT  AMOUNT    PERCENT
--------------------------------------------------------------------------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS)
Real estate                       $1,647     56.2%   $1,619    48.5%   $1,690    52.2%   $1,388    57.9%   $1,192     61.5%
Installment loans                    237      7.9%      166     8.5%      389    21.0%      337    16.4%      165     14.1%
Credit cards and related plans       166      2.6%      160     2.8%      390     2.8%      167     2.8%      143      3.2%
Commercial and all other items       646     33.3%      624    40.2%      149    24.0%      445    22.9%      337     21.2%
------------------------------------------  -------   ------  -------  -------  -------  -------  -------  -------   -----------
Total allocated                    2,696    100.0%    2,569   100.0%    2,618   100.0%    2,337   100.0%    1,837    100.0%
Unallocated                            4                181                42                63               113
------------------------------------------          ---------         --------          ---------          -------
Total                             $2,700             $2,750            $2,660            $2,400            $1,950
==========================================          =========         ========          =========          =======

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

Management considers the allowance for probable loan losses adequate to cover estimated probable loan losses on the loans outstanding as of each reporting period. It must be emphasized, however, that the determination of the allowance using the Company's procedures and methods rests upon various judgments and assumptions about economic conditions and other factors affecting loans. No assurance can be given that the Company will not in any particular period sustain loan losses that are sizable in relation to the amount reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for probable loan losses or future charges to earnings.

The following table summarizes the Company's balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expense.

TABLE 14. LOAN LOSS AND RECOVERY EXPERIENCE
                                                                                     YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                        1999       1998       1997         1996       1995
----------------------------------------------------------------------------------------------------------------------------
                                                                                     (DOLLARS IN THOUSANDS)

Total loans outstanding at end of year                          $147,676     $133,024     $121,209    $112,656      $94,489
==========================================================================  ===========  ==========  ===========  ==========
Average loans outstanding during year                            141,564      127,650      118,185     104,297       93,584
==========================================================================  ===========  ==========  ===========  ==========

Allowance for probable loan losses at beginning of year           $2,750       $2,660       $2,400      $1,950       $1,900
Loans charged off:
   Real estate                                                        69           21            6          12           89
   Installment loans                                                  80           89           62          62           72
   Credit cards and related plans                                     72          119          110         111           49
   Commercial and all other loans                                    145            2           17          81          338
--------------------------------------------------------------------------  -----------  ----------  -----------  ----------
Total charge-offs                                                    366          231          195         266          548

Recoveries of loans previously charged off:
   Real estate                                                         6            -            -         118            -
   Installment loans                                                  25           22           22          26           31
   Credit cards and related plans                                     27           23           36          34           19
   Commercial and all other loans                                     16           34           43          41           33
--------------------------------------------------------------------------  -----------  ----------  -----------  ----------
Total recoveries                                                      74           79          101         219           83

Net charge-offs                                                      292          152           94          47          465
Additions to the allowance charged to expense                        242          242          354         497          515
--------------------------------------------------------------------------  -----------  ----------  -----------  ----------
Allowance for probable loan losses at end of year                 $2,700       $2,750       $2,660      $2,400       $1,950
==========================================================================  ===========  ==========  ===========  ==========

RATIOS
Net charge-offs during year to average loans outstanding           0.21%        0.12%        0.08%       0.05%        0.50%
Net charge-offs during year to loans at year-end                   0.20%        0.11%        0.08%       0.04%        0.49%
Allowance for probable loan losses to average loans                1.91%        2.15%        2.25%       2.30%        2.08%
Allowance for probable loan losses to loans at year-end            1.83%        2.07%        2.19%       2.13%        2.06%
Net charge-offs to allowance for probable loan losses             10.81%        5.53%        3.53%       1.96%       23.85%
Net charge-offs to provision for probable loan losses            120.66%       62.81%       26.55%       9.46%       90.29%

---------------------------------------------------------------------------------------------------------------------------
                                                                                            Excellence in Community Banking

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
(ECB BANCORP, INC. LOGO)           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

DEPOSITS

The average amounts of deposits of the Company for the years ended December 31, 1999 and 1998 are summarized below:

TABLE 15. AVERAGE DEPOSITS

                                                                              DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                     1999                         1998                        1997
----------------------------------------------------------------------------------------------------------------------------
                                              AVERAGE                      AVERAGE                     AVERAGE
                                              BALANCE      RATE            BALANCE      RATE           BALANCE       RATE
----------------------------------------------------------------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
Interest-bearing demand deposits             $ 59,105       2.12%         $ 42,807       1.60%         $ 40,029      1.75%
Savings deposits                               14,115       1.58%           14,648       1.94%           14,956      2.06%
Time deposits                                  81,448       4.99%           83,130       5.27%           80,804      5.39%
------------------------------------------------------     ---------     ----------     ---------     -----------  ---------
Total interest-bearing deposits               154,668       3.58%          140,585       3.81%          135,789      3.95%
------------------------------------------------------     ---------     ----------     ---------     -----------  ---------

Non-interest-bearing deposits                  39,941           -           35,272           -           28,574          -
------------------------------------------------------     ---------     ----------     ---------     -----------  ---------
Total deposits                               $194,609       2.85%         $175,857       3.04%         $164,363      3.26%
======================================================     =========     ==========     =========     ===========  =========


The Company has a large, stable base of time deposits with little dependence on volatile deposits of $100,000 or more. The time deposits are principally certificates of deposits and individual retirement accounts obtained from individual customers. Deposits of certain local governments and municipal entities represented approximately 9.3% of the Company's total deposits at December 31, 1999. All such public funds are collateralized by investment securities. The Company does not purchase brokered deposits.

As of December 31, 1999, the Company held approximately $32,588,000 in time deposits of $100,000 or more and time deposits less than $100,000 of $51,629,000. The following table is a maturity schedule of time deposits as of December 31, 1999.

TABLE 16. TIME DEPOSIT MATURITY SCHEDULE
----------------------------------------------------------------------------------------------------------------------------
                                                               3 MONTHS     4 TO 6       7 TO 12     OVER 12
                                                                OR LESS     MONTHS       MONTHS      MONTHS          TOTAL
----------------------------------------------------------------------------------------------------------------------------
                                                                                (DOLLARS IN THOUSANDS)

Time certificates of deposit of
   $100,000 or more                                             $14,139      $ 9,307     $ 8,629       $ 513       $32,588
Time certificates of deposit less
   than $100,000                                                 18,149       13,959      13,995       5,526        51,629
------------------------------------------------------------------------   ----------   ---------    ---------   ------------
Total time deposits                                             $32,288      $23,266     $22,624      $6,039       $84,217
========================================================================   ==========   =========    =========   ============

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

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

TABLE 17. RETURN ON ASSETS AND EQUITY
                                                 YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------
                                            1999          1998         1997
-------------------------------------------------------------------------------
Return on assets                             0.97%        1.01%        0.93%
Return on equity                             9.71%       11.33%       11.07%
Dividend payout                             28.69%       23.64%       24.82%
Shareholders' equity to assets               9.96%        8.89%        8.37%


ACCOUNTING AND OTHER MATTERS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier application of all of the provisions of this statement is encouraged. The Company plans to adopt this statement at January 1, 2001 and does not anticipate any material effect on its consolidated financial statements.

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

YEAR 2000 PREPARATIONS

Bancorp has not experienced any significant impact on the operations due to Year 2000 problems. The date change has resulted in no major interruptions in service. Although Bancorp has not been informed of any material risks associated with the Year 2000 problem from third parties, there can be no assurance that Bancorp will not be impacted in the future. Bancorp will continue to reevaluate its Year 2000 operations and monitor its progress. Management does not expect Year 2000 issues to have a material adverse effect on operations or financial results during 2000. During 1999 the Company expensed approximately $119,000 and life-to-date expensed approximately $166,000 relating to Y2K compliance.

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)          BOARD OF DIRECTORS AND SUBSIDIARY CORPORATIONS
--------------------------------------------------------------------------------

BOARD OF DIRECTORS
----------------------------------------------------------------------------------------------------
GEORGE THOMAS DAVIS, JR.          ARTHUR H. KEENEY, III              ROBERT L. MITCHELL
Vice Chairman of the Board        President and CEO                  Barber and Retired Magistrate
Attorney at Law                   The East Carolina Bank             Mitchell's Barber Shop
Davis & Davis Attorneys           Engelhard, North Carolina          Columbia, North Carolina
Swan Quarter, North Carolina
                                  J. BRYANT KITTRELL, III            R.S. SPENCER, JR.
C. GILBERT GIBBS                  President and Owner                Chairman of the Board
Farmer and Merchant               Kittrell & Associates, Inc.        President, R.S. Spencer, Inc.
C.G. Gibbs Hardware               Greenville, North Carolina         Merchant
Engelhard, North Carolina                                            Engelhard, North Carolina
                                  JOSEPH T. LAMB, JR.
GREGORY C. GIBBS                  President                          RAY MITCHELL SPENCER
Financial Planner                 Joe Lamb, Jr. & Associates, Inc.   Retired Farmer
Piedmont Carolinas Group, LLC     Real Estate Sales and Rentals      Swan Quarter, North Carolina
Raleigh, North Carolina           Nags Head, North Carolina

JOHN F. HUGHES, JR.               B. MARTELLE MARSHALL               JO ELLEN G. CUTRELL
Resident Manager                  Co-owner and Operator              Corporate Secretary
North Carolina Power              Martelle's Restaurant & Catering
Manteo, North Carolina            Engelhard, North Carolina

THE EAST CAROLINA BANK SUBSIDIARY CORPORATIONS
-----------------------------------------------------------------------------------------------------

CAROLINA FINANCIAL REALTY, INC.           CAROLINA FINANCIAL COURIER, INC.
-------------------------------           --------------------------------

GREGORY C. GIBBS                          GREGORY C. GIBBS
President                                 President

B. MARTELLE MARSHALL                      B. MARTELLE MARSHALL
Vice President                            Vice President

ARTHUR H. KEENEY, III                     ARTHUR H. KEENEY, III
Corporate Secretary and Treasurer         Corporate Secretary and Treasurer

--------------------------------------------------------------------------------

BANK SENIOR MANAGEMENT and CORPORATE OFFICERS           (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------


BANK SENIOR MANAGEMENT

*   ARTHUR H. KEENEY, III     *   GARY M. ADAMS             JO ELLEN G. CUTRELL
    President and                 Senior Vice President     Corporate Secretary
    Chief Executive Officer       Chief Financial Officer

*   J. DORSON WHITE, JR.      *   WILLIAM F. PLYLER, II
    Executive Vice President      Senior Vice President
    Branch Administration         Chief Credit Officer


*   Denotes Policy-making Officers of the Bank
--------------------------------------------------------------------------------

CORPORATE OFFICERS

    ARTHUR H. KEENEY, III       GARY M. ADAMS             JO ELLEN G. CUTRELL
    President and               Senior Vice President     Corporate Secretary
    Chief Executive Officer     Chief Financial Officer


--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)                   BANK OFFICERS AND DEPARTMENT MANAGERS
--------------------------------------------------------------------------------

BANK OFFICERS

ACCOUNTING                       BANK CARD SERVICES      MANAGEMENT INFORMATION SYSTEMS
JUDITH C. TOMLINSON              T. ANN WILLIAMS         EDWARD H. HEFLIN
Vice President                   Vice President          Vice President

AGRI-BUSINESS                    BANK OPERATIONS         CANDIS GEORGE
ARTHUR R. "BUCK" SPRUILL, III    EDNA H. SUKEFORTH       Assistant Vice President
Vice President                   Vice President
Agri-Business Officer                                    MARKETING
                                 CREDIT ADMINISTRATION   MIMI W. VAN NORTWICK
WALTER T. "TOM" FELTON           MARLA C. GIBBS          Assistant Vice President
Banking Officer                  Vice President
Agri-Business Officer                                    ELIZABETH C. STANLEY
                                 MATTHEW J. BYRNE        Assistant Vice President
AUDIT/COMPLIANCE                 Vice President
THOMAS B. HEGGIE, III                                    MORTGAGE
Vice President                   MURRAY T. BALLANCE      J. STATON MARTIN
                                 Banking Officer         Vice President

--------------------------------------------------------------------------------

BANK DEPARTMENT MANAGERS

CENTRAL PURCHASING           DATA PROCESSING           GENERAL ACCOUNTING
DENISE L. GIBBS              C. TODD MASON             TINA L. DUNBAR

DATA ENTRY                   FACILITIES MAINTENANCE    ITEM PROCESSING
JEAN M. RACZENSKI-CLARKE     JERRY W. GIBBS            DEVONDA HOWARD

--------------------------------------------------------------------------------

BRANCH OFFICERS                                         (ECB BANCORP, INC. LOGO)
--------------------------------------------------------------------------------

CENTRAL REGION              CRESWELL                      FAIRFIELD
                            BETTY B. CABARRUS             FAYE C. SADLER
COLUMBIA                    Vice President                Vice President
DAVID W. NOELL              Branch Manager                Branch Manager
Banking Officer
Branch Manager              ELOISE F. HASSELL             SWAN QUARTER
                            Branch Operations Manager     FAYE C. SADLER
                                                          Vice President
DAWN L. HARRELL             ENGELHARD                     Branch Manager
Branch Operation Manager    BEVERLY B. MEEKINS
                            Banking Officer               WASHINGTON
                            Branch Manager                JOHN E. WOJCIK
                                                          Vice President
                            LORI G. CAHOON                Branch Manager
                            Branch Operations Manager

--------------------------------------------------------------------------------------------
EASTERN REGION                    HATTERAS                  NAGS HEAD
                                  R. DREW PULLEN            RICHARD N. "SKIPPER" HINES, III
T. OLIN DAVIS                     Vice President            Vice President
Vice President                    Branch Manager            Branch Manager
Eastern Region Manager
                                  CORA A. SIMMONS           LINDA H. ALGOOD
RICHARD N. "SKIPPER" HINES, III   Assistant Vice President  Assistant Vice President
Vice President                    Loan Officer              Loan Officer
Business Development Officer
                                  MANTEO                    OCRACOKE
                                  T. OLIN DAVIS             R. DREW PULLEN
AVON                              Vice President            Vice President
K. NORMAN CAMPBELL                Branch Manager            Branch Manager
Branch Manager
                                  SUSAN H. BERRY            AGNES G. GARRISH
BARCO/CURRITUCK                   Vice President            Banking Officer
LEWIS G. BARNETT                  Loan Officer
Assistant Vice President
Branch Manager                    ROY O. "CHIP" PHILLIPS    JUDITH G. GARRISH
                                  Banking Officer           Banking Officer
                                  Loan Officer              Branch Operations Manager

                                                            SOUTHERN SHORES
                                                            THOMAS J. KERN
                                                            Vice President
                                                            Branch Manager
--------------------------------------------------------------------------------------------
WESTERN REGION                GREENVILLE                 UNIVERSITY MEDICAL CENTER
                                                         MARY M. LAWRENCE
EDWIN J. "JERRY" BRETT        RED BANKS ROAD             Banking Officer
Vice President                BARRY G. ALLEN             Branch Manager
Western Region Manager        Assistant Vice President
                              Branch Manager
THOMAS W. PAULING
Vice President
Business Development Officer

--------------------------------------------------------------------------------
                                                 Excellence in Community Banking

(ECB BANCORP, INC. LOGO)                       ATTORNEYS AND CORRESPONDENT BANKS
--------------------------------------------------------------------------------

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

FIRST-CITIZENS BANK & TRUST COMPANY
Raleigh, North Carolina

BANK OF AMERICA
Charlotte, North Carolina

SUNTRUST BANK
Atlanta, Georgia

WACHOVIA BANK & TRUST COMPANY
Winston-Salem, North Carolina

--------------------------------------------------------------------------------